UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Noble Corporation plc
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First Choice Offshore.SM

2025

Proxy Statement & Notice of Annual Meeting

A Message from Charles M. Sledge, our Board Chair
Dear Fellow Shareholders,
On behalf of the entire Board of Directors (the “Board”) of Noble Corporation plc (the “Company” or “Noble”), we invite you to attend our 2025 Annual General Meeting on Thursday May 8, 2025. The year 2024 marked further exciting growth for the Company with the acquisition of Diamond Offshore enhancing our industry leadership position. Through the recent series of strategic transactions (Diamond 2024, Maersk Drilling 2022, Pacific Drilling 2021), Noble has created a market leader in deepwater and harsh environment jackups.
Throughout this journey, the operational and financial performance of the Company has been seamless. 2024 marked another year of annual earnings and cash flow improvement, anchored by high revenue efficiency and margin performance, solid execution on major capital projects amid the peak of the 10-year periodical survey cycle and, not least, strong safety metrics throughout the year.
While customer contracting activity has recently tapered off compared to the higher pace witnessed during 2022-2023, Noble has taken a highly opportunistic step forward with the Diamond acquisition by adding outstanding assets, people and backlog to our business in a manner that improves our competitive posture and cash flow profile for any market condition.
Over the medium to longer term, as the world continues to rely on offshore and deepwater hydrocarbon production as a critical energy source, we believe in a positive fundamental outlook for our industry and Noble’s competitive position.
Executing on our Strategy
Noble remains committed to being “First Choice Offshore” with employees, customers and shareholders. From an asset perspective, this ambition is supported by a fleet of high specification deepwater and harsh environment offshore rigs which represents one of the most modern, capable, and highly utilized fleets in the industry.
Our customer and workforce strategy coalesce around Noble’s exceptional organizational strength and culture. We seek to empower and develop our highly talented and committed offshore and shore-based teams around the world to build meaningful careers and to align themselves with the success of Noble and our customers. We pursue and incentivize exacting standards for HSE, innovation and efficiency in order to manage our customers’ most technically challenging and high-risk operations with unwavering reliability. It is this reliability that ultimately drives our commercial success over the long run.
Our First Choice proposition for shareholders rests on a straightforward financial strategy: to maintain a sound balance sheet and maximize equity value by generating and returning free cash flow to shareholders via dividends and share repurchases. During calendar year 2024, Noble executed on this financial strategy by repurchasing $300 million dollars of shares (following $95 million dollars of share repurchases in 2023) and returning an additional $276 million of capital via dividends.
ESG Initiatives Driving Competitive Advantage
We believe sustainability is vital to our competitive positioning in the market. We understand our role as a drilling contractor within the oil and gas lifecycle helping our customers drill for hydrocarbons as responsibly and cost-efficiently as possible, during and beyond the transition to a lower-carbon world. We are guided by our new sustainability framework and strategy that focuses on three pillars: Sustainable Energy Future (environmental), Caring for People (social) and Responsible Business (governance). We are committed to a realistic sustainability agenda and to executing on that plan. In 2023, our Board approved a target for a 20% reduction in carbon intensity per contracted day by 2030, from a 2021 baseline. We consider this target ambitious yet achievable given our technology acumen, innovation capacity and customer relationships.
Board Composition is a Key Asset
Our Board reflects the diverse background and perspectives from the legacy Noble, Maersk Drilling, and Diamond Offshore boardrooms which has been enhanced by the addition of Patrice Douglas who joined from legacy Diamond board in September 2024. Our highly qualified directors are deeply engaged and committed to Noble’s success, with each director offering unique and critical expertise from a range of energy and external industrial and public sector settings. Importantly, the strategic planning and execution of our successive business integrations have been greatly enhanced by the collaborative efforts and leadership of this group. I am grateful to each of our directors for their invaluable contributions and ask for your support for all nominees on this year’s ballot.
Ongoing Commitment to Shareholder Engagement
Maintaining an active, open dialogue with our shareholders continues to be a top priority of the Board. Over the past year, in addition to investor conferences and non-deal roadshows, we have reached out to shareholders representing 70% of our outstanding shares as part of our seasonal shareholder outreach in order to solicit feedback on ESG Initiatives, Executive Compensation Program and our previous proxy statement, and members of our Board and management team had the pleasure of meeting with shareholders representing approximately 49% of our shares as part of this outreach initiative. These discussions have spanned a wide variety of topics, including capital allocation strategy, governance, ESG initiatives, our strategy for growth and long-term value creation and compensation matters such as selection of performance metrics. Shareholder concerns and advice on these and other topics are vital to our planning, and we remain committed to an open dialogue with shareholders in order to maximize value for the Company.
On behalf of the full Board, we thank you for your continued support and investment in the Company. We encourage you to vote for the proposals set forth in this proxy statement.
Sincerely,
Charles M. Sledge
Chairman of the Board of Directors

Noble Corporation plc | 2025 Proxy Statement	i

Notice of 2025 Annual General Meeting
Of Shareholders

Date and Time:	Location:	Who Can Vote:
Thursday May 8, 2025 9 a.m. Central Time	NobleAdvances Training & Collaboration 12550 Reed Rd STE 200, Sugar Land Texas, 77478	Beneficial Shareholders who hold shares at 4:00 p.m. Eastern Time on March 10, 2025

To the shareholders of Noble Corporation plc:
Notice is hereby given that the 2025 annual general meeting of shareholders (the “Meeting”) of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (“Noble,” or the “Company”), will be held on May 8, 2025, at 9:00 a.m., Central Time, as a physical meeting at NobleAdvances Training & Collaboration Facility, 12550 Reed Rd STE 200, Sugar Land, Texas, 77478.
The items of business proposed by the Company’s board of directors (the “Board”) are to consider and, if thought fit, pass the resolutions below. Resolutions 1-13 and 15 will be proposed as ordinary resolutions and 14 will be proposed as a special resolution.

Resolutions

(1)-(7)	Election or re-Election of the seven director nominees listed in the accompanying Proxy Statement by separate ordinary resolutions.

THAT Patrice Douglas be elected as a director of the Company.
THAT Robert W. Eifler be re-elected as a director of the Company.
THAT Claus V. Hemmingsen be re-elected as a director of the Company.
THAT Alan J. Hirshberg be re-elected as a director of the Company.
THAT Kristin H. Holth be re-elected as a director of the Company.
THAT H. Keith Jennings be re-elected as a director of the Company.
THAT Charles M. Sledge be re-elected as a director of the Company.

(8)	Ratification of Appointment of PricewaterhouseCoopers LLP (US) as Independent Registered Public Accounting Firm for Fiscal Year 2025.
THAT the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for fiscal year 2025 be ratified.
(9)	Re-appointment of PricewaterhouseCoopers LLP (UK) as UK Statutory Auditor.
THAT PricewaterhouseCoopers LLP be re-appointed as the UK statutory auditors of the Company (to hold office from the conclusion of the Meeting until the conclusion of the next meeting at which the accounts and the reports of the directors and the auditors are laid before the Company).
(10)	Authorization of Audit Committee to Determine UK Statutory Auditors’ Compensation.
THAT the Audit Committee be authorized to determine the remuneration of the Company’s UK statutory auditors.
(11)	Approval by Advisory Vote of the Company’s Executive Compensation.
THAT the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement of which the notice of meeting forms part pursuant to the executive compensation disclosure rules promulgated by the U.S. Securities and Exchange Commission, be approved.

ii	2025 Proxy Statement | Noble Corporation plc

Notice of 2025 Annual General Meeting Of Shareholders

(12)	Approval by Advisory Vote of the Directors’ Remuneration Report.
THAT the directors’ remuneration report (other than the part containing the directors’ remuneration policy) for the year ended December 31, 2024, which is set out in full as Appendix A of the Company’s proxy statement of which the notice of meeting forms part, be approved.
(13)	Authorization of the Board to Allot Shares.
THAT, the directors of the Company be and are hereby generally and unconditionally authorized for the purposes of section 551 of the Companies Act 2006, in substitution for any prior authority conferred upon the directors of the Company (but without prejudice to any previous exercise of such authority and to the continuing authority of the directors of the Company to allot shares in the Company and to grant rights to subscribe for or to convert any security into, shares in the Company pursuant to an offer or agreement made by the Company before the expiry of the authority pursuant to which such offer or agreement was made), to exercise all the powers of the Company to allot shares in the Company and to grant rights to subscribe for, or convert any security into, shares in the Company up to an aggregate nominal amount of $317.54, provided that (unless previously revoked, varied or renewed) this authority will expire on the earlier of the end of the Company’s annual general meeting in 2026 and the close of business on the date that is 15 months after the date this resolution is passed, save that in each case the Company may, before this authority expires, make offers or agreements which would or might require shares in the Company to be allotted, or rights to subscribe for, or to convert securities into, shares to be granted, after its expiry and the directors of the Company may allot shares or grant rights to subscribe for, or convert securities into, shares pursuant to any such offer or agreement as if this authority had not expired.
(14)	Authorization of the Board to Allot Shares without Rights of Pre-Emption.
THAT, subject to the passing of Resolution 13, the directors of the Company be and are hereby generally and unconditionally empowered pursuant to section 570 and section 573 of the Companies Act 2006 to allot equity securities (as defined in section 560 of the Companies Act 2006) of the Company for cash pursuant to the authority conferred by Resolution 13 and/or by way of a sale of treasury shares for cash as if section 561(1) of the Companies Act 2006 did not apply to any such allotment or sale, provided that (unless previously revoked, varied or renewed) this power will expire on the earlier of the end of the Company’s annual general meeting in 2026 and the close of business on the date that is 15 months after the date this special resolution is passed, save that the directors of the Company may, before this power expires, make offers or agreements which would or might require equity securities to be allotted or equity securities held as treasury shares to be sold after its expiry, and the directors of the Company may allot equity securities and/or sell equity securities held as treasury shares pursuant to such offers or agreements as if this power had not expired.
(15)	Approve the Terms of the Agreements and Counterparties Pursuant to Which we may Purchase our Class A Ordinary Shares.
THAT, for the purposes of section 694 of the Companies Act 2006, the terms of each of the contracts produced at the Meeting proposed to be entered into between the Company and any one or more of the Approved Counterparties (as defined in the Company’s proxy statement of which this notice of meeting forms part) relating to off-market purchases (as defined in section 693(2) of the Companies Act 2006)by the Company of its Class A ordinary shares (“Ordinary Shares”) be and are hereby approved and authorized, that the Company be authorized to enter into one or more such contracts with any one or more of the Approved Counterparties and that the directors of the Company be and are hereby authorized to enter into, complete and do all things necessary to execute the share purchases under each such contract for and on behalf of the Company, provided that the maximum number of Ordinary Shares hereby authorized to be purchased is 23,800,068, representing approximately 14.99% of the issued ordinary share capital of the Company as at March 10, 2025 (being the latest practicable date prior to the publication of this notice of meeting). The authorities conferred by this resolution shall, unless previously revoked, varied or renewed, expire five years after the date of the passing of this resolution, provided that the Company may make a contract to purchase its Ordinary Shares under the authority hereby conferred prior to the expiry of such authority, and may purchase its Ordinary Shares in pursuance of any such contract.

Noble Corporation plc | 2025 Proxy Statement	iii

 Notice of 2025 Annual General Meeting Of Shareholders
Organizational Matters
We will also consider any other business that may properly come before the Meeting and any adjournment or postponement of the Meeting. All of our beneficial shareholders at the close of business on March 10, 2025 are entitled to notice of and to give voting instructions in respect of the Meeting.
Each shareholder of record that is entitled to attend and vote at the Meeting is entitled to appoint one or more proxies to attend, speak and vote at the Meeting instead of such shareholder. For shareholders of record, the record date in respect of entitlement to notice of, and to attend and vote at, the Meeting will be 4:00 p.m. Eastern Standard Time on March 10, 2025. A proxy need not be a shareholder of the Company. On or about March 27, 2025, we plan to commence mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2024 Annual Report on Form 10-K (our “2024 10-K”) via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2024 10-K, Notice of Internet Availability of Proxy Materials and proxy card are also first being made available online on or about March 27, 2025.
Resolutions 1 through 13 and Resolution 15 will be proposed during the Meeting as ordinary resolutions, which means that, assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast (whether in person or by proxy), for or against a resolution, are cast in favor of the resolution. Resolution 14 will be proposed as a special resolution and requires the affirmative vote of at least 75% of the votes cast (whether in person or by proxy) at the Meeting on Resolution 14.
Please note that shareholders of record or their duly appointed proxies attending the Meeting in person are required to show their proxy card and proper identification on the day of the Meeting. In order to determine attendance correctly, any shareholder or proxy leaving the Meeting early or temporarily is requested to present such shareholder’s proxy card and proper identification upon exit.
Attendance, Voting and Other Procedures for Holders of Shares Held Through Euronext
For the holders of shares held through Euronext a description of the procedures for attending and voting at the annual general meeting of shareholders, including voting by proxy and copies of the relevant forms to be completed, are available at https://noblecorp.com/2025-Annual-General-Meeting. Please note that the procedures for the holders of shares held through Euronext are different to the procedures set out in this Proxy Statement for the holders of shares traded on the NYSE.
UK Annual Report and Accounts
During the Meeting, our Board will present our UK Annual Report, which includes our Statutory Accounts, the UK statutory Directors’ Report, the UK statutory Directors’ Remuneration Report, the UK statutory Strategic Report and the UK statutory Auditors’ Report for the year ended December 31, 2024. Our Board will also provide an opportunity for shareholders at the Meeting to raise questions in relation to the UK Annual Report. Copies of these materials are provided to all shareholders of record as well as our auditors, PricewaterhouseCoopers LLP, and may be obtained without charge by contacting Investor Relations at our offices located at 2101 CityWest Boulevard, Suite 600, Houston, Texas 77042 or online at www.noblecorp.com.
YOUR VOTE IS IMPORTANT. All shareholders or their proxies are cordially invited to attend, speak, and vote at the Meeting. We urge you, whether or not you plan to attend the Meeting, to vote by submitting your proxy or voting instruction by telephone, via the internet, or by marking, signing and returning your proxy form or voting instruction card.
Our proxy materials are also available at https://noblecorp.com/2025-Annual-General-meeting.
By Order of the Board of Directors
Jennie Howard
Corporate Secretary
London, England
March 27, 2025

iv	2025 Proxy Statement | Noble Corporation plc

Notice of 2025 Annual General Meeting Of Shareholders
Noble Corporation plc
(incorporated and registered in England and Wales under number 12958050)
Registered office: 3rd Floor 1 Ashley Road, Altrincham, Cheshire, WA14 2DT United Kingdom
Explanatory Note
As discussed in greater detail below, we have undertaken corporate actions and entered transactions that have affected our corporate structure. As a result, Noble is a successor issuer to Noble Cayman (as defined below), which is itself a successor issuer to Legacy Noble (as defined below). As used in this proxy statement, when discussing time periods including and after the Effective Date of the Business Combination (each as defined below), the terms “we,” “us,” “our,” and the “Company” refer to Noble and, as appropriate, its subsidiaries, the terms “Board” and “Compensation Committee” refer to the board of directors of Noble and the compensation committee of the board of directors of Noble, and the terms “share,” “shares” or “shareholders” refer to Noble’s class A ordinary shares (“Ordinary Shares”) and shareholders.
When discussing time periods prior to the Effective Date of the Business Combination (each as defined below), the terms “we,” “us,” “our,” and the “Company” refer to Noble Cayman and, as appropriate, its subsidiaries, the terms “Board of Directors” and “Compensation Committee” refer to the board of directors of Noble Cayman and the compensation committee of the board of directors of Noble Cayman, and the terms “share,” “shares” or “shareholders” refer to Noble Cayman’s ordinary shares and shareholders; provided that to the extent we discuss periods prior to February 5, 2021, the terms “we,” “us,” “our,” and the “Company” refer to Legacy Noble and, as appropriate, its subsidiaries, the terms “Board of Directors” and “compensation committee” refer to the board of directors of Legacy Noble and the compensation committee of the board of directors of Legacy Noble, and the terms “share,” “shares” or “shareholders” refer to Legacy Noble’s ordinary shares and shareholders.
Emergence from bankruptcy in 2021. On July 31, 2020 our former parent company, Noble Holding Corporation plc (formerly known as Noble Corporation plc), a public limited company incorporated under the laws of England and Wales (“Legacy Noble”), and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas seeking relief under chapter 11 of title 11 of the United States Code. In connection with these chapter 11 proceedings, on and prior to the Emergence Date (as defined below), Legacy Noble and certain of its subsidiaries effected certain restructuring transactions pursuant to which Legacy Noble formed Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble Cayman”), as an indirect wholly-owned subsidiary of Legacy Noble and transferred to Noble Cayman substantially all of the subsidiaries and other assets of Legacy Noble. On February 5, 2021 (the “Emergence Date”), Noble Cayman and its subsidiaries emerged from the chapter 11 proceedings, and Noble Cayman became the new parent company.
Business Combination with Maersk Drilling in 2022. On September 30, 2022 (the “Effective Date”), as a result of certain intercompany transactions relating to the Business Combination (as defined below), Noble became the ultimate parent of Noble Cayman and its respective subsidiaries, and the Ordinary Shares of Noble began trading on the New York Stock Exchange (the “NYSE”) under the symbol “NE.” On October 3, 2022 (the “Closing Date”), Noble completed a voluntary tender exchange offer to the shareholders of The Drilling Company of 1972 A/S, a Danish public limited liability company (“Maersk Drilling”) (the “Offer” and, together with other transactions, the “Business Combination”). Upon consummation of the Offer, because Noble had acquired more than 90% of the issued and outstanding shares of Maersk Drilling, Noble redeemed all remaining Maersk Drilling shares not exchanged in the Offer under Danish law by way of a compulsory purchase (the “Compulsory Purchase”). Upon completion of the Compulsory Purchase, Maersk Drilling became a wholly owned subsidiary of Noble.
Acquisition of Diamond Offshore Drilling in 2024. On June 9, 2024, Noble entered into an agreement and plan of merger with Diamond Offshore Drilling, Inc. (“Diamond”), Dolphin Merger Sub 1, Inc., and Dolphin Merger Sub 2, Inc., under which Noble would acquire Diamond in a stock plus cash transaction (the “Diamond Transaction”). On September 4, 2024, Noble completed its acquisition of Diamond. Pursuant to the terms and conditions set forth in the Diamond Merger Agreement, Diamond shareholders received 0.2316 shares of Noble, plus cash consideration of $5.65 per share for each share of Diamond.

Noble Corporation plc | 2025 Proxy Statement	v

 Notice of 2025 Annual General Meeting Of Shareholders
Forward-Looking Statements
This Schedule 14A Information and Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended. All statements other than statements of historical facts included in this filing are forward looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. When used in this filing, or in the documents incorporated by reference, the words "guidance," “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” "achieve," “shall,” “target,” “will” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. Forward-looking and other statements in this proxy statement may also address our sustainability progress, plans, and goals (including environmental matters), and the inclusion of such statements is not an indication that these contents are necessarily material to the Company, investors or other stakeholders or required to be disclosed in our filings under the U.S. securities laws or any other laws or requirements applicable to the Company. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. These forward-looking statements speak only as of the date of this filing and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. Risks and uncertainties include, but are not limited to, those detailed in Noble’s most recent Annual Report on Form 10-K, Quarterly Reports Form 10-Q and other filings with the U.S. Securities and Exchange Commission (the "SEC"), including, but not limited to, risks related to the recently completed Diamond Transaction, including the risk that the benefits of the transaction may not be fully realized or may take longer to realize than expected. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us. With respect to our capital allocation policy, distributions to shareholders in the form of either dividends or share buybacks are subject to the Board of Directors’ assessment of factors such as business development, growth strategy, current leverage and financing needs. There can be no assurance that a dividend will be declared or continued.

vi	2025 Proxy Statement | Noble Corporation plc

About Noble
Noble Corporation plc is a leading offshore drilling contractor for the oil and gas industry. We provide contract drilling services to the international oil and gas industry with our global fleet of mobile offshore drilling units. We focus on a high-specification fleet of floating and jackup rigs and the deployment of our drilling rigs in oil and gas basins around the world. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. As of December 31, 2024, our fleet of 40 drilling rigs consisted of 27 floaters and 13 jackups.

Mission
Safety
The safety of our people is Noble’s greatest responsibility; we believe every job can and must be done safely.
Environmental Stewardship
We are stewards of our global natural resources. Our collective efforts ensure that current and future generations enjoy the benefits of a cleaner environment.
Honesty & Integrity
Honesty and integrity are the most important qualities of who we are and are present in all of our business dealings.
Respect
We strive to be the employer of choice and respect the dignity and worth of all employees.
Performance
We continually strive to meet and exceed our customers’ expectations, all the while realizing that there is a balance between our customers’ needs and our own, and never sacrificing our other core values for the sake of profit.

Our mission is Drilling to Power the World Responsibly.

Vision
We strive to be the leading offshore driller by being the first choice for employees, customers and investors.

Values
Over our long history, the people at Noble before us have operated in line with common beliefs and commitments, which still today reflect what we value, what we stand for, and what makes us unique. Our core values are the foundation of our culture and inform every decision we make, from small to large.

Noble Corporation plc | 2025 Proxy Statement	1

Business Strategy
Our business strategy is centered around providing efficient, reliable and safe offshore drilling services to our customers. The business combination with Maersk Drilling created one of the youngest and highest specification fleets in the industry which has been further expanded with the addition of Diamond. Noble has a global scale and diversification and a track record of industry-leading utilization.
Our fleet consists predominately of technologically advanced units, equipped with sophisticated systems and components prepared to execute our customers’ increasingly complicated offshore drilling programs safely and with greater efficiency. We are primarily focused on the ultra-deepwater market and the harsh, and ultra-harsh environment jackup markets, which typically are more technically challenging markets in which to operate.
We emphasize safe operations, environmental stewardship, and superior performance through a structured management system, the employment of qualified and well-trained crews and onshore support staff, the care of our surroundings and the neighboring communities where we operate, and other activities advancing our environmental sustainability, social responsibility, and good governance. We also manage rig operating costs through the implementation and ongoing improvement of innovative systems and processes, which includes the use of data analytics and predictive maintenance technology.
Our organization prioritizes financial discipline, cash flow generation and returning cash to shareholders. Management plans to continue to evaluate our balance sheet and focus on enabling our fleet of floating and jackup rigs to meet the demands of increasingly complex drilling programs required by our customers.
We are committed to ongoing improvement and a sustainable energy future, supported by our efforts to protect the environment throughout our operations and safely provide reliable and efficient services to allow access to resources essential for human and economic prosperity. We actively look to collaborate with our customers to evaluate economic alternatives for reducing the carbon footprint of our drilling rigs. Oversight of our sustainability is at the Board level, with the safety and sustainability committee of the Board (the “Safety & Sustainability Committee”) assisting in that oversight role with respect to the Company’s sustainability policies and practices.

Noble - First Choice Offshore
The Company’s strategy has been focused on delivering industry-leading shareholder returns, including executing on inorganic growth opportunities. The Company’s performance highlights for 2024 include:
•Leadership position in shareholder returns in the offshore drilling sector, with $300 million in share repurchases and $276 million in dividends paid in 2024.
•Strategic M&A and Highly Effective Integrations:
•Created an industry leading deepwater fleet, including 14 7th generation drillships.
•Over $150 million of merger synergies realized from Maersk Drilling compared to $125 million target, and over half of the total estimated $100 million of merger synergies realized thus far from the Diamond Offshore acquisition.
•Relative Total Stock Return of 44th Percentile, Relative to our TSR Peer Group measured from January 1, 2022 through to December 31, 2024.
•Customer Satisfaction high satisfaction scores (ranging from 6.3 to 6.7 out of 7) from January 1, 2022 through to December 31, 2024 and averaging 6.37 out of 7 in 2024.
•Seamless operation integration highlighted by 97% operational uptime and strong Health, Safety and Environment (HSE) performance across the fleet.

2	2025 Proxy Statement | Noble Corporation plc

Sustainability - Environmental ◆ Social ◆ Governance (ESG)
As a responsible drilling contractor with a comprehensive approach to sustainability, Noble remains committed to building on the Company’s strategy of enabling long-term sustainable value creation. Noble’s sustainability mission is to help provide affordable energy efficiently, safely and sustainably, by leveraging longstanding customer relationships and unique innovation capabilities. Noble continues leveraging sustainability as a driver of business resilience and value creation, helping to ensure that our approach to sustainability reporting not only meets regulatory expectations but also supports sustainable growth and long-term shareholder returns.
Noble’s Sustainability Framework
Noble’s Board approved the framework and strategy focused on three pillars: Sustainable Energy Future (environmental), Caring for People (social) and Responsible Business (governance). In addition, 14 material topics were identified, three of which are strategic focus areas where we are developing and working to meet short-, medium- and long-term plans: Decarbonization, Health and Safety, and Workplace inclusion.
Noble’s sustainability governance structure, led by the board and its Safety & Sustainability Committee, helps drive accountability. The Board upheld its pledge to revisit our sustainability strategy and progress quarterly and embedded ESG metrics into the scorecard for executive compensation.

Environment	Social	Governance

Sustainable Energy Future	Caring for People	Responsible Business

•Decarbonization •Climate risks and energy transition •Marine and air environment •Consumption and waste management	•Health and Safety •Workplace Inclusion •Talent management •Local communities	•Critical incident risk management •Corporate governance •Business ethics •Data privacy and cybersecurity •Decommissioning •Reporting and engagement

Focus on Regulatory Compliance Readiness
At Noble, we view regulatory compliance as an opportunity to drive long-term value for our business and stakeholders. In 2024, we completed a double materiality assessment aligned with the European Sustainability Reporting Standards (ESRS), identifying the sustainability factors that we believe are the most significant to our company and those that matter most to our stakeholders. Double materiality considers financial and impact materiality, aligning with regulatory requirements and providing a broader view of sustainability-related risks and opportunities. This in-depth analysis is designed to enable us to comply with the Corporate Sustainability Reporting Directive (CSRD) and enhance our ability to manage risks, address opportunities, and strengthen stakeholder trust.

Noble Corporation plc | 2025 Proxy Statement	3

 Sustainability - Environmental ◆ Social ◆ Governance (ESG)
2024 Highlights
In 2024, Noble has progressed on several ESG initiatives. Highlights for 2024 are listed below according to the framework pillars.

ENVIRONMENT: SUSTAINABLE ENERGY FUTURE

Noble strives to increase energy efficiency and support its customers’ decarbonization efforts. Energy efficiency and emissions reduction initiatives in 2024 included:

•Energy Policy
Noble launched an Energy Policy, designed to provide guidelines on our energy management ambitions. This policy also serves as a foundation for future ISO compliance in Energy Management Systems.
•Sustainability Behavior Program
EnergyWise, Noble’s sustainable behavior program focused on identifying and implementing ways to build energy efficiency operations offshore was officially launched.
•CCS Enabled Rigs
Noble’s CO₂ enabled rig project completed technology qualification and assessment and obtained the Statement of Qualified Technology from DNV.

SOCIAL: CARING FOR PEOPLE

Being a workplace that keeps people safe, offers meaningful career opportunities, and positively impacts the lives of those engaged with the Company is deeply rooted in Noble’s core values of safety, integrity, and respect. Noble strives to create a workplace that keeps people safe, offers meaningful career opportunities, and positively impacts our stakeholders. In 2024, initiatives included:

•Barrier Management
Noble strengthened its barrier management by implementing digital tools and solutions that provide a real-time view of cumulative asset risks and enable thorough integration of barrier management's technical, operational, and organizational components.
•Local Talent Development
Noble Marine Cadet Program, launched in Guyana, offers local young professionals a transformative pathway to a career in the offshore industry.
•Supporting Our Communities
Noble’s employees participated in various volunteer activities to help address issues that matter to the local communities in which we operate, including in Denmark, Guyana, Nigeria, Poland, and the United States.

4	2025 Proxy Statement | Noble Corporation plc

Sustainability - Environmental ◆ Social ◆ Governance (ESG)

GOVERNANCE: RESPONSIBLE BUSINESS

It is rooted in the Company’s values to conduct business ethically. Noble’s sustainability position is underpinned by a governance structure that comprises appropriate bodies, policies, and processes for impactful sustainability progression and reporting. Key highlights for 2024 included:

•Sustainability Reporting
We completed a double materiality assessment aligned with the European Sustainability Reporting Standards (ESRS), identifying the sustainability factors that are the most significant to our company and those that matter most to our stakeholders.
•Climate-Related Disclosure
ESG reporting was expanded and strengthened with the Company’s first CDP submission. Noble achieved a score of B, reflecting our commitment to carbon footprint reduction.
•Company Scorecard
Key sustainability metrics are embedded in Noble’s Business Scorecard and performance is overseen by the Safety & Sustainability Committee of our Board to ensure performance alignment across the Company and signal the weight of sustainability performance.

Noble Corporation plc | 2025 Proxy Statement	5

Proxy
Statement
Noble Corporation plc
3rd Floor, 1 Ashley Road
Altrincham, Cheshire
United Kingdom WA14 2DT
For Annual General Meeting of Shareholders
To Be Held on May 8, 2025
General
This proxy statement is furnished to shareholders of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (“Noble”), in connection with the solicitation by our board of directors (“Board”) of proxies for use at the annual general meeting of shareholders to be held on May 8, 2025, at 9:00 a.m., Central Time, as a physical meeting at NobleAdvances Training & Collaboration Facility 12550 Reed Rd STE 200, Sugar Land, Texas, 77478 for the purposes set forth in the accompanying notice (the “Meeting”). We intend to hold the Meeting as a physical, in-person meeting at the location specified above.
The holders of at least a majority of the outstanding Ordinary Shares must be present in person or by proxy at the physical location of the Meeting in order for a quorum to be present. Votes may only be cast in person or by proxy at the physical location of the Meeting. Shareholders are therefore encouraged to submit their proxies as early as possible, even if they currently intend to attend the Meeting in person.
The approximate date of first mailing of this proxy statement and the accompanying proxy card is March 27, 2025. References to “Noble,” the “Company,” “we,” “us” or “our” include Noble together with its subsidiaries, unless the context indicates otherwise.
Voting and Other Procedures Related to the Annual General Meeting
Record Date and Persons Entitled to Vote
The Board has set 4:00 p.m. Eastern Time on March 10, 2025 as the record date for determining the beneficial holders that are entitled to notice of and to give voting instructions in respect of the Meeting. Beneficial holders of shares (i.e. those who are not shareholders of record but hold shares through a shareholder of record as further described below) are only entitled to instruct their bank, broker or other holder of record how to vote at the Meeting if they held their book entry interest as at 4 p.m. Eastern Time on March 10, 2025. For shareholders of record, the record date in respect of entitlement to notice of, and to attend and vote at, the Meeting will also be 4:00 p.m. Eastern Standard Time on March 10, 2025.
At 4:00 Eastern Time on the record date, there were 158,772,968 Ordinary Shares of Noble outstanding and entitled to vote at the Meeting. Each Ordinary Share is entitled to one vote.
Procedure to Access Proxy Materials Over the Internet
Your Notice of Internet Availability of Proxy Materials or (if you received paper copies of the proxy materials) your proxy card will contain instructions on how to view our proxy materials for the Meeting on the Internet.
Our proxy materials are also available at www.proxyvote.com and at https://noblecorp.com/2025-Annual-General-meeting.

6	2025 Proxy Statement | Noble Corporation plc

Proxy Statement
Shareholders of Record and “Street Name”
Shareholder of Record. If your Ordinary Shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a “shareholder of record” with respect to those shares, and you are receiving these proxy materials directly from us. As the shareholder of record, you have the right to mail your proxy directly to us or to vote in person at the Meeting.
Street Name Shareholder. If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” with respect to those shares and these proxy materials are being forwarded to you by that custodian.
As a street name holder, you have the right to direct your broker, bank or other nominee how to vote your shares and you are also invited to attend the Meeting. However, since you are not the shareholder of record you may not vote these shares in person at the Meeting unless you obtain a signed proxy from the shareholder of record giving you the right to attend and vote the shares. Should you wish to vote your shares but not attend the Meeting in person, your broker, bank or other nominee has provided voting instructions for you to use in directing the broker, bank or other shareholder of record how to vote your shares. If you fail to provide sufficient instructions to your broker, bank or other shareholder of record, the shareholder of record may be prohibited from voting your shares as discussed elsewhere in this proxy statement.
How to Vote
The Board encourages you to exercise your right to vote. Your vote is important. Beneficial holders can vote by providing a voting instruction to their relevant broker, bank or other shareholder of record on how to vote your shares at the Meeting. Providing your voting instruction means you authorize nominated representatives to vote your shares at the Meeting in the manner you direct.
If you are a shareholder of record (as described above), there are two ways to vote your shares:
•By Internet—You may vote over the Internet at www.proxyvote.com by following the instructions in the Notice by following the instructions on the proxy card.
•By mail—If you received proxy materials by mail, you may appoint a proxy and provide voting instructions by mail by marking, dating, signing and returning the proxy form in the postage-paid envelope.
If you are a beneficial holder (as described above), there are three ways to vote your shares:
•By Internet—You may vote over the Internet at www.proxyvote.com by following the instructions on the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.
•By telephone—Street name holders located in the United States that receive proxy materials by mail may vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.
•By mail—If you received proxy materials by mail, you may provide voting instructions by mail by marking, dating, signing and returning the proxy form in the postage-paid envelope.
Appointment of proxies via telephone (for street name holders only) and internet will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 6, 2025.
Appointing a proxy will not limit the right of a shareholder of record to vote at the Meeting if they decide to attend in person. The Board recommends that you appoint a proxy or provide voting instructions because most shareholders do not choose to attend the Meeting in person.
If you are a beneficial holder (that is, if your shares are held in the name of a bank, broker or other shareholder of record), you will receive instructions from the bank, broker or other shareholder of record of your shares. You must follow the instructions of such bank, broker or other shareholder of record in order for your shares to be voted. If you attend the Meeting in person, to vote shares held in the name of a bank, broker or other shareholder of record, you must obtain a proxy, executed in your favor, from the applicable bank, broker or other shareholder of record to be able to vote at the Meeting.

Noble Corporation plc | 2025 Proxy Statement	7

 Proxy Statement
The shares represented by all valid proxies received will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies will be voted:
*for the nominees for directors named in Resolutions 1-7;
*for the resolutions relating to the ratification of the appointment of PricewaterhouseCoopers LLP (US) as the independent registered public accounting firm, the appointment of PricewaterhouseCoopers LLP (UK) as UK statutory auditor, and the authority to set the compensation of PricewaterhouseCoopers LLP (UK) as set forth in Resolutions 8-10;
*for the approval of the advisory resolutions on executive compensation and director remuneration as set forth in Resolutions 11 and 12;
*for the authorization of the Board to allot Shares under section 551 of the UK Companies Act 2006 ("UK Companies Act") as set forth in Resolution 13;
*for the authorization of the Board to allot Shares without rights of pre-emption as set forth in Resolution 14;
*for the approval of the terms of the agreements and counterparties pursuant to which we may purchase our Ordinary Shares as set forth in Resolution 15; and
*if any other matters are properly presented at the Meeting (including any motion to adjourn the Meeting), at the direction of the Chair of the Meeting.
How to Change Your Vote; Revocability of Proxy
If you are a shareholder of record, you may later revoke your proxy appointment by:
•sending a written statement to that effect to the Corporate Secretary at the address listed on page 75 of this proxy statement;
•appointing a proxy again by the Internet (only the last vote cast and the last proxy appointed will be treated as valid), provided that you do so before 11:59 p.m. Eastern Time on May 6, 2025;
•submitting a properly signed proxy with a later date; or
•voting in person at the Meeting.
If you are a street name holder, you may later revoke your voting instructions by following the procedures provided by your bank, broker or other nominee. Appointment or revocation of proxies will close at 11:59 p.m. Eastern time on May 6, 2025.
Quorum
In order for us to hold our Meeting, holders of a majority of the shares issued and outstanding and entitled to vote at the Meeting must be present in person or by proxy at the Meeting.
This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.
Routine and Non-Routine Matters; Abstentions and Broker Non-Votes
The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares held in street name on certain routine matters when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ shares held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares that the broker is unable to vote are called “broker non-votes.”
Abstentions and “broker non-votes,” to the extent any, will be considered as present for quorum purposes, have no legal effect and will not be counted in the votes “for” or “against” a resolution.
Vote Required for Each Resolution
Subject to disenfranchisement in accordance with applicable law and/or the Company’s Articles of Association, each of the resolutions shall be decided on a poll in accordance with the Company’s Articles of Association whereby each shareholder of record present in person or by proxy is entitled to one vote for every share held.

8	2025 Proxy Statement | Noble Corporation plc

Proxy Statement
Approval of all resolutions, except for Resolution 14 requires the affirmative vote of a simple majority of the votes cast on such resolution at the Meeting in person or by proxy. With respect to the non-binding advisory votes on Resolutions 11 and 12, the Board values the opinions of the Company’s shareholders as expressed through their advisory votes on such non-binding resolutions. Accordingly, the Board will review and consider the voting results on such resolutions.
Resolution 14 will be proposed as a special resolution and requires the affirmative vote of at least 75% of the votes cast, whether in person or by proxy, at the Meeting on Resolution 14.
Abstentions and “broker non-votes”, to the extent any, have no legal effect and will not be counted in the votes “for” or “against” a resolution.
Proxy Solicitation
Noble is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing the notices and these proxy materials and soliciting votes. In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by the Company, postings on our website at www.noblecorp.com, advertisements in periodicals, or other media forms. None of our officers or employees will receive any extra compensation for soliciting you. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our shares. In addition, to assist us with our solicitation efforts, we have retained the services of Georgeson for a fee of approximately $17,000, plus out-of-pocket expenses.
Tabulation
Representatives of Broadridge will tabulate and certify the vote at the Meeting.
Results of the Vote
We will announce the preliminary voting results at the Meeting and disclose the final voting results in a current report on Form 8-K filed with the SEC within four business days of the date of the Meeting unless only preliminary voting results are available at the time of filing the Form 8-K, in which case, to the extent necessary, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s website at www.noblecorp.com. Also, the referenced Form 8-K, any amendments thereto and other reports we file with the SEC are available to you over the Internet at the SEC’s website at www.sec.gov. Additionally we will announce final results of the Meeting and publish them on our website.
List of Shareholders
A complete list of all shareholders entitled to vote at the Meeting will be open for examination by any shareholder during normal business hours for a period of ten days prior to the Meeting at our offices located at 2101 CityWest Boulevard, Suite 600, Houston Texas 77042. Such list will also be available at the Meeting and may be inspected by any shareholder who is present.
Householding
We participate, and some brokers, banks, trustees, custodians and other nominees may be participating, in the practice of “householding” proxy materials. This procedure allows multiple shareholders residing at the same address the convenience of receiving a single proxy statement and Annual Report on Form 10-K and Notice of Internet Availability. If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our proxy statement and Annual Report on Form 10-K or Notice of Internet Availability mailed to you, please submit a request to imacpherson@noblecorp.com or call our Investor Relations department at 713-239-6019, and we will promptly send you the requested materials. You can also contact our Investor Relations department if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
If shareholders received one set of materials due to householding, they may revoke their consent for future mailings at any time by contacting Broadridge via:
•Phone Number: 1-866-540-7095
•Mail: Broadridge Householding department, 51 Mercedes way, Edgewood, NY, 11717

Noble Corporation plc | 2025 Proxy Statement	9

Resolutions 1, 2, 3, 4, 5, 6 & 7
Election or re-Election of Directors
All of the director nominees named herein will be standing for election or re-election at this Meeting. The Board, based on the recommendation of the nominating and governance committee of the Board (the “Nominating & Governance Committee”), has recommended and nominated Patrice Douglas, Robert W. Eifler, Claus V. Hemmingsen, Alan J. Hirshberg, Kristin H. Holth, H. Keith Jennings and Charles M. Sledge for election or re-election as directors of the Company. All of the director nominees are current members of the Board.
All directors are subject to annual re-election at the next annual general meeting of the Company. If elected, all of the director nominees will serve until the 2026 annual general meeting.
The individuals nominated for election or re-election at the Meeting will be elected or re-elected (as the case may be) by a simple majority of the votes cast on each resolution at the Meeting in person or by proxy.
Approval of each of the resolutions requires the affirmative vote of at least a simple majority of the votes cast on each resolution at the Meeting in person or by proxy.

Recommendation
Our Board unanimously recommends that you vote FOR the following resolution:
Resolutions
THAT Patrice Douglas be elected as a director of the Company.
THAT Robert W. Eifler be re-elected as a director of the Company.
THAT Claus V. Hemmingsen be re-elected as a director of the Company.
THAT Alan J. Hirshberg be re-elected as a director of the Company.
THAT Kristin H. Holth be re-elected as a director of the Company.
THAT H. Keith Jennings be re-elected as a director of the Company.
THAT Charles M. Sledge be re-elected as a director of the Company.

10	2025 Proxy Statement | Noble Corporation plc

Resolutions 1, 2, 3, 4, 5, 6 & 7
Current Director Characteristics

Director Independence

Independent

Non-independent

Board Refreshment

One new Director Appointed in each of the last Two Years.

Director Tenure

Under 5 years

Over 5 years

Age

45-54 years

55-64 years

65-70 years

Director Nominees
(SERVING A TERM EXPIRING AT THE ANNUAL GENERAL MEETING IN 2026)

Patrice Douglas

Ms. Douglas is an attorney representing energy companies, financial institutions, municipalities and utilities on legal, regulatory and compliance matters. From 2011 to 2015, Ms. Douglas served on the Oklahoma Corporation Commission (the “OCC”), including as Chairman of the OCC beginning in 2012. She served as Executive Vice-President of First Fidelity Bank from 2008 to 2011, and as Senior Vice-President and then President of Spirit Bank from 2004 to 2008. Ms. Douglas also served as Mayor of Edmond, Oklahoma from 2009 through 2011. Ms. Douglas has served as a member of the board of directors of Amplify Energy Corp. (public) since 2021. Previously, Ms. Douglas served as a member of the board of directors of Diamond Offshore Drilling, Inc. (public) from 2023 to 2024, as a member of the board of directors of Midstates Petroleum Company, Inc. from 2016 through 2019, and as a member of the board of directors of Bank SNB and Southwest BankCorp from 2016 to 2018. Ms. Douglas received a Bachelor of Science degree from Oklahoma Christian University and a Juris Doctor degree from the University of Oklahoma.
Age: 62 Director since: 2024

EXPERIENCE: The specific experience, qualifications, attributes, and skills that led our Board to conclude that Ms. Douglas should serve as a director include her expertise in the areas of finance and treasury as well as legal and government. Further, the prior service of Ms. Douglas with Diamond provides business continuity that is of value to the board as the Company integrates following the Diamond Transaction.

Noble Corporation plc | 2025 Proxy Statement	11

 Resolutions 1, 2, 3, 4, 5, 6 & 7

Robert W. Eifler

Mr. Eifler was named President and Chief Executive Officer of the Company in May 2020. Previously, Mr. Eifler served as Senior Vice President, Commercial of the Company from August 2019 until assuming his current role. He served as Senior Vice President, Marketing and Contracts of the Company from February to August 2019, and as Vice President and General Manager – Marketing and Contracts of the Company from July 2017 to February 2019. Before that, Mr. Eifler led the Company’s marketing and contracts efforts for the Eastern Hemisphere while based in London. From November 2013 to March 2015, he worked for Hercules Offshore, Inc., an offshore driller, as Director, International Marketing. Mr. Eifler originally joined the Company in February 2005 as part of the management development program and held numerous operational and marketing roles with increasing responsibility around the world until joining Hercules Offshore, Inc. in 2013. Mr. Eifler received a B.S. in Systems and Information Engineering from the University of Virginia and an Acton MBA in Entrepreneurship.
Age: 45 Director since: 2020

EXPERIENCE: The specific experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Eifler should serve as a director include his expertise in the areas of corporate governance, international business, operations, sales and marketing and engineering. He also has extensive experience in the oilfield services business. Further, it is the belief of our board that our CEO should be a member of the board of directors, and Mr. Eifler brings to our Board extensive knowledge of the Company and the industry as the President and Chief Executive Officer of the Company.

Claus V. Hemmingsen

Mr. Hemmingsen served as Chairman for Maersk Drilling from September 2016 to November 2022, and before that was the CEO of Maersk Drilling from 2005 to 2016. Mr. Hemmingsen originally joined A.P. Moller – Maersk in 1981 as a shipping trainee. After completing his shipping education, he moved to Maersk Drilling, before serving in Maersk Line from 1989, including 12 years in both Hong Kong and Singapore. In 2003 he returned to the head office in Copenhagen as Senior Vice President in Maersk’s global container activities, while also being responsible for APM Terminals until 2004. In 2016, he took up a number of other senior roles, including that of Vice CEO of A.P. Moller – Maersk. He left A.P. Moller - Maersk A/S in 2019. Mr. Hemmingsen is currently on the boards of and serves as chairman of the board for each of DFDS A/S (public), HusCompagniet A/S (public), Ramboll A/S (private) and Innargi A/S (private). Mr. Hemmingsen also serves on the Board of A.P. Moller Holding A/S and as managing director of CVH Consulting APS. He formerly served on the board of Maersk Drilling A/S (public). Mr. Hemmingsen has studied management at London Business School and Cornell University, and gained an Executive MBA from IMD in 2007.
Age: 62 Director since: 2022

EXPERIENCE: The specific experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Hemmingsen should serve as a director include his expertise in the areas of administration and human resources, corporate governance, environmental and social responsibility, innovation, international business, operations and strategic planning. He also has extensive experience in the oilfield services business. Further, Mr. Hemmingsen’s prior service with Maersk Drilling provides business continuity that is of value to the Board.

12	2025 Proxy Statement | Noble Corporation plc

Resolutions 1, 2, 3, 4, 5, 6 & 7

Alan J. Hirshberg

Mr. Hirshberg currently owns VOR Advisors, Inc., a consulting firm. Prior to that he served as a Senior Advisor at Blackstone Management Partners, which provides asset management services, from January 2019 to January 2022. He joined ConocoPhillips, an oil and gas company, in 2010 as its Senior Vice President, Planning and Strategy, and retired in January 2019 as its Executive Vice President, Production, Drilling and Projects, a position he held since April 2016. In this role, he had responsibility for ConocoPhillips’ worldwide operations, as well as supply chain, aviation, marine, major projects, drilling and engineering functions. Prior to joining ConocoPhillips, Mr. Hirshberg worked at Exxon and ExxonMobil for 27 years, serving in various senior leadership positions in upstream research, production operations, major projects and strategic planning. His last role at ExxonMobil was Vice President of Worldwide Deepwater and Africa Projects. Mr. Hirshberg was formerly on the board of McDermott International, Inc. (private). Mr. Hirshberg was formerly on the board of Sitio Royalties (f/k/a Falcon Minerals Corporation (public)). Mr. Hirshberg received Bachelor and Master of Science degrees in Mechanical Engineering from Rice University.
Age: 63 Director since: 2021

EXPERIENCE: The specific experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Hirshberg should serve as a director include his expertise in the areas of engineering, innovation, international business, operations, risk management, strategic planning, and cybersecurity. He also has broad experience in several areas of the energy industry and deep experience as a public company board member.

Kristin H. Holth

Ms. Holth served as Executive Vice President and Global Head of Ocean Industries in DNB Bank ASA – Norway’s largest financial services group, from 2017 to 2020. She has significant experience in capital markets and funding and held numerous management positions within DNB over the years, including also Global Head of Shipping, Offshore & Logistics for four years and General Manager & Head of DNB Americas for six years. Ms. Holth is currently on the boards of HitecVision A/S (public), Safe Bulkers (public), DOF Group USA (public) and ECOnnect Energy (private). Previously, Ms. Holth served on Maersk Drilling’s board of directors and on the boards of GasLog (public), Maersk Supply Service (private), ABP AS (private) and Maersk Tankers (private). Ms. Holth holds a Bachelor in Economics and Business Administration from BI Norwegian Business School.

Age: 69 Director since: 2022

EXPERIENCE: The specific experience, qualifications, attributes, and skills that led our Board to conclude that Ms. Holth should serve as a director include her expertise in the areas of finance and treasury, international business, and risk management. She also has extensive experience in the oilfield services business and deep experience as a public company board member. Further, Ms. Holth’s prior service with Maersk Drilling provides business continuity that is of value to the Board.

Noble Corporation plc | 2025 Proxy Statement	13

 Resolutions 1, 2, 3, 4, 5, 6 & 7

H Keith Jennings

Mr. Jennings is currently CFO of Array Technologies, Inc. (public), a manufacturer in the solar energy sector. Mr. Jennings served as Executive Vice President and Chief Financial Officer of Weatherford International, an oilfield service company, from September 2020 to August 2022, Executive Vice President and Chief Financial Officer of Calumet Specialty Products Partners, a manufacturer of a diversified slate of specialty branded products in various consumer and industrial markets, from October 2019 to August 2020, Vice President, Finance of Eastman Chemical Company from 2018 to 2019, Vice President & Treasurer of Eastman Chemical Company from 2016 to 2018 and Vice President & Treasurer of Cameron International from 2009 to 2016. He previously served on the board of 5E Advanced Materials, Inc. (public). Mr. Jennings holds a Bachelor of Commerce from the University of Toronto and a Master of Business Administration from Columbia University and is a Chartered Professional Accountant.

Age: 55 Director since: 2023

EXPERIENCE: The specific experience, qualifications, attributes, and skills that led our board to conclude that Mr. Jennings should serve as a director include his expertise in the areas of accounting, finance and treasury. He also has broad experience in the energy and chemical industries, experience as a public company board member, and has served as a chief financial officer.

Charles M. Sledge

Mr. Sledge previously served as the Chief Financial Officer of Cameron International Corporation, an oilfield services company, from 2008 until its sale to Schlumberger Limited in 2016. Prior to that, he served as the Corporate Controller of Cameron International Corporation from 2001 until 2008. He currently serves on the boards of Weatherford International plc, where he serves as chairman, and Talos Energy, Inc. (each public). He previously served on the boards of Stone Energy Corp., and Vine Energy, Inc. (each public). Mr. Sledge received a BS in Accounting from Louisiana State University and is a graduate of the Advanced Management Program at Harvard University.

EXPERIENCE: The specific experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Sledge should serve as a director include his expertise in the areas of accounting, finance and treasury, and operations. He also has broad experience in the energy exploration industry, deep experience as a public company board member, and has served as a chief financial officer.

Age: 59 Director since: 2021
Involvement in certain legal proceedings. The Company filed for bankruptcy protection in 2020, see “Explanatory Note” at page V. Mr. Eifler served as a director and executive officer, and Mr. Barker served as an executive officer at the time the petition was filed.

14	2025 Proxy Statement | Noble Corporation plc

Resolutions 1, 2, 3, 4, 5, 6 & 7
Director Designation Right
In connection with the closing of the Business Combination, the Company entered into a Relationship Agreement (the “Relationship Agreement”) with APMH Invest A/S (“APMH Invest”), which set forth certain director designation rights of APMH Invest following the Closing Date for the Business Combination. Under the terms of the Relationship Agreement, APMH Invest is entitled to designate (a) two nominees to our Board so long as APMH Invest owns no fewer than 20% of the then outstanding Company shares and (b) one nominee to our board so long as the APMH Invest owns fewer than 20% but no fewer than 15% of the then outstanding Company shares. The Relationship Agreement will terminate once APMH Invest owns fewer than 15% of our outstanding shares. APMH Invest has designated Mr. Hemmingsen as its sole designee under the Relationship Agreement.
Except as described above, there is no other arrangement or understanding between or among members of the Board and any other persons pursuant to which he or she was appointed as a member of the Board. None of the members of the Board have any family relationship with any director or executive officer of Noble. There is no relationship between any member of the Board and Noble that would require disclosure pursuant to Item 404(a) of Regulation S-K.
Executive Officers
Mr. Eifler, our Chief Executive Officer, serves on our Board. For his biography, please refer to “—Director Nominees” on page 11.

Caroline M. Alting

Ms. Alting was named Senior Vice President of Operational Excellence & Sustainability of Noble in January 2024. Previously, Ms. Alting served as Senior Vice President of Operational Excellence since October 2022. Before joining Noble, Ms. Alting served as Senior Vice President and Head of Integrity and Projects of Maersk Drilling since June 2020. Previously, she served as Vice President and Head of Engineering and Projects of Maersk Drilling from June 2018. Prior to that, she served in several roles with Maersk Drilling from May 2009, including Deputy Asset Manager, Project Team Lead, and Senior Project Engineer. Before joining Maersk Drilling, Ms. Alting served with Maersk Oil from November 2003 to May 2009. She has served on the Board of Maersk Drilling as an employee elected member since March 2019 and is a member of the Advisory Boards of MCEDD and the IASC/SPE International Drilling Conference. Ms. Alting holds an MSc in Chemistry from the Technical University of Denmark and a PMD from IESE Business School.

Age: 49

Richard B. Barker

Mr. Barker was named Executive Vice President and Chief Financial Officer of Noble in January 2024 and was previously Senior Vice President and Chief Financial Officer since March 2020. He joined Noble following investment banking positions at Moelis & Company which he held from 2019 to 2020 and JPMorgan Chase & Co prior to 2019 where he specialized in oilfield services and equipment. Mr. Barker graduated magna cum laude from Rice University, where he earned a B.A. in Mathematical Economic Analysis and Managerial Studies.
Age: 44

Noble Corporation plc | 2025 Proxy Statement	15

 Resolutions 1, 2, 3, 4, 5, 6 & 7

Blake A. Denton

Mr. Denton was named Senior Vice President of Marketing and Contracts of Noble in October 2022. Previously, he served as Director of Marketing and Contracts for Noble from January 2017 until assuming his position as Vice President in March 2020, where he led Noble’s marketing and contracts efforts for the Middle East and India while based in Dubai. Prior to that, Mr. Denton served as our Project Director from March 2012 to January 2017 based in Korea and Houston, and as Project Manager from August 2010 to March 2012 based in Singapore. Before that, he led Noble’s newbuild project electrical engineering efforts for dynamically positioned drilling assets as a consultant based first in Houston and then in Singapore. Before joining Noble, Mr. Denton worked for a Houston-based electrical integration company supplying power generation and controls equipment primarily to the marine and drilling industry worldwide. Mr. Denton Bachelor of Science in Industrial Distribution from Texas A&M University’s College of Engineering.
Age: 46

Mikkel Ipsen

Mr. Ipsen was named Senior Vice President of Human Resources of Noble in January 2024 and was previously Vice President of Human Resources since October 2022. Prior to joining Noble, he served as Vice President and Head of HR Partnering of Maersk Drilling since October 2021. Prior to joining Maersk Drilling, Mr. Ipsen served as Head of Talent Development – Northern Europe & Russia of TotalEnergies, an energy and petroleum company, since January 2020, and as Head of Human Resources – Denmark of TotalEnergies from March 2018 to January 2020. Previously, he held senior positions within human resources at Maersk Drilling, Maersk Oil and TotalEnergies, including working on the integration of Maersk Oil into TotalEnergies. Mr. Ipsen started his career as a line officer in the Danish Armed Forces where he served for 16 years. He holds a Master of Military Studies from the Royal Danish Defence College.
Age: 52

Joey M. Kawaja

Mr. Kawaja was named Senior Vice President of Operations of Noble in October 2022. He has over 25 years of experience in offshore rig operations and project management. Previously, Mr. Kawaja served as Regional Manager – Western Hemisphere, where he led all of Noble’s shorebased and offshore operations in North and South America, from August 2014 until assuming his position as Vice President of Operations in October 2020. Prior to that, Mr. Kawaja served in various roles including Operations Manager, Drilling Superintendent, and Project Manager since joining Noble in 1996.
Age: 51

16	2025 Proxy Statement | Noble Corporation plc

Resolutions 1, 2, 3, 4, 5, 6 & 7

Jennie P. Howard

Ms. Howard was named Senior Vice President, General Counsel and Corporate Secretary in April, 2023. Prior to joining Noble, Ms. Howard served as Vice President, Assistant General Counsel and Assistant Corporate Secretary of Kraton Corporation, a specialty chemicals company, with which she was employed from September 2015 to March 2022. Before joining Kraton Corporation, Ms. Howard was a corporate associate with Hunton Andrews Kurth LLP in its Houston, Texas Office. She holds a BA in History and Politics from Durham University in the United Kingdom, and a Juris Doctor degree from American University Law School.
Age: 39

Jennifer Yeung

Ms. Yeung was named Vice President, Chief Accounting Officer and Controller of Noble in November 2023. Prior to joining Noble, she served at Ernst & Young LLP, an accounting and professional services firm, in various roles of increasing responsibility since January 2007. Most recently, Ms. Yeung served as Audit Managing Director from October 2020 through September 2023, and as Audit Senior Manager from July 2014 through October 2020, serving clients across a range of industries including offshore drilling. Ms. Yeung is a certified public accountant and received a Bachelor of Accountancy and a Bachelor of Business Administration, Finance from Loyola University.
Age: 41

Corporate Governance
Board Independence
Our Board has determined that:
•each of Ms. Douglas, Mr. Hemmingsen, Mr. Hirshberg, Ms. Holth, Mr. Jennings, Mr. Maxwell, Ms. Pickard and Mr. Sledge qualifies as an “independent” director under the NYSE corporate governance rules.
•each of Mr. Jennings (Chair), Ms. Douglas, Ms. Holth and Mr. Sledge, constituting all the members of the audit committee of the Board (the “Audit Committee”), qualifies as “independent” under Rule 10A-3 of the Exchange Act; and
•each of Mr. Hirshberg (Chair), Ms. Douglas Mr. Sledge and Mr. Maxwell, constituting all the members of the Compensation Committee, qualifies as
•“independent” under Rule 10C-1(b)(1) under the Exchange Act and the applicable rules of the NYSE; and
•a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.
Independent non-management directors comprise in full the membership of each committee described below under “—Board Committees, Meetings and Other Governance Matters.”
Mr. Eifler, our current President and Chief Executive Officer, is not independent because of his service as a member of our senior management.

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In order for a director to be considered independent under the NYSE rules, our Board must affirmatively determine that the director has no material relationship with the Company other than in his or her capacity as a director of the Company.
The Company’s corporate governance guidelines provide that a director will not be independent if,
•the director is, or during the preceding three years, was employed by the Company;
•an immediate family member of the director is, or during the preceding three years, was an executive officer of the Company;
•the director or an immediate family member of the director received, within any 12-month period during the preceding three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•the director is a current partner or employee of the Company’s internal or external auditor;
•an immediate family member of the director is a current partner of the Company’s internal or external auditor;
•an immediate family member of the director is currently employed by the Company’s internal or external auditor and personally works on the Company’s audit;
•the director or an immediate family member of the director was, during the preceding three years, a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;
•the director or an immediate family member of the director is, or, during the preceding three years was, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on that company’s Compensation Committee at the same time; or
•the director currently is an executive officer or an employee, or an immediate family member of the director currently is an executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year within the last three fiscal years, exceeded the greater of $1 million or two percent of such other company’s consolidated gross revenues.
The following will not be considered by our Board to be a material relationship that would impair a director’s independence: If a director is an executive officer of, or beneficially owns in excess of 10 percent equity interest in, another company
•that does business with the Company, and the amount of the annual payments to the Company is less than five percent of the annual consolidated gross revenues of the Company;
•that does business with the Company, and the amount of the annual payments by the Company to such other company is less than five percent of the annual consolidated gross revenues of the Company; or
•to which the Company was indebted at the end of its last fiscal year in an aggregate amount that is less than five percent of the consolidated assets of the Company.
For relationships not covered by the guidelines in the immediately preceding paragraph, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by our directors who satisfy the independence guidelines described above. These independence guidelines used by our Board are set forth in our corporate governance guidelines, which are published under the governance section of the Company’s website at www.noblecorp.com.
In addition, in order to be independent for the purposes of serving on our on the Audit Committee, a director may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other board committee:
•accept directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or one of our subsidiaries (other than certain retirement benefits for prior service with the Company); or
•be affiliated with the Company, one of our subsidiaries, or an affiliate of one of our subsidiaries.
Further, in order to determine the independence of any director who will serve on the Compensation committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation committee member, including, but not limited to:
•the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and
•whether such director is affiliated with the Company, one of our subsidiaries or an affiliate of one of our subsidiaries.
In accordance with the Company’s corporate governance guidelines, the non-management directors have chosen an independent Chair of the Board to preside at regularly scheduled executive sessions of our Board held without management present. Mr. Sledge currently serves as our independent Chair.

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Summary of Director Nominee Skills, Experience and Characteristics
The director skills matrix assists the Board in considering the appropriate balance of experience, skills and attributes required of a director and to be represented on the Board as a whole. The skills matrix was developed after considering the Company’s near and long-term strategies and is intended to identify skills and attributes that will assist the Board in exercising its oversight function. The skills matrix assists in determining whether a potential Board member’s skills would complement the skills of the current Board members. The matrix is a summary of key skills; it does not include all of the skills, experiences and qualifications that each director nominee offers, and the fact that a particular experience, skill or qualification is not listed does not mean that a director does not possess it.

Skill
Energy / Operations
Drilling / OFS
Finance / Treasury
Accounting
Legal / Gov’t
Administration / HR
Technical / Engineer
Sales / Commercial
International Business
Strategic Planning
Innovation
Cyber Security
Environmental / Social
Corporate Governance
Risk Management
Branding / Communications

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Demographics
Nationality
United States of America
Canada
Denmark
Norway
Gender
Male
Female
Racial & Ethnic Characteristics
African American
White, European or Caucasian
Board Committees, Meetings and Other Governance Matters
The Company has standing audit, compensation, nominating and governance, and safety and sustainability committees of our Board. Each of these committees operates under a written charter that has been adopted by the respective committee and by our Board. The charters are published under the governance section of the Company’s website at www.noblecorp.com and are available in print to any shareholders who request them. Our Code of Business Ethics is published under the governance section of the Company’s website at www.noblecorp.com. We intend to disclose future amendments to certain provisions of the Code of Business Ethics, and waivers of the Code of Business Ethics granted to executive officers and directors, on the website within four business days following the date of the amendment or waiver.
Board Refreshment
We recognize the importance of board refreshment, and the Nominating & Governance committee regularly considers board composition and how directors change over time. To assist our board refreshment efforts, our corporate governance guidelines provide for a mandatory retirement age of 72, without exception. Further, under the Relationship Agreement entered in connection with the Business Combination, one of our non-management directors has been designated by a former shareholder of Maersk Drilling. See –“Director Designation Rights,” above at page 15, for further information on this agreement. At the conclusion of the Business Combination in the fall of 2022 our Board reflected the diverse background and perspectives from each of the legacy Noble and Maersk Drilling boardrooms. In November of 2023, in our first director appointment to the Board since the Business Combination, we appointed Keith Jennings. In addition, in connection with the Diamond Transaction we appointed a legacy Diamond director, Patrice Douglas, in September 2024. The Board and the Nominating & Governance committee continuously discusses and considers board refreshment and composition as the members believe that the Board should be comprised of directors with diverse yet complementary backgrounds who bring different perspectives and experiences to the boardroom, generating healthy discussion and debate and more effective decision-making.

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Board Committee Membership
The current members of the committees, number of meetings held by each committee during 2024 and a description of the functions performed by each committee are set forth below.

Director Name	Audit	Compensation	Nominating & Governance	Safety & Sustainability
Patrice Douglas(1)
Robert W. Eifler
Claus V. Hemmingsen				Chair
Alan J. Hirshberg		Chair
Kristin H. Holth(1)
H. Keith Jennings(1)	Chair
Charles M. Sledge(1)(2)
Alastair Maxwell(3)
Ann Pickard(3)			Chair
Number of Meetings in 2024	9	4	6	4
(1)Audit committee financial expert
(2)Independent board chair
(3)Effective at the conclusion of the Meeting, Mr. Maxwell and Ms. Pickard, who are not standing for re-election at the Meeting, will no longer serve on the Compensation Committee and the Nominating & Governance Committee, respectively and the size of the Board will be reduced from nine to seven.
Audit Committee
The primary purposes of the Audit Committee are to:
•Assist the Board with oversight of:
•the integrity of our financial statements and our financial reporting process and systems of internal controls regarding finance and accounting;
•our compliance with the Company’s standards of business ethics and legal and regulatory requirements;
•the qualifications and independence of our independent auditors; and
•the performance of our independent auditors and internal auditors; and
•Prepare reports of the Audit Committee that are required by the rules of the SEC to be included in the proxy statement for our annual general meeting of shareholders.
The primary responsibilities of the Audit Committee include, among others, to:
•appoint, compensate, retain and oversee the Company’s auditors (including review and approval of the terms of engagement and fees);
•review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public;
•review the Company’s system of internal controls, significant accounting principles and policies, and critical accounting policies;
•review the activities, budget, staffing, and structure of the internal audit function;
•review the Company’s major financial risk exposures and steps taken to monitor and mitigate such risks;
•provide oversight of the cybersecurity system of the Company, the process to identify, assess, manage and mitigate risks related to cybersecurity and the Company's process to respond to and manage, cybersecurity threats, including cybersecurity incidents;
•review related party transactions and conflicts of interest; and

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•establish and maintain procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters as well as the confidential, anonymous submission by employees of the Company of concerns regarding any questionable accounting or auditing matters.
Our Board has determined that each of Ms. Douglas, Mr. Jennings, Ms. Holth and Mr. Sledge, independent directors, is an “audit committee financial expert” as that term is defined under the applicable SEC rules and regulations.
Compensation Committee
The primary purposes of the Compensation Committee are to discharge our Board’ responsibilities relating to compensation of our directors and executive officers, and to:
•prepare an annual disclosure under the caption “Compensation Committee Report” for inclusion in our proxy statement for the Company’s annual general meeting of shareholders;
•prepare, in conjunction with our compensation advisers, a director’s remuneration policy, to be approved by shareholders at least every three years, in accordance with the UK Companies Act;
•monitor compliance with applicable legal and regulatory requirements relating to the Company’s compensation policy and practices, including required disclosures and shareholder approvals; and
•assist the board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans.
The primary responsibilities of the Compensation Committee are, among others, to:
•determine the CEO’s goals and objectives, review his or her performance, determine the CEO’s compensation;
•review and approve compensation for other executive officers;
•review and approve incentive and equity-based compensation plans, any employment and severance arrangements, and any employee benefit plans;
•determine share ownership guidelines and clawback policy and monitor compliance;
•assist the Board in reviewing and preparing disclosures, statements or reports regarding the Company’s compensation policies and practices as are required under applicable legal and regulatory requirements; and
•review the results of any advisory votes of our shareholders relating to compensation and oversee engagement efforts with shareholders on the subject of executive compensation.
The “Compensation Discussion and Analysis” relating to 2024 begins on page 31 of this proxy statement.
Nominating & Governance Committee
The primary purposes of the Nominating & Governance Committee are to:
•assist the Board in reviewing board composition and performance, including identifying, evaluating and recommending candidates for the board;
•assist the Board in reviewing succession planning with regard to our CEO;
•review and recommend to the Board the Company’s corporate governance guidelines;
•assist the Board in discharging its responsibilities on matters relating to the Company’s corporate governance policies and practices; and
•monitor compliance with applicable legal and regulatory requirements and other commitments relating to governance policies and practices of the Company’s ESG activities, including, without limitation, any requirements relating to disclosure of information.
The primary responsibilities of the Nominating & Governance committee include, among others, to:
•review the size and committee structure of the Board;
•identify, interview and recommend to the Board candidates for board service;
•discuss succession planning for the Board and key leadership roles on the Board and its committees
•consider director candidates nominated by shareholders;
•recommend to the Board whether to accept or reject a director resignation offer tendered in accordance with the Company's governance policies;

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•review director nomination process and determine director qualifications;
•review with management required disclosures relating to the Company’s governance practices;
•conduct an annual review of the Company’s code of business conduct and ethics;
•oversee board, committee, CEO and management evaluations;
•review the CEO’s management succession plans and related matters; and
•oversee new director orientation and ongoing education for directors.
Director Selection Criteria and Nomination Process
The Board and the Nominating & Governance committee believe that the Board should be comprised of directors with diverse yet complementary backgrounds who bring different perspectives and experiences to the boardroom, generating healthy discussion and debate and more effective decision-making. Directors should also, at a minimum, have business or other relevant expertise that may be useful to the Company. The Board and the Nominating & Governance Committee also believe that directors should possess the highest personal and professional ethics and should be willing and able to devote the requisite amount of time to Company business.
When considering nominees for director, the Nominating & Governance Committee will take into account a number of factors, including, but not limited to, the following:
•the size of the existing Board;
•character, judgment, skill, education, relevant business experience, integrity, reputation, and other personal attributes or special talents that may be necessary for effective oversight given the global nature of the Company’s operations and strategy;
•independence from management, extent of existing commitments to other businesses, and potential conflicts of interest with other pursuits;
•financial and accounting background, to enable the committee to determine whether the nominee would be considered an “audit committee financial expert” or “financially literate” under the applicable rules of the NYSE and the SEC; and
•whether the potential nominee is subject to a disqualifying factor as described in the Company’s corporate governance guidelines or as included in any legal or regulatory requirements governing the Company.
Board Composition. Following the Business Combination, the Board was comprised of three directors from each of the legacy Noble and Maersk Drilling companies. Further, as noted above, a significant shareholder of legacy Maersk Drilling has the contractual right to designate up to two nominees to our Board. See “—Director Designation Rights,” on page 15 above, for further information on this matter. Mr. Jennings was appointed to the Board and to the Audit Committee in November of 2023 and was recommended by an independent director in consultation with a director search & advisory firm. Ms. Douglas was appointed to the Board and to the Audit Committee and Compensation Committee in September of 2024 as part of the Diamond Transaction.
Retirement. Under the Corporate Governance Guidelines of Noble, a director may not stand for re-election after his or her 72nd birthday, without wavier or exception.
Identifying Nominees. The Nominating & Governance Committee’s process for identifying candidates includes seeking recommendations from one or more of the following:
•current and retired directors and executive officers of the Company;
•a firm (or firms) that specializes in identifying director candidates (which firm may earn a fee for its services paid by the Company);
•persons known to directors of the Company in accounting, legal and other professional service organizations or educational institutions; and
•subject to compliance with applicable procedures, shareholders of the Company. See “—Shareholder Proposals and Nominations for our 2026 Annual General Meeting” on page 74 for further information on the shareholder nomination process.
The Nominating & Governance committee’s process for evaluating candidates includes:
•investigation of the person’s specific experiences and skills,
•time availability in light of commitments,

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•potential conflicts of interest, and
•independence from management and the Company.
•Candidates recommended by a shareholder are evaluated in the same manner as are other candidates. Other than the designees under the Relationship Agreement (see “—Director Designation Rights” on page 15), we did not receive any recommendations from shareholders of the Company for director nominees for the Meeting.
Safety & Sustainability Committee
The primary purposes of the Safety & Sustainability Committee are to:
•inform and assist the Board in its oversight role and make recommendations with respect to the Company’s identification, management, monitoring, and mitigation of risk in the areas of health, safety, the environment, and security;
•inform and assist the Board in its oversight role and make recommendations with respect to the Company’s policies and practices related to sustainability and corporate social responsibility;
•assist the Board in reviewing the Company’s policies and management systems with respect to sustainability and health, safety, environment and security (“HSES”) matters; and
•monitor compliance with applicable legal and regulatory requirements and other commitments relating to the environmental and social policies and practices of the Company’s ESG activities, including, without limitation, any requirements relating to disclosure of information.
The primary responsibilities of the Safety & Sustainability committee include, among others, to:
•oversee the Company’s strategy on HSES and Sustainability;
•oversee the Company’s compliance with HSES and sustainability laws and regulations, material HSES and sustainability litigation and regulatory proceedings; significant developments regarding HSES and sustainability;
•review guidelines and policies on risk assessment and management of HSES and sustainability risks;
•oversee the Company’s governance process over climate- related risks; and
•review and recommend to the Board principles, policies and practices of sustainability, including making recommendations to the board regarding the content and format of the Company’s annual sustainability report and other applicable sustainability disclosure.
Board Oversight of Sustainability Matters. It is the belief of our Board, that managing sustainability issues has become core to long-term business strategy and to managing enterprise risk. For example, responding to climate risk, including committing to establishing clear GHG targets and goals, has become key to the business strategy of many businesses, including ours. Thus, board oversight of this important driver of business success has become central to the Board’s mission and the Board is updated quarterly on sustainability matters. In recognition of this imperative, our Board has delegated oversight of these matters to our Safety & Sustainability Committee so that the Board can undertake more focused oversight of management’s activities in these areas. Our SVP, Operational Excellence and Sustainability, our SVP, Operations and our Head of Health, Safety and Environmental report regularly to the Safety & Sustainability Committee and are regularly in attendance at committee meetings.
Attendance Policy
Attendance at Board Meetings
In 2024, our Board held ten meetings. In 2024, except as noted below, each incumbent director attended, in person or telephonically, at least 75% of the aggregate of (1) the total number of meetings of our Board and (2) the total number of meetings of committees of our Board on which such director served (during the periods that such director served). Ms. Douglas joined our Board in October 2024 and was unable to attend one Audit Committee meeting held after her appointment due to scheduling conflicts that existed prior to her appointment to the Board.

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Annual General Meeting of Shareholders
Under the Company’s policy on director attendance at annual general meetings of shareholders, all directors are expected to attend each annual general meeting in person or telephonically, and any director who is unable to attend the annual general meeting is responsible for notifying the Chairman of the Board in advance of the meeting. All eight directors then in office attended the 2024 annual general meeting of shareholders.
Board Leadership Structure
Our Articles of Association and corporate governance guidelines provide our Board the flexibility either to combine or to separate the positions of Chair and CEO. At the current time, our Board believes that the Company and our shareholders are best served by separating the positions of Chair and CEO. The separation of duties will allow Mr. Sledge and Mr. Eifler to focus on their respective responsibilities as Chairman and CEO. Further, the Board believes our current structure, with an independent Chairman who is well-versed in the needs of a complex business and has strong, well-defined governance duties, gives our Board a strong leadership and corporate governance structure that best serves the needs of Noble and its shareholders. Our Board believes that Mr. Sledge is well suited to serve as Chairman given his significant managerial, financial and operational experience, as well as his experience in corporate governance. As a result of his broad-based and relevant background, as well as his deep knowledge of our business, Mr. Sledge is well-positioned as Chairman to provide constructive, independent and informed guidance and oversight to management.
Our Board believes that the Company and our shareholders are best served when directors are free to exercise their respective independent judgment to determine what leadership structure works best for us based upon the then current facts and circumstances. Although our Board may determine to combine the positions of Chairman and CEO in the future should circumstances change, we believe that separating these positions is currently the right leadership structure for our Company.
In addition to Mr. Eifler, our Board currently has six additional members, all of whom are independent under the NYSE corporate governance rules as described under “—Board Independence.” Pursuant to our corporate governance guidelines, our non-management directors meet in executive sessions without our CEO or any other member of management present in connection with each regularly scheduled meeting of our Board. As independent Chair, Mr. Sledge presides at these regularly scheduled executive sessions of our Board.
The Chair is also responsible for approving meeting agendas and meeting schedules for our Board, acting as an available conduit for the communication of information from the non-management directors to our CEO and coordinating with the CEO the development of the CEO’s annual goals and objectives.
In addition, each of our standing committees (the Audit Committee, the Compensation Committee, the Nominating & Governance committee, and the Safety & Sustainability committee) is composed of independent directors and has a non-management, independent board member acting as chair.
Board and Committee Evaluation
To provide ongoing reviews of the effectiveness of our Board, including the effectiveness of our leadership structure, our corporate governance guidelines and the charters of each of our committees both mandate annual assessments by board members of the effectiveness of our Board and each of our committees on which such members serve.
Our assessments involve a structured assessment review that is led by the Chair, for the Board, and by each committee chairperson, for each applicable committee. The assessment ensures all necessary issues were considered to fulfill Board and committee responsibilities and measures effectiveness of Board oversight, ensures meeting objectives were satisfied, all agenda items sufficiently considered and information presented was complete, understandable and organized and identifies issues that need additional dialogue.
Results of the annual assessment is reviewed by the Nominating & Governance Committee and summarized for the full Board.
The results are then discussed by the Board and, following the assessment, the Board determines the relevant actions to be taken to enhance our governance.

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For 2024 our Board engaged an independent third-party to complete a comprehensive analysis of the Board's processes and effectiveness. which involved the following steps:

Interviews	Review Feedback	Discussion of Results	Improvements

Individual, confidential interviews with each director	Review and analysis of feedback by third-party	Third-party to discuss feedback with Chair of Nominating & Corporate Governance Committee and deliver findings to the entire Board and each of its committees	Board considers and implements improvements based on the findings and recommendations from the evaluation process
Based on the Board’s 2024 annual evaluation process, the following actions have been implemented:
•Greater focus on human capital and employee engagement, including succession planning and talent development.
•Increased provision of third party market research to the Board & Committees.
•Continued focus on prioritization of agenda topics as the Company evolves through its strategic journey.
Risk Management Oversight
Consistent with our Articles of Association and our Corporate Governance Guidelines our Board is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests and sustainability of the Company. Our Board possesses and exercises oversight authority over our business and, subject to our governing documents and applicable law, generally delegates day-to-day management of the Company to our CEO and our executive management. Viewed from this perspective and founded upon the strategy and business model of the Company, our Board generally oversees risk management and considers the most significant risks, including but not limited to safety, cybersecurity, climate & environmental risks, business, accounting, and liquidity risks; and the CEO and other members of executive management generally manage, monitor, and communicate the actual and potential risks material to the Company, collectively through the Enterprise Risk Management (“ERM”) program for the Company.
The ERM program is designed to ensure that the most significant risks to the Company, on a consolidated basis, are being identified, managed and monitored appropriately, and that due care is exercised in considering such risks in the management of the Company.
Role of the Board and Committees.
Our Board provides oversight of the ERM program and determines the Company’s risk tolerance for the operation and management of the Company, and ensures management has an effective and ongoing program in place for monitoring and assessing and, to the extent appropriate, mitigating such risks within directed tolerances. Our Board regularly receives reports and monitors our ERM program along with other risk management information provided by management and other resources, on a quarterly basis and provides feedback to management as part of the continuous improvement and alignment of risk management practices, strategies and systems, consistent with the risk philosophy and risk tolerances of the Company.
Pursuant to the requirements of laws, rules and regulations that apply to companies whose securities are publicly traded in the United States, the Audit Committee of our Board assists the full Board in oversight of risks to the Company, including the integrity of the Company’s financial statements, our standards of business ethics, and our compliance with legal and regulatory requirements, and various other matters relating to our publicly available financial information and our internal and independent auditors.
Our Audit Committee also discusses policies with respect to risk assessment and risk management with our management team.

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Oversight of certain risks associated with the performance of our executive management fall within the authority of our Nominating and Governance Committee, which is responsible for evaluating potential conflicts of interest and independence of Board directors and Board candidates, monitoring and developing corporate governance principles and overseeing the process through which our Board, our CEO and our executive management are evaluated.
Oversight of risks associated with retaining executive management fall principally within the scope of the authority of our Compensation Committee, which assists our Board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans.
Finally, oversight of risks associated with health, safety, environment, security and sustainability matters, including climate and social issues, fall with the scope of authority delegated to our Safety & Sustainability Committee.
Role of Management
We have not concentrated responsibility for all risk management in a single risk management officer but rather we have implemented an ERM steering committee and working groups comprised of executive management to administer the program. The ERM steering committee: monitors the universe of risks that we face; identifies risks that may develop or evolve with the potential to become material to the Company; establishes processes designed to identify, manage, avoid, and monitor risks pursuant to the Company’s risk tolerance as established by the Board; establishes and implements mitigation and monitoring strategies with the necessary resources; regularly communicates to and works with the Board and each committee of the Board, including its members or their designees, the risks to the Company including risks that may be of concern to the Board or a committee of the Board; and updates the Board on the effectiveness and details of the ERM program.
Shareholder Communications with Directors
Our Board has approved the following process for shareholders of the Company and other interested parties to send communications to our directors. To contact all directors on our Board, all directors on a committee, an individual director or the non-management directors a group, the shareholder or interested party can use the following means of communication:
•mail: Noble Corporation plc
Attention: Corporate Secretary,
2101 CityWest Boulevard, Suite 600, Houston, Texas 77042;
•e-mail: NobleBoard@noblecorp.com; or
•hotline: the NobleLine (anonymous and available 24 hours a day, seven days a week) at 1-877-285-4162 or +1-704-544-2879 or https://nobleline.noblecorp.com.
All communications received in the mail are opened by the office of the Company’s Secretary for the purpose of determining whether the contents represent a message to our Board. All communications received electronically are processed under the oversight of our Board by the Company’s general counsel or chief compliance officer. Complaints or concerns relating to the Company’s accounting, internal accounting controls or auditing matters are referred to the Audit Committee. Complaints or concerns relating to other corporate matters, which are not addressed to a specific director, are referred to the appropriate functional manager within the Company for review and response. Complaints or concerns relating to corporate matters other than the specific items referred to the Audit Committee as described above, which are addressed to a specific director, committee or group of directors, are promptly relayed to such persons.
Director Onboarding
All new directors participate in a robust director orientation and onboarding process to ensure a working knowledge of our business, strategies, capital structure, governance model, operating performance and culture and a successful integration into boardroom discussions as soon as possible. Our director manual contains important information about the Company and the responsibilities of our directors, including: our Articles of Association; guidelines for assignments regarding standing committees of our Board; the charters for each of our committees; a summary of laws and regulations regarding compliance with insider reporting and trading; share ownership guidelines; a statement of the Company paradigms and code of business conduct and ethics that govern how we conduct our business; and our safety policy and quality policy and objectives. All new directors also have the opportunity to tour our training facility and NORMS headquarters, which hosts our weather monitoring team and meet with fellow directors and management.

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Director Education
Throughout the year, management also presents on topics that are timely and impactful to the Company and specific deep-dive sessions and workshops may be held to further increase directors’ understanding of issues affecting the Company. On occasion, individual directors or the full Board may visit Noble facilities in connection with Board meetings or deep-dive sessions with management.
The commitment of our directors also extends well beyond preparation for, and participation at, regularly scheduled Board meetings.
Engagement beyond the boardroom provides our directors with additional insights into our businesses and industry. We provide our directors with information, materials and outside speakers that are designed to assist them in performing their duties as directors.
We provide directors with periodic training on certain policies, standards and procedures of the Company, including guidance and advice on compliance therewith. We provide director manuals, periodic presentations on new developments in relevant areas, such as legal and accounting matters, opportunities to attend director education programs at the Company’s expense, and memberships with the National Association of Corporate Directors. During 2024 director education included presentations by insurance brokers and well as by Moelis & Company.
Policies and Procedures Relating to Transactions with Related Persons
Transactions with related persons are reviewed, approved, or ratified in accordance with policies and procedures set out in the UK Companies Act, our Articles of Association, the charter of our Audit Committee, our Related Party Transaction Policy and our Code of Business Conduct and Ethics. These policies and procedures regarding related party transactions are in writing and are implemented by our Audit Committee.
Each year, we require all our directors, nominees for director, and executive officers to complete and sign a questionnaire. The purpose of the questionnaire is to obtain information which can be compared to our corporate records such as accounts payable & receivable in order to identify any transactions with related persons, for inclusion in our proxy statement or annual report.
For this purpose, we consider “related persons” and “related person transactions” to be as defined in Item 404(a) of Regulation S-K. In addition, we review SEC filings made by beneficial owners of more than five percent of any class of our voting securities to determine whether information relating to transactions with such persons needs to be included in our proxy statement or annual report. There were no related-party transactions in 2024 that were required to be reported pursuant to the applicable disclosure rules of the SEC, except as described herein.
Security Ownership of Certain Beneficial Owners and Management
As of March 10, 2025, we had 158,772,968 shares outstanding, excluding shares held in treasury. The following table sets forth, as of March 10, 2025, (1) the beneficial ownership of shares by each of our directors, each nominee for director, each “named executive officer” listed in the Summary Compensation Table appearing in this proxy statement and all current directors and executive officers as a group, and (2) information about the only persons who were known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding shares.

28	2025 Proxy Statement | Noble Corporation plc

Resolutions 1, 2, 3, 4, 5, 6 & 7

Shares Beneficially Owned(1)
Name	Number of Shares		Percent of Class(2)
Name of Beneficial Owner
APMH Invest A/S	30,350,703	(3)	19.1%
First Eagle Investment Management LLC and First Eagle Global Fund	11,336,623	(4)	7.1%
The Vanguard Group	11,244,214	(5)	7.1%
BlackRock, Inc.	11,190,677	(6)	7.1%
Directors and Director Nominees
Patrice Douglas	3,750
Robert W. Eifler	1,236,365
Claus V. Hemmingsen	15,788
Alan J. Hirshberg	24,130
Kristin H. Holth	8,488
H. Keith Jennings	3,231
Alastair Maxwell	12,866	(7)
Ann D. Pickard	27,803	(7)
Charles M. Sledge	38,361	(8)
Named Executive Officers (excluding any Director listed above)
Richard B. Barker	298,505
Blake A. Denton	112,911
Joey M. Kawaja	113,464
Jennie Howard	9,338	(9)
All current directors and executive officers as a group (16 persons)	1,917,623		1.2%
(1)Unless otherwise indicated, the beneficial owner has sole voting and investment power over all shares listed. Unless otherwise indicated, the address of each beneficial owner is 3rd Floor, 1 Ashley road, Altrincham, Cheshire, United Kingdom WA14 2DT.
(2)The percent of class shown is less than one percent unless otherwise indicated.
(3)Based solely on Schedule 13D/A filed with the SEC on November 8, 2024 by APMH Invest A/S. Such filing indicates that APMH Invest A/S, A.P. Møller Holding A/S and A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til almene Formaal have shared voting power and shared dispositive power with respect to 30,350,703 shares. The address for APMH Invest A/S is Esplanaden 50, 1263 Copenhagen K, Denmark.
(4)Based solely on the Schedule 13G filed with the SEC on February 12, 2025 by First Eagle Investment Management, LLC and First Eagle Global Fund. Such filing indicates that First Eagle Investment Management LLC has sole voting power with respect to 11,336,623.04 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 11,336,623.04 shares and shared dispositive power with respect to 0 shares. The address for First Eagle Investment Management, LLC is 1345 Avenue of the Americas, New York, 10105, New York. First Eagle Global Fund, a registered investment company for which First Eagle Investment Management, LLC acts as investment adviser, may be deemed to beneficially own 9,141,720 of these 11,992,908.40 shares, or 5.7% of the Company's Common Stock.
(5)Based solely on the Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group. Such filing indicates that The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 184,997 shares, sole dispositive power with respect to 10,957,961 shares and shared dispositive power with respect to 286,253 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(6)Based solely on the Schedule 13G filed with the SEC on October 18, 2024 by BlackRock, Inc.. Such filing indicates that BlackRock Inc. has sole voting power with respect to 11,190,677 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 11,190,677 shares and shared dispositive power with respect to 0 shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001
(7)This amount includes 3,673 restricted stock units that will vest within 60 days of March 10, 2025.
(8)These shares include 8,334 shares held by the children of Mr. Sledge.
(9)This amount includes 2,051 restricted stock units that will vest within 60 days of March 10, 2025.

Noble Corporation plc | 2025 Proxy Statement	29

 Resolutions 1, 2, 3, 4, 5, 6 & 7
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than ten percent of our shares to file with the SEC initial reports of ownership and reports of changes in ownership of such shares and any derivative securities.
To our knowledge, based solely on a review of the copies of such reports filed with the SEC and written representations from our directors and officers that no other reports were required, during the year ended December 31, 2024, one required report under Section 16(a) was not timely filed: Richard B. Barker purchased 1,994 shares on March 21, 2024, and the required Form 4 was filed on June 28, 2024. All other reports were timely filed.

30	2025 Proxy Statement | Noble Corporation plc

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes our compensation practices and decisions for our named executive officers (our “NEOs”) for the year ended December 31, 2024.
While this CD&A focuses on 2024 NEO compensation, we also describe compensation actions effected since December 31, 2024 to the extent we believe such discussion enhances the understanding of our executive compensation disclosures and our executive compensation structure.
Our NEOs
Our NEOs for 2024 consist of the following individuals:

Name	Title
Robert W. Eifler	President and Chief Executive Officer
Richard B. Barker	Executive Vice President and Chief Financial Officer
Joey M. Kawaja	Senior Vice President, Operations
Blake A. Denton	Senior Vice President, Marketing and Contracts
Jennie P. Howard	Senior Vice President, General Counsel and Corporate Secretary
Executive Summary

Noble - First Choice Offshore
The Company’s strategy has been focused on delivering industry-leading shareholder returns, including executing on inorganic growth opportunities. The Company’s performance highlights for 2024 include:
•Leadership position in shareholder returns in the offshore drilling sector, with $300 million in share repurchases and $276 million in dividends paid in 2024.
•Strategic M&A and Highly Effective Integrations:
•Created an industry leading deepwater fleet, including 14 7th generation drillships.
•Over $150 million of merger synergies realized from Maersk Drilling compared to $125 million target, and over half of the total estimated $100 million of merger synergies realized thus far from the Diamond Offshore acquisition.
•Relative Total Stock Return of 44th Percentile, Relative to our TSR Peer Group measured from January 1, 2022 through to December 31, 2024.
•Customer Satisfaction high satisfaction scores (ranging from 6.3 to 6.7 out of 7) from January 1, 2022 through to December 31, 2024 and averaging 6.37 out of 7 in 2024.
•Seamless operation integration highlighted by 97% operational uptime and strong Health, Safety and Environment (HSE) performance across the fleet.

(1)Reflects total returns including simple compounding of dividends.

Noble Corporation plc | 2025 Proxy Statement	31

 Compensation Discussion and Analysis
Our executive compensation program includes a mix of fixed and variable pay with performance periods ranging from one to three years. Our Compensation Committee established performance metrics for our annual cash incentive program and our long-term incentive program that align with the Company’s strategy to drive shareholder returns through industry-leading safety, customer service, environmental stewardship, technological thought leadership, capital efficiency and executing on opportunistic inorganic growth opportunities. The following table outlines the primary elements of our executive compensation program, excluding benefits, for 2024:

Element	Description	Purpose

Base Salary	Delivered in cash and evaluated each year based on competitive market data	Provide competitive base pay to attract and retain our executive officers

Annual Short Term Incentive Plan (“STIP”)	Delivered in cash based on attainment of financial, safety, merger integration and ESG goals	Motivate and reward our executives to achieve key annual business objectives

Time-Vested Restricted Stock Units (“TVRSUs”)	Three-year ratable vest; annual award value based on competitive market data	Align interests of executives with those of our shareholders by tying compensation to long-term growth in shareholder value and by promoting retention and management stability in a cyclical industry

Performance-Vested Restricted Stock Units (“PVRSUs”)	Three-year cliff vest; payout based on total shareholder return (“TSR”) and return on invested capital performance and attainment of ESG goals

Target Total Direct Compensation
Our Compensation Committee delivers a substantial portion of target total direct compensation through variable and “at-risk” performance-based incentives. In 2024, 90% of our CEO’s and an average of 80% of our other NEOs target total direct compensation was variable or at-risk.

Our CEO

Our NEOs (Average)

Base Salary	Target STIP	TVRSUs	PVRSUs

32	2025 Proxy Statement | Noble Corporation plc

Compensation Discussion and Analysis

Target TDC ($000)

Base	Bonus	TVRSU	PVRSU
We follow simple foundational rules and best compensation practices. Notably, our executive compensation program contains the following best practices in executive compensation design and governance:

Compensation Best Practices That We Follow

  We pay for performance — at least 60% of NEO annual equity awards and all STIP pay is contingent on the attainment of pre-established performance goals
  We require executives to maintain significant share ownership
  We have a clawback policy enabling us to recoup previously paid cash and equity incentive compensation from our executive officers in accordance with Rule 10D-1 under the Exchange Act
  Our Compensation Committee consults with independent compensation consultants when designing our compensation program and setting target compensation and performance levels
  We prohibit pledging or hedging of Company shares
  We require a “double trigger” for cash severance benefits upon a change of control
  We hold an annual “say-on-pay” advisory vote
  We set challenging performance objectives
  We provide an appropriate mix of short- and long-term incentives

Shareholder Engagement & Say-on-Pay
We are deeply committed to the interests of our shareholders and take those interests into account when making decisions for the Company. We engage in frequent discussions with our shareholders regarding a wide variety of topics, to fully understand their input, suggestions and concerns. Maintaining an active, open dialogue with our shareholders continues to be a top priority of the Board.

Noble Corporation plc | 2025 Proxy Statement	33

 Compensation Discussion and Analysis

Noble Shareholder Engagement
In addition to investor conferences, non-deal roadshows and one-on-one calls with our investor relations team, we conducted a shareholder engagement program related to ESG Initiatives, our Executive Compensation Program and our 2024 proxy statement.
•2024  Shareholders Outreach(1):
•16 Shareholders Contacted representing approximately 70% of our Outstanding Shares.
•Met with 8 Shareholders representing approximately 49% of our Outstanding Shares.
•Topics Covered include:
•merger-specific items and capital allocation strategy, executive compensation including performance metric selection, the ongoing recovery in offshore drilling business fundamentals and our strategy for growth and long-term value creation, including in the area of Environmental, Social and Governance (“ESG”) efforts.
•2024 Advisory Vote on Executive Compensation:
•Over 90% of votes cast supported our compensation program..

(1)The calculation of the above percentages represents the number of outstanding Company shares as of December 31, 2024 and stock ownership reported in publicly available filings as of December 31, 2024.
For 2025, we expect to complete shareholder outreach with respect to our proxy statement and annual general meeting in line with the following calendar:

Summer •Review and assess annual meeting vote results	Fall •Primary shareholder engagement season •Directors and members of management on calls

Spring •Integrate feedback from fall outreach into proxy	Winter •Review feedback from fall outreach calls •Consider feedback during compensation decisions

34	2025 Proxy Statement | Noble Corporation plc

Compensation Discussion and Analysis
Compensation Philosophy and Objectives
We believe that strong corporate governance requires that our compensation program pays for performance and closely aligns our executives’ interests with those of our shareholders. We focus on compensation tied to key drivers of stock price performance to provide a clear link to enhanced shareholder value and further emphasize an appropriate balance of financial results, operational excellence, safety and sustainability. We place a majority of executive pay at risk and subject a substantial portion of our NEOs potential compensation to specific annual and long-term performance metrics intended to drive Company success.
Our executive compensation program reflects our philosophy that executive compensation should be structured to closely align each executive’s interests with those of our shareholders, emphasizing equity-based incentives and performance-based pay. The primary objectives of the Company’s compensation program are to:
•support the Company’s strategy and commitment to be First Choice Offshore, including driving strong returns from our globally scaled, top tier fleet, to deliver earnings and free cash flow and acquiring and integrating assets and companies, all to drive long-term shareholder value creation;
•attract, retain and motivate key executives capable of managing a complex, global business in a challenging and cyclical industry, by providing market competitive total compensation opportunities;
•create a strong link between pay and performance with predefined short and long-term performance metrics that place the majority of total compensation at risk; and
•align executive and shareholder interests by establishing market-relevant metrics, including strategic ESG initiatives that drive shareholder value creation and address stakeholder expectations.
Consistent with this philosophy, we seek to provide a total compensation package for the NEOs that is competitive in respect of our Benchmark Peer Group (as defined below). In designing these compensation packages, the Compensation Committee annually reviews each compensation component and compares its use and level to various internal and external performance standards and market reference points. On average, our NEOs target total compensation is positioned within the middle range of those with similar roles within our Peer Group with a relatively conservative position for annual cash compensation and greater emphasis on long term equity compensation, demonstrating our commitment to linking NEO pay and long-term Company performance.
Board Process and Independent Review of Compensation Program
The Compensation Committee is responsible for determining independent director and executive officer compensation and for establishing, implementing and monitoring adherence to our executive compensation philosophy. The Compensation Committee provides oversight on behalf of our Board in reviewing and administering the Company’s compensation programs, employee benefits and the incentive and equity-based compensation plans.
The Compensation Committee operates independently of management and receives compensation advice and data from outside independent advisors. The Compensation Committee approves the fees and other engagement terms of any independent advisor that it retains. Our Compensation Committee engaged Meridian Compensation Partners, LLC as its independent compensation consultant (the “compensation consultant” or “advisor”) for 2024. The Compensation Committee has reviewed the independence of the advisor as required by the NYSE rules and determined that the advisor is independent. The compensation consultant reports to and acts at the direction of the Compensation Committee. The compensation consultant is independent of management, provides comparative market data regarding executive and director compensation to assist in establishing reference points for the principal components of compensation and provides information regarding compensation trends in the general marketplace, best practices, the compensation practices of the Peer Groups described below and regulatory and compliance developments. The compensation consultant regularly participates in the meetings of the Compensation Committee, both with and without management present. The advisor did not provide any additional services to the Company or any of our affiliates during 2024.
In determining compensation for our CEO, the Compensation Committee evaluates and assesses the CEO’s performance in the areas of individual leadership, Company-wide and business unit financial and operating results, achievement of strategic objectives and other considerations. The compensation consultant provides market information and perspectives on market-based adjustments, which are included in the Compensation Committee’s decision-making process.

Noble Corporation plc | 2025 Proxy Statement	35

 Compensation Discussion and Analysis
In determining compensation for the other NEOs, our CEO consults with the compensation consultant to review market information and prior compensation decisions and then recommends compensation adjustments to the Compensation Committee. Our CEO may attend Compensation Committee meetings at the request of the Compensation Committee, but does not participate in any discussions regarding his own compensation.
The Compensation Committee reviews and approves all compensation for our NEOs and also recommends the compensation for our directors to the full Board.
Benchmark Peer Group
We compete for talent with employers across many different sectors around the world, but our primary competitive market consists of offshore drilling companies and oilfield services companies. In making compensation decisions for our NEOs, each element of their total direct compensation is compared against published compensation data and data provided by the compensation consultant. Data from peer companies plays an important role in the process used by the Compensation Committee to determine the design, components and award levels in our executive pay program. The peer companies ("Benchmark Peer Group") are chosen in part because they operate in a similar industry, from an appropriate range of revenue and asset sizes and have similar breadth, complexity and global scope. Our Compensation Committee views these peers as representative of the companies against which we compete for talent. The Compensation Committee conducts a review of the Benchmark Peer Group annually to ensure it remains aligned with business strategy and growing size and complexity. As a result of this review, Baker Hughes Company and Haliburton were added and MRC Global, Inc was removed from the Benchmark Peer Group in 2024.

2024 Benchmark Peer Group The following were used as a benchmark for comparing each component of compensation program in 2024:

Baker Hughes Company	Helmerich & Payne, Inc.	TechnipFMC plc
Bristow Group Inc.	Nabors Industries Ltd.	Transocean Ltd.
ChampionX Corporation	NOV Inc.	Valaris Limited
Diamond Offshore Drilling, Inc. *	Oceaneering International, Inc.	Weatherford International plc
Haliburton Company	Patterson-UTI Energy, Inc.
* Diamond Offshore Drilling, Inc. was removed from the benchmark peer group in 2025 as a result of our acquisition of the company in September 2024.
The Compensation Committee benchmarks compensation of the NEOs against the compensation of individuals in like positions in the companies included in the Benchmark Peer Group. The Compensation Committee does not benchmark executive compensation to specific levels or percentiles of the Benchmark Peer Group, but instead endeavors to be competitive within the Benchmark Peer Group with respect to the various components and the aggregate level of compensation of officers in comparable positions. The Compensation Committee believes that this approach gives the committee the flexibility to respond to individual circumstances and offer competitive compensation packages to our executives.
TSR Peer Group
We use the TSR Peer Group to measure our relative total shareholder return (“TSR”) performance for the vesting of performance-based long-term equity incentives. Our TSR Peer Group is comprised of global offshore drilling companies with whom we most directly compete for customers and investor capital as well as the PHLX Oil Service Sector Index. The three listed companies are also in our Benchmark Peer Group except for Seadrill, who is a key direct competitor whose executive compensation data is not publicly available for benchmarking purposes. The Compensation Committee believes that the TSR Peer Group is an appropriate benchmark against which to measure the Company’s stock price performance in the complex and cyclical offshore drilling industry. The Compensation Committee removed ChampionX Corporation, Helmerich & Payne, Inc., Oceaneering International Inc., TechnipFMC plc and Weatherford International plc from the TSR Peer Group for fiscal year 2024 as part of its efforts to refine the group to consist of those companies we consider to be our primary direct competitors and added the PHLX Oil Service Sector Index to provide an appropriate balance given our limited number of

36	2025 Proxy Statement | Noble Corporation plc

Compensation Discussion and Analysis
publicly traded primary direct competitors. The Compensation Committee will continue to review and assess the composition of the TSR Peer Group for future performance-based awards.

2024 TSR Peer Group The following were used as the peer group for relative TSR calculations under our 2024 PVRSU awards:

Seadrill Limited	Valaris plc
Transocean Ltd.	PHLX Oil Service Sector Index
Diamond Offshore Drilling, Inc.*
* Will be excluded from calculation due to our acquisition of the company in 2024.
How Compensation Components are Determined
Our Compensation Committee seeks to provide total compensation opportunities that are competitive with energy and general industry companies of roughly comparable size and are generally targeted at the middle range of the competitive market. Individual NEO compensation pay is determined based on a combination of factors, including:
•our compensation philosophy;
•market compensation data;
•competition for key executive talent;
•the NEO’s experience, leadership and prior contribution to the Company’s success;
•overall corporate financial performance;
•business unit financial performance;
•the Company’s overall annual budget for merit increases;
•internal pay equity for our NEOs; and
•the NEO’s individual performance in the prior year.
Base Salary
The Compensation Committee conducts an annual review of the base salaries of NEOs taking these factors into account and the Compensation Committee also reviews the base salaries at the time of any promotion or significant change in job responsibilities.
Base salary increases for our NEOs were effective on March 1, 2024. Changes to base salaries for 2024 were driven by market competitiveness and based on the size, scope and complexity of the Company. Base salaries are shown in the table below. Salary increase information is not included for Ms. Howard as she was not a NEO in 2023.

Name	Base Salary as of 12/31/2024	Increase in % from 2023
Robert W. Eifler	$950,000	5.6%
Richard B. Barker	$600,000	12.1%
Joey M. Kawaja	$470,000	13.3%
Blake A. Denton	$400,000	3.9%
Jennie P. Howard	$425,000	-

Noble Corporation plc | 2025 Proxy Statement	37

 Compensation Discussion and Analysis
Short-Term Incentive Plan (STIP)
Our STIP gives participants, including the NEOs, the opportunity to earn annual cash bonuses, with target award levels set as a percentage of their base salaries.
Changes to STIP targets for 2024 for our NEOs were driven by market competitiveness and based on the size, scope and complexity of the Company. STIP targets are shown in the table below. The Compensation Committee approved increases in the STIP targets for Messrs. Eifler, Kawaja and Denton to maintain alignment with market benchmarks. STIP target change information is not included for Ms. Howard as she was not a NEO in 2023.

Name	2024 STIP Target (% of Base Salary)	2023 STIP Target (% of Base Salary)
Robert W. Eifler	130%	125%
Richard B. Barker	90%	90%
Joey M. Kawaja	80%	70%
Blake A. Denton	70%	60%
Jennie P. Howard	70%	—
2024 STIP – Metrics
The Compensation Committee believes that the success of the Company is tied to the achievement of the key performance goals shown below and the STIP is designed to reward executives for meeting these goals thereby driving the performance of the Company. Company performance determines the funding level of the total STIP bonus pool. Accordingly, if performance thresholds are not met, STIP awards will not be funded.
Our 2024 metrics for our STIP for all eligible personnel, including the NEOs, for the 2024 plan year are set forth below:
Financial Metrics
The financial metrics selected by the Compensation Committee correlate to aspects of our business that drive shareholder value by enhancing the productivity and efficiency of the Company’s assets and their operation.
Adjusted Free Cash Flow goals encourage our NEOs to sustainably return value to shareholders while making focused investments in future growth areas. Adjusted Free Cash Flow is defined as adjusted EBITDA minus capital expenditures, minus net interest expense, minus cash taxes, plus or minus changes in working capital, plus or minus cost to achieve synergies adjusted for any non-recurring items.
Contract Drilling Margin is defined as contract drilling revenues less contract drilling costs less general and administrative expenses, divided by contract drilling revenues.
Customer Satisfaction
Customer Satisfaction is a key driver of shareholder value. For purposes of the STIP, this metric is measured by customer satisfaction surveys which are sent out to customers from our operating rigs each quarter as part of a Quarterly Performance Review (QPR) to assess Company performance. The QPR solicits customer feedback over a number of dimensions and is scored on a scale from 0 to 7 by each customer. The average rating from all customers across all quarters is then taken to determine the annual customer satisfaction score.
Safety Performance
Safety is crucial to the success of the Company. Our customers demand that we excel in safety performance and excellence in this area has become a marketing and regulatory imperative. In addition, our Compensation Committee believes that safety is a key component of operational excellence and discipline. Safety performance is measured using the Potential Consequence Severity Index (PCSI). The PCSI is a method of measuring risk by highlighting high potential near miss events as well as the potential consequence of all actual injury related events. This metric shifts the focus from measuring performance by the volume of events to understanding and measuring the maximum potential severity of events and near misses.

38	2025 Proxy Statement | Noble Corporation plc

Compensation Discussion and Analysis
First Choice for Employees
Attracting and retaining key talent is critical to our success. Our goal is to be the employer of choice for employees. This metric is subjectively evaluated by the Compensation Committee by assessing achievement against established targets and goals for employee engagement survey scores, attrition rates, talent and leadership development and people related initiatives.
2024 STIP – Company Performance
The Company achieved overall performance at 109% of the performance targets set for the 2024 STIP. The 2024 STIP targets and actual achievement are set forth in the table below. For the purposes of the 2024 STIP, financial metrics attributable to Diamond, which was acquired on September 4, 2024 were excluded.

Component	Performance Metric	Weighting of Component	2024 Target	Actual 2024 Results	Factor	Component Payout (Weighting x Factor)
Financial Measure	Adjusted Free Cash Flow(1)	30%	$289-324 million	$293.0 million	1.00	0.30
Financial Measure	Contact Drilling Margin (2)	30%	37.8-38.0%	36.04%	0.82	0.25
Customer Satisfaction	Customer QPR	15%	6.3	6.375	1.19	0.18
Safety Performance	Consequence Severity Index	15%	675.0	590.0	1.43	0.21
First Choice for Employees	First Choice for Employees Scorecard(3)	10%	Subjective Assessment		1.50	0.15
				Award Factor		1.09
(1)Adjusted Free Cash Flow is defined as adjusted EBITDA minus capital expenditures, minus net interest expense, minus cash taxes, plus or minus changes in working capital, plus or minus cost to achieve synergies adjusted for any non-recurring items.
(2)Contact Drilling Margin is defined as contract drilling revenues less contract drilling costs less general and administrative expenses, divided by contract drilling revenues.
(3)The Compensation Committee considered year-over-year improvement in engagement scores, successful implementation of Talent Development programs and favorable attrition rate trends, and approved a payout factor of 1.5 for the First Choice for Employees component.
For all 2024 STIP participants, including our NEOs, the Company performance factor was multiplied by the applicable individual target award and any individual performance adjustment (if any) to calculate the final performance bonus payment amount. Individual bonuses may be adjusted upward or downward to reflect merit, individual and team performance and/or additional selected criteria, subject to the approval of the Compensation Committee. No individual performance adjustments were made to the NEO’s 2024 STIP awards.
STIP – 2024 Actual Payout

Name	Base Salary	STIP Target	Award Factor	2024 STIP Payout
Robert W. Eifler	$950,000	130%	1.09	$1,346,150
Richard B. Barker	$600,000	90%	1.09	$588,600
Joey M. Kawaja	$470,000	80%	1.09	$409,840
Blake A. Denton	$400,000	70%	1.09	$305,200
Jennie P. Howard	$425,000	70%	1.09	$324,275

Noble Corporation plc | 2025 Proxy Statement	39

 Compensation Discussion and Analysis
Long-Term Incentives
We believe it is important to reward executive officers and key employees who demonstrate superior performance in their current position, as well as the likelihood of high-level performance in the future, with long-term incentive compensation. Such long-term incentive compensation is consistent with our overall compensation philosophy to align executives’ and employees’ interests with the interests of our shareholders. We believe that our executive officers should have an ongoing stake in the success of the Company through long-term stock ownership and compensation opportunities that vest over multiple years. Unvested long term incentive awards accrue dividend equivalent rights which, for 2024, will be paid in cash upon vesting.
The value of long-term incentive compensation awards is determined annually considering our objectives for this component of total compensation and to be competitive with the Benchmark Peer Group. Our policy is to establish long-term incentive award opportunities generally targeted at the middle range of the competitive peer group data, although individual award targets will vary based on role, experience and performance. In line with our compensation philosophy, our Compensation Committee has determined that it is in the best interests of the Company and its shareholders to position long-term incentive compensation toward the higher end of this range to serve our goals of retaining and incentivizing our executive officers, given that targeted cash compensation falls, on average, at the lower end of the range. Actual awards year to year may vary based on the Compensation Committee’s assessment of our growth and performance over time and general sector performance. Our CEO recommends for consideration and approval by the Compensation Committee the total value of awards for all positions other than his own. The Compensation Committee determines the total award value for our CEO and, after considering the CEO’s recommendations, for the other NEOs.
The 2024 LTIP award values for our NEOs were driven by market competitiveness and were based on the size, scope and complexity of the Company compared to the Benchmark Peer Group. 2024 LTIP award values are shown in the table below:

Executive	PVRSU Value(1)	TVRSU Value(1)	Total LTIP Value(1)
Robert W. Eifler	$5,250,000	$2,250,000	$7,500,000
Richard B. Barker	$1,560,000	$1,040,000	$2,600,000
Joey M. Kawaja	$900,000	$600,000	$1,500,000
Blake A. Denton	$720,000	$480,000	$1,200,000
Jennie P. Howard	$720,000	$480,000	$1,200,000
(1)For 2024 grants, the number of units underlying each component of the LTIP award was determined using a 7-trading-day trailing volume-weighted average stock price of the Company’s common stock on the NYSE (“VWAP”) as of the grant date, January 26, 2024 of $44.1695.
2024 Time-Vested Restricted Stock Units (TVRSU)
Our CEO received 30% of his annual LTIP award value in the form of TVRSUs. Our other NEOs received 40% of their 2024 LTIP award value in the form of TVRSUs. The TVRSUs vest ratably over a three-year period commencing on the first anniversary of the grant date.
While TVRSUs are not earned based on performance criteria, the Compensation Committee believes that, because the ultimate value of the awards is linked directly to the performance of our stock over time, TVRSUs support management performance and align management with our shareholders.
2024 Performance-Vested Restricted Stock Units (PVRSUs)
Our CEO received 70% of his 2024 LTIP award value in the form of PVRSUs and our other NEOs received 60% of their 2024 award value in the form of PVRSUs. The PVRSUs granted will vest from 0% to 200% of the target number of PVRSUs awarded based on the achievement of specified performance criteria outlined below over a three-year performance period. With respect to each performance goal, the Company must exceed a threshold performance level in order for any of the PVRSUs to vest. Any PVRSUs that do not vest are forfeited.

40	2025 Proxy Statement | Noble Corporation plc

Compensation Discussion and Analysis
2024 PVRSU Performance Payout Scale
The performance payout scale in the table below is applicable to grants made in 2024 for the 2024-2026 performance cycle.

Goal	50% Threshold	100% Target	200% Maximum	Weighting
Total Shareholder Return (“TSR”)(1)	See footnote(1)	See footnote(1)	See footnote(1)	50.0%
Return on Invested Capital ("ROIC") (2)	10.0%	14.6%	19.0%	40.0%
ESG - Reduce CO2 Emissions - Floaters(3)	115.94 (-6%)	113.8 (-8%)	111.01 (-10%)	2.5%
ESG - Reduce CO2 Emissions - Jackups(3)	36.91 (-8%)	36.50 (-9%)	36.10 (-10%)	2.5%
ESG - Achieve ISO 50001 Compliance(3)	15 rigs	20 rigs	All rigs	5.0%
(1)Absolute TSR (“ATSR”) and relative TSR (“RTSR”) over the three-year performance period are assessed under the matrix shown below. For RTSR, performance will be assessed against the TSR Peer Group. ATSR will be calculated using a cumulative average TSR. For purposes of the TSR calculations, the starting price is the volume weighted average share price for the 7-trading days prior to January 1, 2024 ($47.85) and the ending price will be calculated using the volume weighted average price over the 7-trading days preceding the last day of the performance period.

	RTSR Percentile
Annualized ATSR	≤ 25th	25th < > 75th	≥75th
15%	100%	150%	200%
10%	75%	100%	150%
5%	50%	75%	100%
≤ 0%	0%	50%	75%
(2)ROIC is defined as earnings before interest and taxes minus cash taxes divided by the sum of average shareholder equity at the beginning and the end of the performance period and average net debt measured at the beginning and end of the performance period.
(3)ESG Performance consists of two metrics, reduction of CO2 emissions and ISO 50001 compliance. CO2 reduction is measured as tons of CO2 equivalents divided by number of contracted days. For rigs to be ISO 50001 compliant, a full Energy Management System must be set up on each rig.
2022 PVRSU Payouts
The 2022 PVRSUs that were granted on February 3, 2022 vested on December 31, 2024 and settled in early 2025.
The 2022 PVRSUs performance metrics were based on the achievement of TSR performance targets, ESG performance targets and certain metrics related to the Business Combination with Maersk Drilling. In September 2022, following the closing of the Business Combination, the Compensation Committee determined that the Company had fundamentally changed such that certain of the performance metrics used for the PVRSU awards granted in 2022 were no longer appropriate. The Compensation Committee believed it was in the best interests of the transformed Company and its shareholders to align the legacy Noble and legacy Maersk Drilling management teams so that the group was focused on integration and strategic, financial and operations goals designed to encourage the growth of the combined company. Certain performance metrics under the 2022 PVRSUs therefore either no longer represented an alignment to these financial, operational and strategic goals or had been substantially achieved.
On September 30, 2022, the Compensation Committee certified certain performance metrics relating to a portion of the outstanding PVRSUs (the “Lock-In Determinations”) in accordance with the terms of the 2022 LTIP and the 2022 PVRSU grant agreements. Shares earned under the Lock-In Determinations remained subject to time vesting through December 31, 2024. The remainder of the 2022 PVRSUs remained subject to the original TSR and ESG performance-based metrics over the remainder of three-year performance cycle. The Compensation Committee believed these actions were in the best interests of the Company and its shareholders because the portions of the PVRSUs subject to Lock-In Determinations would have no longer served their intended purposes of retention and incentivizing and rewarding performance following the closing of the Business Combination.

Noble Corporation plc | 2025 Proxy Statement	41

 Compensation Discussion and Analysis
As a result of these actions and the Company’s final TSR and ESG performance, which was assessed in early 2025, the 2022 PVRSUs vested at 143% of target and were settled on January 30, 2025, based on the following performance achievement:

Performance Metric	Target	Actual Performance	Weight	Factor	Multiple
Total Shareholder Return (“TSR”)(1)	See footnote (1)	RTSR - 44th percentile ATSR - 8.9%	33.33%	0.95	0.317
Merger Integration - Synergy Realization	$125M	$173M	16.67%	1.96	0.327
Merger Integration - Evolution of Capital Structure(2)	Subjective Assessment	Outstanding	16.67%	2.00	0.333
Merger Integration - Customer Satisfaction(3)	Subjective Assessment	Outstanding	16.67%	2.00	0.333
ESG Metrics	Subjective Assessment	Locked in 2022	8.33%	0.75	0.062
ESG Workforce Diversity	Subjective Assessment	Locked in 2022	8.33%	0.75	0.062
Total					1.430
(1)Average TSR (“ATSR”) and relative TSR (“RTSR”) over the three-year performance period were assessed under the matrix shown below. ATSR was calculated using a cumulative average TSR. For RTSR, performance was assessed against the TSR Peer Group. For purposes of the TSR calculations, the starting price was the 20-day average stock price prior to the beginning of the performance period ($25.90) and the ending price was the average stock price for the last 20 trading-days at the end of the performance period ($30.98).

	RTSR Percentile
Annualized ATSR	≤ 25th	25th < > 75th	≥75th
15%	100%	150%	200%
10%	75%	100%	150%
5%	50%	75%	100%
≤ 0%	0%	50%	75%
(2)In evaluating performance on this metric, the Compensation Committee assessed that over the three year performance period, the Company established a leading low cost capital structure with high structural flexibility to return capital in the offshore drilling sector.
(3)In evaluating this metric, the Compensation Committee considered customer satisfaction scores and collected feedback on performance and overall satisfaction from key customers noting continuity and high satisfaction scores (ranging from 6.3 to 6.7 out of 7) throughout the integration period.
The following chart details the number of 2022 PVRSUs that vested for each of our NEOs:

Executive(1)	Number of 2022 PVRSUs Vested
Robert W. Eifler	185,513
Richard B. Barker	57,973
Joey M. Kawaja	36,440
Blake A. Denton	36,440
(1)Ms. Howard was not a NEO in 2022 and did not receive a grant of 2022 PVRSUs.
Retirement Benefits
We sponsor the Noble Services Company LLC 401(k) and Profit Sharing Plan, a qualified defined contribution plan, that allows eligible employees, including the NEOs, to save for retirement through a tax-advantaged combination of employee and Company contributions. The Company matches 100% of the first 6% of eligible earnings that the participant defers, subject to statutory annual limits. Although it may elect to do so, the Company did not make an annual discretionary profit sharing contribution for 2024.

42	2025 Proxy Statement | Noble Corporation plc

Compensation Discussion and Analysis
Other Benefits and Perquisites
The Company provides healthcare, life and disability insurance and other employee benefit programs to its employees, including the NEOs, which the Company believes assist in maintaining a competitive position in terms of attracting and retaining officers and other employees. These employee benefit plans are provided on a non-discriminatory basis to all employees.
The Company provides minimal perquisites and other personal benefits to the NEOs. The Company and the Compensation Committee believe these are reasonable and consistent with its overall compensation program. There are no reportable values of perquisites for the NEOs for the year ended December 31, 2024.
Share Ownership Policy and Holding Requirements
We maintain a share ownership policy applicable to our officers and directors, including our NEOs. The policy requires covered persons to hold shares, TVRSUs, or a combination thereof with an aggregate value in excess of specified multiples of their annual base salary or retainer as set forth below. The Share Ownership Policy excludes shares that a covered person has the right to acquire through the exercise of options (whether or not vested) and any unvested or unearned performance shares when calculating share ownership. Unless a covered person is making reasonable progress to satisfy the policy holding requirements, they may not sell or dispose of shares for cash. The Compensation Committee retains the ability to make amendments to or grant waivers of the Share Ownership Policy and newly appointed officers and directors have five years from appointment to satisfy their holding requirements. All officers and directors are currently in compliance with our share ownership policy.

Position	Minimum Ownership Thresholds
Chief Executive Officer or President	6.0 Times Base Salary
Executive Vice President and Senior Vice President	3.0 Times Base Salary
Other Executive Officers	1.0 Times Base Salary
Non-Executive Director	5.0 Times Annual Cash Retainer
Hedging and Pledging; Securities Trading Policy
We have adopted insider trading policies and procedures governing the purchase, sale and other transactions in our securities by the Company’s directors, officers, and employees, and other covered persons, as well as the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable exchange listing standards. Our stock trading policy prohibits the purchase by our directors, executive officers, employees and agents of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of the Company held, directly or indirectly, by any director or executive officer. Our stock trading policy prohibits pledging of any Company stock as security by our directors or executive officers and the establishment or use of a margin account with a broker-dealer for the purpose of buying or selling securities of the Company.
The Company’s policy on trading in Company shares also prohibits directors, officers, employees and agents from purchasing, selling or gifting Company securities while in possession of any material information about the Company or its operations that has not been publicly disclosed. As such, and in addition to our pre-clearance procedures, directors, officers and certain designated employees and consultants are prohibited from buying, selling or gifting Company securities during our quarterly blackout periods (which prohibit trading or gifting in our shares during the period around the end of our quarterly reporting periods until we have announced our results and the market has had an appropriate amount of time to incorporate the performance information in our stock price) and during certain situation-specific blackout periods in which developments known to the Company have not yet been disclosed to the public. However, the Company does permit directors, officers or employees to enter into Rule 10b5-1 sales or purchase plans in accordance with SEC regulations and our pre-clearance procedures if they so desire.
The Company stock trading policy is filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024.

Noble Corporation plc | 2025 Proxy Statement	43

 Compensation Discussion and Analysis
Equity Grant Practices
The Company’s practice has been to award restricted stock units to new executives contemporaneously with their hire date and annually to current executives following the first quarter regularly-scheduled meeting of the Compensation Committee. These practices may change in the future. In 2024, we did not grant TVRSUs or PVRSUs in coordination with the release of material non-public information, and did not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.
Clawback Provisions
In October 2023, the Board adopted a clawback policy which covers all current and former executive officers. Pursuant to the policy, the Company will recoup any excess incentive compensation received (whether in cash or equity) by any covered executive officer during the three fiscal years preceding any required restatement of the Company’s reported financial results due to material noncompliance with any financial reporting requirement under the federal securities laws. The Company’s clawback policy is filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024. This clawback policy is in addition to any other recovery rights provided under applicable law.
Employment Agreements & Severance Plans
Employment Agreements
We previously entered into employment agreements (“Employment Agreements”) with certain executive officers, including Messrs. Eifler, Barker, Kawaja and Denton effective as of February 5, 2021. In August 2023, the Company adopted an Executive Change in Control Severance Plan and an Executive Severance Plan (together the “Severance Plans”). Each of the Employment Agreements terminated as of February 5, 2024, and as a result, any severance benefits to be received by our NEOs will be determined in accordance with the Severance Plans.
Executive Severance Plans
The Executive Severance Plan provides that, subject to the terms and conditions of the plan, and contingent upon the execution of a separation agreement and release of claims, if the participant experiences a “qualifying termination” (as defined under the Executive Severance Plan), the terminated executive is entitled to receive the following:
•a lump sum cash payment, payable within 30 days following the date on which the separation agreement comes effective and irrevocable, in an amount equal to (1) the sum of the executive’s base salary and target annual bonus times; (2) a multiple of 2.0 for the CEO and 1.0 for all our other NEOs;
•a pro-rata annual cash bonus for the year in which the termination occurs, payable in lump sum on or about the date such bonuses are paid to other employees of the Company;
•subject to the executive’s eligibility for and timely election of continued coverage under COBRA, continued medical, dental and vision benefit coverage for the executive and his or her covered dependents for up to 12 months;
•outplacement services valued at up to $50,000;
•full vesting of all outstanding time-vested equity awards; and
•continued eligibility to vest in the participant’s outstanding equity awards that are subject to performance-based vesting conditions, determined based on (i) actual performance, with respect to any completed performance periods or achieved performance measures, and (ii) with respect to any incomplete performance periods and performance measures, actual performance of the Company over the full performance period and pro-rated.
If an executive experiences a “qualifying termination” within the 24-month anniversary of a “change in control” (as defined under the Executive Change in Control Severance Plan), subject to the terms and conditions of the Executive Change in Control Severance Plan, and contingent upon the execution of a separation agreement and release of claims, the terminated executive is entitled to receive the following:
•a lump sum cash payment, payable within 30 days following the date on which the separation agreement comes effective an irrevocable, in an amount equal to (1) the sum of the executive’s base salary and target annual bonus times; (2) a multiple of 3.0 for the CEO and 2.0 for all our other NEOs;
•a pro-rata annual cash bonus for the year in which the termination occurs, payable in lump sum on or about the date such bonuses are paid to other employees of the Company;
•subject to the executive’s eligibility for and timely election of continued coverage under COBRA, continued medical, dental and vision benefit coverage for the executive and his or her covered dependents for up to 18 months;
•outplacement services valued at up to $50,000;
•full vesting of all outstanding time-vested equity awards; and
•full vesting of all outstanding performance-based equity awards at target.

44	2025 Proxy Statement | Noble Corporation plc

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

COMPENSATION COMMITTEE
Alan J. Hirshberg, Chair
Patrice Douglas
Alastair Maxwell
Charles M. Sledge

March 27, 2025

Noble Corporation plc | 2025 Proxy Statement	45

Summary Compensation Table
The following table sets forth the compensation of our NEOs for each of the years shown pursuant to the applicable rules of the SEC. Ms. Howard was not a NEO for any years prior to 2024.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert W. Eifler President & Chief Executive Officer	2024	$941,667	$7,997,410	$1,346,150	—	$1,751,277	$12,036,504
	2023	883,333	6,725,180	1,653,750	—	385,120	9,647,383
	2022	800,000	5,913,496	686,400	—	36,152	7,436,048
Richard B. Barker Executive Vice President & Chief Financial Officer	2024	589,167	2,753,774	588,600	—	307,874	4,239,415
	2023	525,000	2,134,940	707,805	—	40,983	3,408,728
	2022	475,000	1,847,999	333,450	—	30,507	2,686,956
Joey M. Kawaja Senior Vice President, Operations	2024	460,833	1,588,717	409,840	—	151,364	2,610,754
	2023	408,333	1,174,238	427,035	24,804	36,758	2,071,168
	2022	341,000	1,161,601	175,500	—	30,110	1,708,211
Blake A. Denton Senior Vice President, Marketing and Contracts	2024	397,500	1,270,974	305,200	—	151,364	2,125,038
	2023	377,500	1,174,238	339,570	—	38,480	1,929,788
	2022	309,778	1,161,601	159,120	—	30,542	1,661,040
Jennie P. Howard Senior Vice President, General Counsel & Secretary	2024	416,667	1,270,974	324,275	—	24,696	2,036,612

(1)Annual base salary changes are effective in the first quarter and not at the start of the fiscal year. As a result the salary in this column represented is the actual salary received for the fiscal year.
(2)Represents the grant date fair value of awards granted in each year calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. The value of TVRSUs is based on the average of the high and low trading price on the grant date of January 26, 2024 ($44.88). With respect to PVRSUs, amounts are based on the target achievement level of the ROIC and ESG performance criteria and on the average of the high and low trading price on the grant date ($44.88) and, with respect to the TSR component, a Monte Carlo grant date valuation of $51.22. If the 2024 PVRSUs were earned at maximum performance, the grant date value would be as follows: Mr. Eifler - $10,668,874; Mr. Barker - $3,170,144; Mr. Kawaja - $1,828,950; Mr. Denton - $1,463,178 and Ms. Howard - $1,463,178. The 2022 and 2023 values were presented incorrectly in prior years' disclosure; the values have been restated in this disclosure. For information regarding the assumptions underlying these valuations, please refer to note 7 in our Annual Report on form 10-K for the year ended December 31, 2024.
(3)Reflects cash performance bonuses paid early the following year under the STIP for performance in each year indicated.
(4)Reflects the aggregate change in the actuarial present value of Mr. Kawaja’s accumulated benefit under the Noble Services Company LLC Salaried Employees’ Retirement Plan for the year. For 2024, the actuarial present value of Mr. Kawaja's accumulated benefit declined in value by $17,805. In accordance with SEC rules, the decline in value is not reflected in the table above.

46	2025 Proxy Statement | Noble Corporation plc

Summary Compensation Table
(5)The amount in the All Other Compensation column includes Company contributions to the Noble Services Company LLC 401(k) and Profit Sharing Plan and payments in respect of Dividend Equivalent Rights that were paid in connection with the vesting of TVRSUs and PVRSUs in 2024. For Mr. Eifler, also includes the value of UK taxes paid on his behalf for time spent in the UK for business purposes ($673,732) as well as a gross up for Medicare taxes ($15,832). The 2023 value for All Other Compensation for Mr. Eifler was presented incorrectly in the prior year disclosure. The 2023 value has been restated above to include the value of UK taxes paid on Mr. Eifler's behalf in that year for time spent in working in the UK as well as a gross up for Medicare taxes ($340,805). The details of All Other Compensation paid to our NEOs in 2024 is as follows:

	401(K) Contributions ($)	Dividend Equivalent Rights Paid ($)	Other	Total ($)
Robert W. Eifler	$20,700	$1,041,013	$689,564	$1,751,277
Richard B. Barker	20,700	287,174	—	307,874
Joey M. Kawaja	20,700	130,664	—	151,364
Blake A. Denton	20,700	130,664	—	151,364
Jennie P. Howard	20,700	3,996	—	24,696

Noble Corporation plc | 2025 Proxy Statement	47

Grants of Plan-Based Awards
The table below includes STIP and LTIP awards made in 2024 to each of the NEOs. For a description of the material terms of the awards reported in the Grants of Plan-Based Awards table, including performance-based conditions and vesting schedules applicable to such awards, see “Compensation Discussion and Analysis — How Compensation Components Are Determined.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert W. Eifler			617,500	1,235,000	2,470,000	—	—	—	—	—
	PVRSU	1/26/2024	—	—	—	59,430	118,860	237,720	—	5,711,223
	TVRSU	1/26/2024	—	—	—	—	—	—	50,940	2,286,187
Richard B. Barker			240,750	540,000	1,080,000	—	—	—	—	—
	PVRSU	1/26/2024	—	—	—	17,659	35,318	70,636	—	1,697,030
	TVRSU	1/26/2024	—	—	—	—	—	—	23,546	1,056,744
Joey M. Kawaja			188,000	376,000	752,000	—	—	—	—	—
	PVRSU	1/26/2024	—	—	—	10,188	20,376	40,752	—	979,067
	TVRSU	1/26/2024	—	—	—	—	—	—	13,584	609,650
Blake A. Denton			140,000	280,000	560,000	—	—	—	—	—
	PVRSU	1/26/2024	—	—	—	8,151	16,301	32,602	—	783,263
	TVRSU	1/26/2024	—	—	—	—	—	—	10,867	487,711
Jennie P. Howard			148,750	297,500	595,000	—	—	—	—	—
	PVRSU	1/26/2024	—	—	—	8,151	16,301	32,602	—	783,263
	TVRSU	1/26/2024	—	—	—	—	—	—	10,867	487,711
(1)Represents award opportunities under the STIP. The amount actually paid to the NEOs under the STIP for 2024 is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Threshold equals 50% of target and maximum equals 200% of target.
(2)Represents the number of PVRSUs granted under the 2022 Noble Corporation Long-Term Incentive Plan (“2022 LTIP”). Threshold equals 50% of target and maximum equals 200% of target.
(3)Represents the number of TVRSUs granted under the 2022 LTIP. TVRSUs vest over three years, with one-third vesting per year beginning on the first anniversary of the grant date.
(4)Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. This differs from the targeted total value of the equity awards approved by the Compensation Committee as our Compensation Committee determined the number of units to award based on the VWAP for the 7-trading days preceding the grant date. The value of TVRSUs is based on the average of the high and low trading price on the grant date ($44.88). With respect to PVRSUs, the value is based on target achievement level of the ROIC and ESG performance criteria and on the average of the high and low trading price on the January 26, 2024 grant date ($44.88) and a Monte Carlo grant date valuation of $51.22.

48	2025 Proxy Statement | Noble Corporation plc

Outstanding Equity Awards at
Fiscal Year-End
The following table outlines all outstanding equity awards held by the NEOs at December 31, 2024. For a description of the key decisions made in relation to equity awards granted in 2024, see “Compensation Discussion and Analysis — Long-Term Incentives.”

Name	Grant Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Robert W. Eifler	2/3/2022	28,829	(1)	$905,231	—	—
	2/3/2023	41,750	(1)	$1,310,950	—	—
	2/3/2023	—		—	187,874	$5,899,244
	1/26/2024	50,940	(1)	$1,599,516	—	—
	1/26/2024	—		—	237,720	$7,464,408
Richard B. Barker	2/3/2022	9,010	(1)	$282,914	—	—
	2/3/2023	13,254	(1)	$416,176	—	—
	2/3/2023	—		—	59,642	$1,872,759
	1/26/2024	23,546	(1)	$739,344	—	—
	1/26/2024	—		—	70,636	$2,217,970
Joey M. Kawaja	2/3/2022	5,663	(1)	$177,818	—	—
	2/3/2023	7,290	(1)	$228,906	—	—
	2/3/2023	—		—	32,804	$1,030,046
	1/26/2024	13,584	(1)	$426,538	—	—
	1/26/2024	—		—	40,752	$1,279,613
Blake A. Denton	2/3/2022	5,663	(1)	$177,818	—	—
	2/3/2023	7,290	(1)	$228,906	—	—
	2/3/2023	—		—	32,804	$1,030,046
	1/26/2024	10,867	(1)	$341,224	—	—
	1/26/2024	—		—	32,602	$1,023,703
Jennie P. Howard	4/1/2022	2,051	(1)	$64,401	—	—
	2/3/2023	4,970	(1)	$156,058	—	—
	2/3/2023	—		—	22,366	$702,292
	1/26/2024	10,867	(1)	$341,224	—	—
	1/26/2024	—		—	32,602	$1,023,703

Noble Corporation plc | 2025 Proxy Statement	49

  Outstanding Equity Awards at Fiscal Year-End
(1)The vesting dates of the TVRSUs that have not vested are as follows:

Grant date	Vest date	Shares subject to the grant
		Robert W. Eifler	Richard B. Barker	Joey M. Kawaja	Blake A. Denton	Jennie P. Howard
2/3/2022	2/3/2025	28,829	9,010	5,663	5,663	—
4/1/2022	4/1/2025	—	—	—	—	2,051
2/3/2023	2/3/2025	20,875	6,627	3,645	3,645	2,485
	2/3/2026	20,875	6,627	3,645	3,645	2,485
1/26/2024	1/26/2025	16,980	7,849	4,528	3,622	3,622
	1/26/2026	16,980	7,849	4,528	3,622	3,622
	1/26/2027	16,980	7,849	4,528	3,622	3,622
(2)The market value of TVRSUs and PVRSUs is calculated based on the closing price of our common stock on December 31, 2024, the last trading day of the year, which was $31.40 per share.
(3)The number of PVRSUs reported in this column and the payout value calculated in the column to the right are based on the achievement of maximum performance levels. The PVRSUs will vest following completion of the three-year performance period, subject to the achievement of the applicable performance metrics.
Stock Vested
The following table sets forth information about the vesting of restricted stock during the year ended December 31, 2024 for each of the NEOs on an aggregated basis.

Name	Stock awards
	Shares Vesting (#)	Value Realized on Vesting ($)(1)
Robert W. Eifler	1,672,674	$69,913,472
Richard B. Barker	468,221	19,507,113
Joey M. Kawaja	223,102	9,202,355
Blake A. Denton	223,102	9,202,355
Jennie P. Howard	4,536	206,622
(1) Value is calculated based on the average of the high and low price of our common stock on the applicable vesting date.

50	2025 Proxy Statement | Noble Corporation plc

Outstanding Equity Awards at Fiscal Year-End
Pension Benefits
The following table sets forth certain information about retirement payments and benefits under Noble’s defined benefit plans for Mr. Kawaja, who is the only NEO that participates in the Noble Services Company LLC Salaried Employees’ Retirement Plan, which was frozen to new participants in 2004.

Name	Plan name	Number of years credited service (#)(1)	Present value of accumulated benefit ($)(1) (2)	Payments during last fiscal year ($)
Joey M. Kawaja	Salaried Employees Retirement Plan	18.5	$234,031	—
(1)Computed as of December 31, 2024, which is the same pension plan measurement date used for financial statement reporting purposes for our audited consolidated financial statements. Mr. Kawaja’s years of credited service under the pension plan were frozen in 2016, when the plan was frozen to future accruals.
(2)For purposes of calculating the amounts in this column, retirement age was assumed to be the normal retirement age of 65, as defined in the Noble Services Company LLC Salaried Employees’ Retirement Plan. A description of the valuation method and all material assumptions applied in quantifying the present value of accumulated benefit is set forth in Note 11 to our audited consolidated financial statements in Annual Report on Form 10-K for the year ended December 31, 2024.
Noble Services Company LLC Salaried Employees’ Retirement Plan
Under the Noble Services Company LLC Employees’ Retirement Plan, the normal retirement date is the date that a participant attains the age of 65. The plan covers salaried employees, but excludes employees hired after July 31, 2004. As a result, Mr. Kawaja is the only NEO with a benefit under this plan. The normal retirement pension accrued under the plan is in the form of an annuity that provides for a payment of a level monthly retirement income to the participant for life with certain survivor benefits as defined in the plan.
The benefit under the plan is equal to one percent of the participant’s average monthly compensation multiplied times the number of years of benefit service (maximum 30 years), plus six-tenths of one percent of the participant’s average monthly compensation in excess of one-twelfth of his or her average amount of earnings which may be considered wages under section 3121(a) of the Code, in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which a participant attains (or will attain) social security retirement age (or, if earlier, December 31, 2016), multiplied by the number of years of benefit service (maximum 30 years, but frozen as of December 31, 2016).
The average monthly compensation is defined in the plan generally to mean the participant’s average monthly rate of compensation from the Company for the 60 consecutive calendar months that give the highest average monthly rate of compensation for the participant. In the plan, compensation is defined (with certain exceptions) to mean the total taxable income of a participant during a given calendar month, including basic compensation, bonuses, commissions and overtime pay, but excluding extraordinary payments and special payments (such as moving expenses, benefits provided under any employee benefit program and stock options and SARs).
Early retirement can be elected at the time after which the participant has attained the age of 55 and has completed at least five years of service (or for a participant hired on or before January 1, 1986, when he or she has completed 20 years of covered employment). The formula used to determine an early retirement benefit reduces the accrued monthly retirement income by multiplying the amount of the accrued monthly retirement income by a percentage applicable to the participant’s age as of the date such income commences payment.
Employees accrue no future benefits under the plan after December 31, 2016.

Noble Corporation plc | 2025 Proxy Statement	51

  Outstanding Equity Awards at Fiscal Year-End
Potential Payments on Termination or Change of Control
All of our NEOs are participants in our Executive Change in Control Severance Plan and Executive Severance Plan described in the Compensation Discussion and Analysis in "Employment Agreements and Severance Plans" section above.
The table below sets forth the potential payments to our named executive officers if their employment with the Company had terminated or a change in control had occurred, in each case, as of December 31, 2024.

NEO	Death	Disability	Termination without “Cause” (1)	Resignation for “Good Reason”(2)	Termination without “Cause” or for “Good Reason” following a “Change in Control”(3)
Robert W. Eifler
Severance payment(4)	—	—	$4,370,000	$4,370,000	$6,555,000
Pro rata bonus(5)	$1,346,150	$1,346,150	1,346,150	1,346,150	1,346,150
Welfare benefits(6)	1,200,000	—	18,394	18,394	27,591
Outplacement services(7)	—	—	50,000	50,000	50,000
Accelerated vesting of equity awards(8)	7,117,907	7,117,907	7,117,907	7,117,907	10,497,522
Richard B. Barker
Severance payment(4)	—	—	1,140,000	1,140,000	2,280,000
Pro rata bonus(5)	$588,600	$588,600	588,600	588,600	588,600
Welfare benefits(6)	1,200,000	—	18,394	18,394	27,591
Outplacement services(7)	—	—	50,000	50,000	50,000
Accelerated vesting of equity awards(8)	2,460,746	2,460,746	2,460,746	2,460,746	3,483,799
Joey M. Kawaja
Severance payment(4)	—	—	846,000	846,000	1,692,000
Pro rata bonus(5)	$409,840	$409,840	409,840	409,840	409,840
Welfare benefits(6)	1,440,000	—	18,394	18,394	27,591
Outplacement services(7)	—	—	50,000	50,000	50,000
Accelerated vesting of equity awards(8)	1,405,782	1,405,782	1,405,782	1,405,782	1,988,091
Blake A. Denton
Severance payment(4)	—	—	680,000	680,000	1,360,000
Pro rata bonus(5)	$305,200	$305,200	305,200	305,200	305,200
Welfare benefits(6)	800,000	—	18,394	18,394	27,591
Outplacement services(7)	—	—	50,000	50,000	50,000
Accelerated vesting of equity awards(8)	1,276,598	1,276,598	1,276,598	1,276,598	1,774,822
Jennie P. Howard
Severance payment(4)	—	—	722,500	722,500	1,445,000
Pro rata bonus(5)	$324,275	$324,275	324,275	324,275	324,275
Welfare benefits(6)	850,000	—	18,394	18,394	27,591
Outplacement services(7)	—	—	50,000	50,000	50,000
Accelerated vesting of equity awards(8)	977,961	977,961	977,961	977,961	1,424,681
(1)“Cause” is generally defined (subject to certain cure periods and rights) as:
•the willful and continued failure of the executive to perform substantially the executive’s duties his or her employment agreement;
•the willful refusal to comply with the lawful instructions of the board of directors or an officer to whom he or she reports that are consistent with the executive’s position;
•the engagement in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company;
•a material breach of the employment agreement, any material policy of the Company applicable to the executive, or any other agreement with the Company; or

52	2025 Proxy Statement | Noble Corporation plc

Outstanding Equity Awards at Fiscal Year-End
•the executive is indicted on charges of, is convicted of, or enters a plea of guilty or nolo contendere to (A) a felony; or (B) a crime involving fraud, material dishonesty involving the Company or its assets, or moral turpitude.
(2)“Good reason” is generally defined (subject to certain cure periods and rights) as:
•a material diminution in the Executive’s position (including titles and reporting requirements), duties, functions, responsibilities or authority;
•a reduction in salary or bonus (other than as part of an “across the board” pay cut for all senior executives);
•the Company requiring the executive to be based at any office or location other than as provided the agreement;
•any failure by the Company to comply with provisions of the agreement relating to taxation, including compliance with Section 409A of the Internal Revenue Code; or
•any other action or inaction that constitutes a material breach by the Company of the agreement or another compensation arrangement with the executive.
(3)“Change of control” is generally defined, under the employment agreements, as:
•the acquisition of more than 50 percent of either of the Company’s outstanding shares or combined voting power of outstanding voting securities;
•individuals who constituted the incumbent board of directors of the Company ceased for any reason to constitute a majority of the board;
•consummation of a reorganization, merger, amalgamation or consolidation of the Company, unless following such a transaction, 50 percent of the then outstanding shares and the combined voting power were then owned by our pre-transaction shareholders in substantially the same proportion as their ownership immediately prior to such transaction; or
•consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a company for which following such a transaction, 50 percent of the then outstanding shares and the combined voting power were then owned by our pre-transaction shareholders in substantially the same proportion as their ownership immediately prior to such transaction.
(4)In the event of termination of employment by the Company without “Cause” or by the NEO for “Good Reason” (not in connection with a “Change of Control”), the severance amount payable is equal to the sum of the NEOs base salary and target annual bonus times a multiple of 2.0 for the CEO and 1.0 for all our other NEOs. In the event of termination of employment in connection with a “Change of Control”), the severance amount payable is equal to the sum of the NEOs base salary and target annual bonus times a multiple of 3.0 for the CEO and 2.0 for all our other NEOs.
(5)If the employment for any of our NEOs terminates as a result of their death, disability, the Company terminates their employment without “cause” (whether or not in connection with a “change of control”) or the NEO resigns without “good reason”, they are entitled to receive their actual annual bonus, or, in the event of death, their target annual bonus, for the year of termination, prorated based on the number of days employed during the calendar year. As this table contemplates a December 31, 2024 termination date, we have assumed that in such event each NEO will receive the actual certified full 2024 STIP payment.
(6)In the event of termination of employment by the Company without “Cause” or by the NEO for “Good Reason” (not in connection with a “Change of Control”), all of our NEOs are entitled to receive 12 months of COBRA continuation coverage at no cost under our group health plan in effect at the time of their termination of employment, In the event of termination of employment in connection with a “Change of Control”), all of our NEOs are entitled to receive 18 months of COBRA continuation coverage at no cost under our group health plan in effect at the time of their termination of employment. For termination of employment as a result of death, includes the value of basic and supplemental group term life insurance payable to the NEO's named beneficiary.
(7)Our NEOs are entitled to receive reimbursement for outplacement services for a period of up to eighteen months following termination, with a maximum value of $50,000 in the event termination of employment for any of the listed reasons.
(8)Represents the value of TVRSUs and PVRSUs that would vest upon each applicable termination scenario based on our closing stock price on December 31, 2024 ($31.40). These number of shares that would vest are detailed in the narrative and table immediately below in the “Accelerated Vesting of Long Term Incentive Plan Awards” section.

Noble Corporation plc | 2025 Proxy Statement	53

  Outstanding Equity Awards at Fiscal Year-End
Accelerated Vesting of Long Term Incentive Plan Awards
We granted each of our NEOs TVRSUs and PVRSUs that continue to be subject to vesting restrictions as of December 31, 2024. Such vesting is subject to acceleration under the terms of the grant agreements for each award. The table below sets forth the number of TVRSUs and PVRSUs that would have vested on December 31, 2024, based on the various termination scenarios described above.

NEO	Death	Disability	Termination without “Cause” or “Qualifying Termination”	Resignation for “Good Reason”	Termination without “Cause” or for “Good Reason” following a “Change in Control”
Robert W. Eifler
TVRSUs(1)	121,519	121,519	121,519	121,519	121,519
PVRSUs(2)	105,166	105,166	105,166	105,166	212,797
Richard B. Barker
TVRSUs(1)	45,810	45,810	45,810	45,810	45,810
PVRSUs(2)	32,558	32,558	32,558	32,558	65,139
Joey M. Kawaja
TVRSUs(1)	26,537	26,537	26,537	26,537	26,537
PVRSUs(2)	18,233	18,233	18,233	18,233	36,778
Blake A. Denton
TVRSUs(1)	23,820	23,820	23,820	23,820	23,820
PVRSUs(2)	16,836	16,836	16,836	16,836	32,703
Jennie P. Howard
TVRSUs(1)	17,888	17,888	17,888	17,888	17,888
PVRSUs(2)	13,257	13,257	13,257	13,257	27,484
(1)The TVRSU award agreements provide that, upon the termination of any of the NEOs’ employment due to death, disability, retirement, by the company without “cause” or by the NEO for “good reason,” or in connection with a change in control, all outstanding TVRSUs will vest. None of our NEOs are retirement eligible.
(2)The PVRSU award agreements provide that, upon the termination of any of the NEO’s employment due to disability, death or retirement, the PVRSUs will vest based on (1) actual performance for those PVRSUs where an interim performance period has occurred or for which actual performance has been determined to have been achieved or (2) target performance for those PVRSUs that have not reached an interim performance period or for which actual performance cannot be determined, with such amount in clause (2) prorated. Upon a termination of employment by the company without “cause” or for “good reason,” PVRSUs will vest based on actual performance for any PVRSUs where an interim performance period has not occurred or for which actual performance cannot be determined, prorated based on the number of calendar months they were employed during the performance period over 35 months. If such termination is without “cause” or for “good reason” within a 24-month period following a change in control, PVRSUs will vest based upon (a) actual performance for those PVRSUs where an interim performance period has occurred and for which actual performance can be determined or (b) where an interim performance period has not occurred and for which actual performance cannot be determined, at target. All PVRSUs are shown vesting at target level for purposes of this disclosure.

54	2025 Proxy Statement | Noble Corporation plc

Outstanding Equity Awards at Fiscal Year-End
CEO Pay Ratio
For 2024, the CEO to median employee pay ratio was 109:1. We calculated the CEO pay ratio in accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K. In accordance with Item 402(u), we utilized the same median employee for 2023 to calculate the CEO pay ratio for 2024, after determining that there had been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.
To identify the median of the annual total compensation of all the Company’s employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that were used were as follows:
•We determined that, as of October 1, 2023, our employee population consisted of approximately 3,754 individuals globally. Our median employee was identified based on our worldwide employee population but excluding certain non-US employees as permitted under SEC’s 5% “de minimis exemption.” Pursuant to the exemption, we have excluded thirty (30) employees in Singapore, twenty-three (23) employees in Azerbaijan, twenty-two (22) employees in Australia, twenty-one (21) employees in Mexico, twenty (20) employees in UK, six (6) employees in Guyana, four (4) employees in Brazil, three (3) employees in Netherlands, three (3) employees in Switzerland, three (3) employees in Dubai, two (2) employees in Cayman, two (2) employees in Labuan, two (2) employees in Luxembourg, two (2) employees in Malaysia, one (1) employee in Saudi Arabia and one (1) employee in Nigeria. After these exclusions, our employee population used in calculating the “median employee” was 3,609.
•Our median employee was identified based on our worldwide employee population (subject to the above exclusions), without regard to their location, compensation arrangements, or whether such employees were full-time, part-time, seasonal or temporary workers.
•We annualized the compensation of all employees, including part-time employees.
•We did not make any cost-of-living adjustments in identifying the median employee.
•To identify the “median employee” from our entire employee population, annual total compensation included the actual base salary, bonus, grants under Company stock plans, benefits payments, premiums / allowances, and any overtime paid during the 12 months ended December 31, 2023, but excluding Company paid pension contributions.
•Using this methodology, we calculated the median employee's total annual compensation in the same manner as we calculate the total compensation of our NEOs for purposes of the Summary Compensation Table plus the value of benefits not reporting in the Summary Compensation Table. The CEO pay ratio was then determined by dividing the total compensation as calculated above for the CEO by the total compensation for the median employee, resulting in a CEO pay ratio of 109:1.

Noble Corporation plc | 2025 Proxy Statement	55

Pay versus Performance Table
As discussed in the CD&A above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of Noble’s financial, operational and strategic objectives, and to align our executive pay with changes in the value of our shareholders’ investments. As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the following table sets forth additional compensation information for our NEOs for fiscal years 2024, 2023, 2022, 2021 and 2020.
2024 Pay versus Performance Table

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for First CEO(1) ($)	Summary Compensation Table Total for Second or Only CEO(2) ($)	Compensation Actually Paid to First CEO ($)(3)	Compensation Actually Paid to Second or Only CEO ($)(3)	Average Summary Compensation Table Total for Non-CEO NEOs(4) ($)	Average Compensation Actually Paid to Non-CEO NEOs(5) ($)	Total Shareholder Return(6) ($)	Peer Group Total Shareholder Return (7) ($)	Net Income ($M)	Company Selected Measure: Adjusted Free Cash Flow(8) ($M)
2024		12,036,504		4,090,517	2,752,954	1,251,463	135.06	115.05	448	293
2023		9,647,383		34,874,444	2,361,871	6,063,404	197.37	129.88	482	197
2022		7,436,048		33,884,450	2,041,762	7,066,846	152.36	127.17	169	165
2021		25,270,516		38,099,613	5,033,297	7,386,178	100.24	79.17	352	(95)
2020	7,222,019	4,882,286	2,100,895	3,316,957	1,887,617	1,057,824	N/A	N/A	(3,987)	151
(1)The Company had two CEOs during 2021. Effective as of the close of the Company’s Annual General Meeting of Shareholders held on May 21, 2020, Julie J. Robertson stepped down from her positions of President and Chief Executive Officer of the Company and transitioned to the position of Executive Chairman and Mr. Eifler, who formerly served as Senior Vice President—Commercial, succeeded Ms. Robertson as President and Chief Executive Officer. On February 5, 2021, when the Company successfully completed its financial restructuring and the Debtors emerged from the Chapter 11 Cases, Ms. Robertson retired from her position as Executive Chairman.
(2)The dollar amounts reported in this column are the amounts reported for Robert Eifler (the Company’s Chief Executive Officer) for each of the corresponding years in the “Total” column of our Summary Compensation Table. Refer to the “Summary Compensation Table.” In the 2024 proxy statement, the 2022 and 2023 Summary Compensation Table total values were presented incorrectly; the values have been restated in this disclosure. In last year’s proxy statement, the Summary Compensation Table total values for 2022 and 2023 were presented as $8,374,467 and $10,586,370, respectively
(3)The dollar amounts reported in this column represent the amount of “compensation actually paid” to our the CEOs, as calculated in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by the NEOs. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. In the 2024 proxy statement, the 2021-2023 Compensation Actually Paid values were presented incorrectly; the values have been restated in this disclosure. In last year’s proxy statement, the Compensation Actually Paid values for 2021-2023 were presented as $38,425,385, $33,943,858 and $34,564,735, respectively.
(4)The dollar amounts reported in this column represent the average of the amounts reported for the Company’s NEOs are a group (excluding Mr. Eifler and Ms. Robertson, as applicable) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs for each applicable year are as follows:
•   2024: Richard B. Barker, Joey M. Kawaja, Blake A. Denton and Jennie P. Howard
•   2023: Richard B. Barker, Joey M. Kawaja, Blake A. Denton and Caroline M. Alting
•   2022: Richard B. Barker, William E. Turcotte, Joey M. Kawaja and Blake A. Denton
•   2021: Richard B. Barker, William E. Turcotte, Joey M. Kawaja and Blake A. Denton
•   2020: Richard B. Barker, William E. Turcotte, Joey M. Kawaja, Barry Smith and Stephen M. Butz

56	2025 Proxy Statement | Noble Corporation plc

Pay versus Performance Table
In the 2024 proxy statement, the 2022 and 2023 Summary Compensation Table total values were presented incorrectly; the values have been restated in this disclosure. In last year’s proxy statement, the Summary Compensation Table total values for 2022 and 2023 were presented as $2,261,706 and $2,631,036, respectively.
(5)The dollar amounts reported in this column represent the amount of “compensation actually paid” to our NEOs, as calculated in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by the NEOs. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. In the 2024 proxy statement, the 2021-2023 Compensation Actually Paid values were presented incorrectly; the values have been restated in this disclosure. In last year’s proxy statement, the Compensation Actually Paid values for 2021-2023 were presented as $7,445,966, $7,091,051 and $6,103,833, respectively.

Compensation Actually Paid
	CEO
	2020	2021	2022	2023	2024
Total Compensation for CEO as reported in SCT for the covered year	$4,882,286	$25,270,516	$7,436,048	$9,647,383	$12,036,504
Deduct pension values reported in SCT for the covered year	—	—	—	—	—
Deduct grant date fair value of equity awards reported in SCT for the covered year	(1,114,516)	(23,298,341)	(5,913,496)	(6,725,180)	(7,997,410)
Add pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	—	—	—	—	—
Add fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	—	36,134,522	9,277,181	8,990,179	5,000,823
Add fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	—	—	—	—	—
Add dividends paid on unvested shares/share units and stock options	—	—	—	—	—
Add the change in fair value (whether positive or negative) as of the end of the covered year of any equity awards granted in any prior year that are outstanding and unvested as of the end of such covered year	(450,813)	—	20,937,860	6,106,106	(2,477,341)
Add the change in fair value (whether positive or negative) as of the vesting date of any equity awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year	—	—	2,146,857	16,855,956	(2,472,059)
Subtract the fair value of any equity awards granted in a prior year that were forfeited in the covered year determined as of the end of the prior year	—	(7,084)	—	—	—
Compensation Actually Paid	$3,316,957	$38,099,613	$33,884,450	$34,874,444	$4,090,517

Noble Corporation plc | 2025 Proxy Statement	57

 Pay versus Performance Table

Compensation Actually Paid
	Non-CEO NEOs
	2020	2021	2022	2023	2024
Total Compensation for Other NEOs as reported in SCT for the covered year	$1,887,617	$5,033,297	$2,041,762	$2,361,871	$2,752,954
Deduct pension values reported in SCT for the covered year	(18,152)	—	—	(6,201)	—
Deduct grant date fair value of equity awards reported in SCT for the covered year	(584,520)	(4,275,914)	(1,385,999)	(1,414,413)	(1,721,110)
Add pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	—	—	—	—	—
Add fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	—	6,631,721	2,174,375	1,886,830	1,103,214
Add fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	—	—	—	—	—
Add dividends paid on unvested shares/share units and stock options	—	—	—	—	—
Add the change in fair value (whether positive or negative) as of the end of the covered year of any equity awards granted in any prior year that are outstanding and unvested as of the end of such covered year	(227,121)	—	3,842,700	1,011,881	(485,635)
Add the change in fair value (whether positive or negative) as of the vesting date of any equity awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year	—	—	394,008	2,223,436	(397,961)
Subtract the fair value of any equity awards granted in a prior year that were forfeited in the covered year determined as of the end of the prior year	—	(2,926)	—	—	—
Compensation Actually Paid to Other NEOs	$1,057,824	$7,386,178	$7,066,846	$6,063,404	$1,251,463
(6)TSR is determined by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and June 9, 2021, the date of our relisting on the NYSE following our emergence from bankruptcy by (b) the Company’s share price on June 9, 2021. Legacy Noble filed its petition for bankruptcy and delisted from the NYSE on July 31, 2020 and therefore, in accordance the rules of the SEC, the Company is not providing a TSR or Peer Group TSR for 2020. In the 2024 proxy statement, the 2023 TSR value was presented incorrectly. The 2023 value is restated above using the correct TSR calculation methodology. In last year’s proxy statement, 2023 TSR was presented as $129.51.
(7)The peer group used for this purpose is the OSX index.
(8)Adjusted Free Cash Flow for 2024 is equal to adjusted EBITDA minus capital expenditures, minus net interest expense, minus cash taxes, plus or minus changes in working capital, plus or minus cost to achieve synergies adjusted for any non-recurring items. Adjusted Free Cash Flow for 2023 is equal to adjusted EBITDA minus capital expenditures, minus cash interest expense, minus cash taxes, plus or minus changes in working capital, plus or minus certain non-recurring items and adjusted to exclude rig sale proceeds. Adjustments to 2020 – 2022 free cash flow also removed merger and integration related costs (which were included in the calculations for 2023 and 2024).

58	2025 Proxy Statement | Noble Corporation plc

Pay versus Performance Table
Pay-for-Performance Alignment
The following table identifies what we believe to be three of our key financial performance measures used by our Compensation Committee to link the “compensation actually paid” (CAP) to our CEO and other NEOs in 2024 to Company performance, in no particular order. The role of each of these performance measures on our NEOs’ compensation is discussed in the CD&A above.
Financial Performance Measures

Adjusted Free Cash Flow Contract Drilling Margin Absolute and Relative Total Shareholder Return (Matrix)
The charts below reflect the CAP to our CEO and other NEOs over the five-year period ended December 31, 2024 compared to our TSR, the TSR of our peer group, net income (loss) and adjusted free cash flow, respectively. With respect to CAP increase from 2021 to 2022, in connection with the Company’s emergence from bankruptcy in February 2021 all previously outstanding equity awards were cancelled. The ‘Emergence Grant’ equity awards granted in February 2021 were made using a price per share of $13.46 based on third- party implied market prices immediately prior to emergence, and in consultation with our creditors. The CAP for our CEO and other NEOs was primarily impacted by the Company’s share price appreciation of 180% from emergence through December 31, 2023. The charts below reflect the Company’s strong TSR performance relative to the OSX peer group since listing on the NYSE in June 2021 and strong adjusted free cash flow generation.

CAP vs Total Shareholder Return

Former CEO CAP	Current CEO CAP	Avg. NEO CAP	Noble TSR	Peer Group TSR

Noble Corporation plc | 2025 Proxy Statement	59

 Pay versus Performance Table

CAP vs Net Income

Former CEO CAP	Current CEO CAP	Avg. NEO CAP	Net Income

CAP vs Adjusted Free Cash Flow

Former CEO CAP	Current CEO CAP	Avg. NEO CAP	Adjusted Free Cash Flow

60	2025 Proxy Statement | Noble Corporation plc

Director Compensation
The Compensation Committee of our Board recommends, and our Board approves, the compensation of our directors. In determining the appropriate level of compensation for our directors, the Compensation Committee and the Board consider the commitment required from our directors in performing their duties on behalf of the Company, as well as comparative information the Compensation Committee obtains from its independent compensation consultant. Set forth below is a description of the compensation of our directors.
We compete with many companies to attract, motivate and retain experienced and highly capable individuals to serve as our directors. Moreover, the offshore drilling industry is a highly complex, technical and international business in the energy sector, which we believe requires directors who understand and have experience in these particular areas. Further, we compete with much larger companies (based on market capitalization) for director talent, and we must attract and retain individuals of high ability to serve as directors.
Director Compensation Program
The table below provides a summary of the Company’s compensation program for non-employee directors:

Component	2024 ($)
Annual cash retainer — Board member	$100,000
Annual cash retainer — Non-executive Chair	165,000
Annual deferred cash/equity retainer — Board member(1)	200,000
Annual deferred cash/equity retainer equity retainer — Non-executive Chair(1)	265,000
Audit committee chair annual cash retainer	30,000
Other committee chair annual cash retainer	20,000
Committee member annual cash retainer	10,000
International meeting attendance fee(2)	4,000
Supplemental quarterly retainer - Non-executive chair(3)	40,000
Supplemental quarterly retainer - Board member(3)	20,000
(1)The annual deferred cash/equity retainer is awarded in the form of restricted stock units, which vest one year from the date of grant, and are settled 60% in shares and 40% in cash on the date of vesting.
(2)The international travel fee was approved by the Board of Directors, upon recommendation by the Compensation Committee, in consideration of the international residency composition of the post-Business Combination Board of Directors.
(3)The supplemental quarterly retainer was approved to compensate the Directors for the increased work required by the Board in connection with the pending acquisition of Diamond Offshore Drilling, Inc., and other strategic initiatives. The supplemental retainer was discontinued effective September 30, 2024.
We also reimburse directors for travel, lodging and related expenses they may incur in attending Board and committee meetings, and for related activities in connection with their duties as directors. Our directors do not receive any additional compensation from the Company in the form of retirement or deferred compensation plans or otherwise.

Noble Corporation plc | 2025 Proxy Statement	61

 Director Compensation
Director Compensation for 2024
The following table shows the compensation of our non-employee directors for the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
Charles M. Sledge	$265,000	$269,235	$4,611	$538,846
Patrice Douglas(5)	36,196	76,508	—	112,704
Claus V. Hemmingsen	178,000	203,217	3,480	384,697
Alan J. Hirshberg	170,000	203,217	3,480	376,697
Kristin H. Holth	168,000	203,217	3,490	374,707
H. Keith Jennings	170,000	203,217	1,117	374,334
Alastair Maxwell	162,000	203,217	3,479	368,696
Ann D. Pickard	168,940	203,217	3,480	375,637
(1)Includes all cash retainer fees paid and international meeting attendance fee.
(2)Represents the aggregate grant date fair value of the awards completed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The awards represent 2,716 units for each of Messrs. Hemmingsen, Hirshberg, Jennings, Maxwell and Ms. Holth and Pickard, 5,999 units for Mr. Sledge and 2,127 units for Ms. Douglas; all of which remained outstanding at the end of the fiscal year. Ms. Douglas' 2024 stock award was prorated based on the date she joined the Board (September 4, 2024). The number of units granted was determined using the 7-day volume weighted average stock price immediately prior to the grant date.
(3)The amounts disclosed in this column are payments in respect of Dividend Equivalent Rights, which were paid out to the directors in connection with the vesting of their TVRSUs in 2024.
(4)Director total compensation varies based upon whether such director is a chairperson of the board or a committee.
(5)Joined our Board effective September 4, 2024.

62	2025 Proxy Statement | Noble Corporation plc

Auditors
Fees Paid to Independent Registered Public Accounting Firm
The following table sets forth the fees paid to PricewaterhouseCoopers LLP for services rendered during each of the two years in the period ended December 31, 2024 (in thousands):

	2024	2023
Audit Fees(1)	$8,544,000	$8,388
Audit-Related Fees(2)	607,000	551
Tax Compliance Fees	427,000	514
Tax Consulting Fees(3)	646,000	974
All Other Fees(4)	22,000	81
Total	10,246,000	10,508
(1)Represents fees for professional services rendered for the audit of the Company’s annual financial statements for 2024 and 2023, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for each of those years and statutory audits of subsidiaries, and registration statements in 2024 and 2023.
(2)Represents fees for professional services rendered for certain agreed-upon procedures and benefit plan audits for 2024 and 2023.
(3)Represents fees for professional services rendered primarily for international tax advice and planning.
(4)Represents fees for 2024 and 2023 consisting of non-audit approved advisory services; a subscription to the PricewaterhouseCoopers LLP disclosure checklist tool; and compilation work for certain subsidiaries.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted a pre-approval policy framework for audit and non-audit services, which established that the Audit Committee may adopt a pre-approval policy framework each year under which specified audit services, audit-related services, tax services and other services may be performed without further specific engagement pre-approval. On January 30, 2025, the Audit Committee readopted such policy framework for 2025. Under the policy framework, all tax services provided by the independent auditor must be separately pre-approved by the Audit Committee. Requests or applications to provide services that do require further, separate approval by the Audit Committee are required to be submitted to the Audit Committee by both the independent auditors and the chief accounting officer, chief financial officer or controller of the Company, and must include a joint statement that, in their view, the nature or type of service is not a prohibited non-audit service under the SEC’s rules on auditor independence.

Noble Corporation plc | 2025 Proxy Statement	63

Report of the Audit Committee
To the Shareholders of Noble Corporation plc:
The Board maintains a standing Audit Committee composed of four non-management directors. The Board has determined that the Audit Committee’s current membership satisfies the rules of the SEC and the NYSE that govern audit committees, including the requirements for Audit Committee member independence set out in Section 303A.02 of the NYSE’s corporate governance standards and Rule 10A-3 under the United States Securities Exchange Act of 1934, as amended. The Board has determined that Ms. Douglas, Mr. Jennings, Ms. Holth and Mr. Sledge each qualifies as an “audit committee financial expert.”
The Audit Committee oversees the Company’s financial reporting process on behalf of the entire Board. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal controls. The primary responsibilities of the Audit Committee include, among others, to:
•appoint, compensate, retain and oversee the Company’s auditors (including review and approval of the terms of engagement and fees);
•review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public; and
•review the Company’s system of internal controls, significant accounting principles and policies, and critical accounting policies.
The primary purposes of the Company’s Audit Committee are to:
•assist the Board with oversight of:
•the integrity of our financial statements and the Company’s financial reporting process and systems of internal controls regarding finance and accounting;
•our compliance with the Company’s standards of business ethics and legal and regulatory requirements;
•the qualifications and independence of our independent auditors;
•the performance of our independent auditors and internal auditors; and
•prepare reports of the Audit Committee that are required by the rules of the SEC to be included in the proxy statement for our annual general meeting of shareholders.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management of the Company. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s 2024 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held nine meetings during 2024 and met again on January 29, 2025, February 11, 2025 and March 11, 2025.
March 27, 2025
AUDIT COMMITTEE
H. Keith Jennings, Chair
Kristin H. Holth
Charles M. Sledge
Patrice Douglas

64	2025 Proxy Statement | Noble Corporation plc

Resolutions 8, 9 & 10
Ratification of Appointment of PricewaterhouseCoopers LLP (US) as Independent Registered Public Accounting Firm
Re-Appointment of PricewaterhouseCoopers LLP (UK) as UK Statutory Auditor
Authorization of Audit Committee to Determine UK Statutory Auditor’s Compensation
The Audit Committee has voted unanimously to appoint the U.S. firm of PricewaterhouseCoopers LLP as independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2025, and to re-appoint the UK firm of PricewaterhouseCoopers LLP as UK statutory auditors to the Company under the UK Companies Act (to hold office from the conclusion of the Meeting until the conclusion of the next meeting at which the accounts and the reports of the directors and the auditors are laid before the Company). You are being asked to ratify that appointment as independent registered public accounting firm and to approve that re-appointment as UK statutory auditors. You are also being asked to authorize the Audit Committee of our Board to determine the remuneration of PricewaterhouseCoopers LLP as UK statutory auditors of the Company. PricewaterhouseCoopers LLP has audited our financial statements since 1994.
Representatives of the U.S. firm of PricewaterhouseCoopers LLP and the UK firm of PricewaterhouseCoopers LLP are expected to be present at the Meeting to respond to appropriate questions from shareholders, and they will be given the opportunity to make a statement should they desire to do so.
Approval of each of the resolutions requires the affirmative vote of at least a simple majority of the votes cast on each resolution at the Meeting in person or by proxy.

Recommendation
Our Board unanimously recommends that you vote FOR the following resolutions:
Resolutions
“THAT the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for fiscal year 2025 be ratified.”
“THAT PricewaterhouseCoopers LLP be re-appointed as the UK statutory auditors of the Company (to hold office from the conclusion of the Meeting until the conclusion of the meeting at which the accounts and the reports of the directors and the auditors are laid before the Company).”
“THAT the Audit Committee be authorized to determine the remuneration of the Company’s UK statutory auditors.”

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Resolution 11
Approval by Advisory Vote of the Company’s Executive Compensation
Our Board recognizes the interest the Company’s shareholders have in the compensation of the Company’s named executive officers. In recognition of that interest and in accordance with the requirements of SEC rules, including Section 14A of the Exchange Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this resolution, commonly known as a “say-on-pay” proposal, provides the Company’s shareholders with the opportunity to cast a non-binding advisory vote on the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy beginning on page 35 of this proxy statement and the compensation tables beginning on page 46 of this proxy statement. This non-binding advisory vote is intended to give the Company’s shareholders an opportunity to provide an overall assessment of the compensation of the Company’s named executive officers rather than focus on any specific item of compensation.
For information on the purpose, goals and best practices of our compensation program, see “Compensation Discussion and Analysis” beginning on page 31 of this proxy statement.
As a non-binding advisory vote, the shareholders’ vote on this resolution is not binding on our Board or the Company, and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the Compensation Committee of our Board will review voting results on this resolution and give consideration to the outcome when making future executive compensation decisions for the Company’s named executive officers.
Approval of the resolution, on a non-binding advisory basis, requires the affirmative vote of at least a simple majority of the votes cast on the resolution at the Meeting in person or by proxy. The Company currently has a policy of holding annual advisory votes on our executive compensation, and thus, the next say-on-pay proposal following the annual general meeting is expected to be held at the Company’s 2026 annual general meeting of shareholders.

Recommendation
Our Board unanimously recommends that you vote FOR the following resolution:
Resolution
"THAT the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement of which the notice of meeting forms part pursuant to the executive compensation disclosure rules promulgated by the U.S. Securities and Exchange Commission, be approved."

66	2025 Proxy Statement | Noble Corporation plc

Resolution 12
Approval by Advisory Vote of the Directors’ Remuneration Report
Certain UK incorporated companies, such as Noble, are required to submit on an annual basis their directors’ remuneration report to a non-binding advisory vote similar to a U.S. “say on pay” advisory vote. This non-binding advisory vote is required even though the Company is also required, under SEC rules, to hold a U.S. “say on pay” vote. See Resolution 11 on page 66 of this proxy statement.
The directors’ remuneration report is set out in full as Appendix B of this Proxy Statement.
A non-binding annual advisory shareholder vote by ordinary resolution is required to approve the directors’ remuneration report (other than that part containing the directors’ remuneration policy). The directors’ remuneration policy was approved by shareholders in 2023 and must be approved at least every three financial years thereafter
As a non-binding advisory vote, the shareholders’ vote on this resolution is not binding on our Board or the Company, and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the Compensation Committee of our Board will review voting results on this resolution and give consideration to the outcome when making future remuneration decisions for the Company’s directors.
Approval of the resolution, on a non-binding advisory basis, requires the affirmative vote of holders of at least a simple majority of the votes cast on the resolution at the Meeting in person or by proxy.

Recommendation
Our Board unanimously recommends that you vote FOR the following resolution:
Resolution
”THAT the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the executive compensation disclosure rules promulgated by the U.S. Securities and Exchange Commission be approved."

Noble Corporation plc | 2025 Proxy Statement	67

Resolution 13
Authorization of the Board to Allot Shares
The purpose of this resolution is to give the Board authority to allot shares in the Company on and subject to such terms as the Board shall, in its discretion, consider appropriate. This authorization applies under English law only and is separate from and in addition to any shareholder approval requirements imposed by the SEC or the listing rules of the NYSE.
This resolution is required under the UK Companies Act for the Company to have the on-going flexibility to allot shares or to grant rights to subscribe for, or to convert any security into, shares and is customary for public limited companies incorporated under the laws of England and Wales. This authorization is required as a matter of English law and is an additional step not generally required when companies organized within the United States are issuing shares.
Under the UK Companies Act, directors are, with certain exceptions, unable to allot shares without being authorized either by the shareholders in a general meeting or by a company’s articles of association. In either case, any such authorization may only last for a maximum period of 5 years. The Company’s existing allotment was authorized as part of the Business Combination for 27,100,000 shares and expires in May 2027, however over 95% of this allotment was utilized in the Diamond Transaction.
Other than in connection with routine matters (such as the allotment of shares to directors of the Company pursuant to incentive plans), the Board has no present intention to exercise the authority sought under this resolution. However, the Board believes that it is important for the Company to retain the flexibility to allot shares if the Board determines it is necessary or advisable and in the best interests of shareholders, without incurring the costs or delays associated with calling a special meeting and preparing and circulating proxy materials to approve specific allotments of shares.
The Company therefore proposes that the Board be provided with a new authorization to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company up to a maximum aggregate nominal amount of $317.54, which represents an amount that is approximately 20% of the Company’s existing issued share capital as of the Record Date).
If granted, this authorization will replace the existing authorization (save to the extent exercised) and will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the date on which the resolution is passed, which is in line with the approach taken by public companies listed in the UK. Going forward, the Company intends to seek renewal of this authorization at each year’s annual general meeting of shareholders.

68	2025 Proxy Statement | Noble Corporation plc

Resolution 13

Recommendation
Our Board unanimously recommends that you vote FOR the following resolution:
Resolution
“THAT, the directors of the Company be and are hereby generally and unconditionally authorized for the purposes of section 551 of the Companies Act 2006, in substitution for any prior authority conferred upon the directors of the Company (but without prejudice to any previous exercise of such authority and to the continuing authority of the directors of the Company to allot shares in the Company and to grant rights to subscribe for or to convert any security into, shares in the Company pursuant to an offer or agreement made by the Company before the expiry of the authority pursuant to which such offer or agreement was made), to exercise all the powers of the Company to allot shares in the Company and to grant rights to subscribe for, or convert any security into, shares in the Company up to an aggregate nominal amount of $317.54, provided that (unless previously revoked, varied or renewed) this authority will expire on the earlier of the end of the Company’s annual general meeting in 2026 and the close of business on the date that is 15 months after the date this resolution is passed, save that in each case the Company may, before this authority expires, make offers or agreements which would or might require shares in the Company to be allotted, or rights to subscribe for, or to convert securities into, shares to be granted, after its expiry and the directors of the Company may allot shares or grant rights to subscribe for, or convert securities into, shares pursuant to any such offer or agreement as if this authority had not expired.”

Noble Corporation plc | 2025 Proxy Statement	69

Resolution 14
Authorization of the Board to Allot Shares Without Rights of Pre-Emption
This special resolution, like Resolution 13, is required because the Company is incorporated in England and Wales. Under the UK Companies Act, when an allotment of shares is for cash, subject to certain exceptions, the Company must first offer those shares on the same terms to existing shareholders of the Company on a pro-rata basis (commonly referred to as statutory pre-emption rights) unless disapplied by authorization of the shareholders in the form of a special resolution approved in a general meeting or by the company’s articles of association. In either case, any such disapplication may only last for a maximum period of 5 years. The Company’s existing disapplication was approved as part of the Business Combination and applied to 27,1000,000 shares expiring in May 2027, however 95% of this allotment and associated disapplication was utilized in the Diamond Transaction.
The requirement to first offer shares to existing shareholders is an additional step not generally required when companies domiciled in the United States are issuing securities. The Board believes that it is important for the Company to retain the flexibility to issue shares for cash should the directors determine it is necessary or advisable and in the best interests of shareholders, without incurring the costs or delays associated with calling a special meeting and preparing and circulating proxy materials to disapply pre-emption rights in connection with specific allotments of shares.
Other than in the circumstances outlined in Resolution 13 above, the Board has no present intention to exercise the authority sought under this special resolution, but the Board believes it is in the interests of shareholders for the Board to have this flexibility to allot shares for cash, should circumstances change.
In this proposal, the Company is requesting that when the Board allots shares pursuant to the authorization referenced in Resolution 13 above, it not be required to offer pre-emption rights to existing shareholders.
If granted, this authorization will replace the existing authorization and will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the date on which the special resolution is passed, which is in line with the approach taken by public companies listed in the UK. Like Resolution 13 above, this authorization applies under English law only and is separate from and in addition to any shareholder approval requirements imposed by the SEC or the listing rules of the NYSE, including the requirement that companies seek shareholder approval in order to issue 20% or more of a company's outstanding common stock or voting power, other than in an public offering for cash.
Like Resolution 13 above, going forward, the Company intends to seek renewal of this authorization at each year’s annual general meeting of shareholders.
For this special resolution to be passed a majority of 75% (or more) of the votes cast on the special resolution must be cast in favor of the special resolution. The approval of this special resolution by the Company’s shareholders will not substitute for any approvals that may be required for a specific transaction under any applicable NYSE rule. Our Board believes that authorizing them to allot shares without rights of pre-emption is advisable and in the best interests of the Company and our shareholders.

70	2025 Proxy Statement | Noble Corporation plc

Resolution 14

Recommendation
Our Board unanimously recommends that you vote FOR the following resolution:
Resolution
“THAT, subject to the passing of Resolution 13, the directors of the Company be and are hereby generally and unconditionally empowered pursuant to section 570 and section 573 of the Companies Act 2006 to allot equity securities (as defined in section 560 of the Companies Act 2006) of the Company for cash pursuant to the authority conferred by Resolution 13 and/or by way of a sale of treasury shares for cash as if section 561(1) of the Companies Act 2006 did not apply to any such allotment or sale, provided that (unless previously revoked, varied or renewed) this power will expire on the earlier of the end of the Company’s annual general meeting in 2026 and the close of business on the date that is 15 months after the date this special resolution is passed, save that the directors of the Company may, before this power expires, make offers or agreements which would or might require equity securities to be allotted or equity securities held as treasury shares to be sold after its expiry, and the directors of the Company may allot equity securities and/or sell equity securities held as treasury shares pursuant to such offers or agreements as if this power had not expired.”

Noble Corporation plc | 2025 Proxy Statement	71

Resolution 15
Approve the Terms of the Agreements and Counterparties Pursuant to which we may Purchase our Class A Ordinary Shares
The SEC and the NYSE do not require shareholder approval for share repurchases, however, under the UK Companies Act, we, like other UK companies, are prohibited from purchasing our outstanding shares unless such purchase has been approved by a resolution of our shareholders. The approval of share repurchases being sought is limited 23,800,068, representing 14.99% of the issued and outstanding share capital of the Company as of March 10, 2025 (being the latest practicable date prior to the publication of this notice of meeting). UK companies may purchase their own shares by “market” purchases or “off-market” purchases. Any purchase by a UK company of its own shares other than on a recognized investment exchange is considered to be an “off-market” purchase. The NYSE, which is the only exchange on which our shares are traded, does not fall within the definition of a “recognized investment exchange” for the purposes of the UK Companies Act. As such, we may only conduct off-market purchases pursuant to a form of share repurchase contract, the terms of which have been approved by our shareholders. Shareholder authorization to enter into a share repurchase contract may only be for a maximum period of up to five years after the date of the relevant shareholder approval. Any repurchase of shares would be further subject to one or more Board authorizations that would, among other terms, restrict the amount or monetary value of shares that can be repurchased and the time period over which shares may be acquired. The Board will exercise this shareholder authority only after careful consideration, taking into account prevailing market conditions, other investment opportunities and our overall financial position.
Our Board considers it prudent for us to have the flexibility to authorize a share repurchase program under which we would be able to effect off-market purchases of a certain number or value of our Ordinary Shares. This share repurchase program may be implemented in conjunction with our brokers and other financial institutions and may be effected through open market transactions or privately negotiated transactions, including pursuant to agreements intended to comply with Rule 10b5-1 under the Exchange Act.
In order to ensure the effectiveness of any repurchase program that our Board may implement, and offer greater flexibility, we are seeking shareholder approval of the terms of two forms of share repurchase contracts which may be entered into with the Approved Counterparties (as defined below) (the “Repurchase Contracts”).
•One form of agreement provides that we may instruct an Approved Counterparty from time to time to purchase for resale to us such number of our Class A ordinary shares and at such price(s) as we may instruct from time to time, subject to the conditions and limitations specified in the form of agreement itself and in Rule 10b-18 under the Exchange Act. The Approved Counterparty would receive a commission for any share purchases effected pursuant to this agreement. The agreement provides that the Approved Counterparty will purchase our Class A ordinary shares as principal and sell any Class A ordinary shares so purchased to us.
•The other form of agreement is a form of repurchase plan that provides us with the ability to periodically repurchase a specified dollar amount of our Class A ordinary shares each day through an Approved Counterparty if the Class A ordinary shares are trading below a specified price pursuant to a purchase agreement intended to comply with Rule 10b5-1 under the Exchange Act. The amount to be purchased each day, the limit price and the total amount that may be purchased under the agreement will be determined at the time the plan is executed. Adopting a repurchase plan that satisfies the conditions of Rule 10b5-1 allows us to repurchase our shares at times when we might otherwise be prevented from doing so due to self-imposed trading blackout periods or pursuant to insider trading laws. The Approved Counterparty may receive a commission pursuant to this agreement.
We may only enter into the Repurchase Contracts with counterparties approved by our shareholders. Accordingly, we are seeking approval to conduct share repurchases through the following counterparties (or their subsidiary undertakings (as defined in section 1162 of the UK Companies Act) or affiliates (as defined in Rule 12b-2 of the Exchange Act) from time to time) (collectively, the “Approved Counterparties”):

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Resolution 15

•JPMorgan Chase Bank, N.A.
•Barclays Bank PLC
•DNB Capital LLC
•HSBC Bank USA, N.A
•Wells Fargo Bank, National Association
We are also seeking authority for all and any of our directors to enter into, complete and do all things necessary to execute the share repurchases under each of the Repurchase Contracts for and on behalf of us.
Approval of the Repurchase Contracts and counterparties does not constitute the initiation of any share repurchase program or determine the amount or timing of any share repurchase activity, which will be at the discretion of our Board. There can be no assurance as to the duration, amount, or timing of any such repurchases. Any repurchases of our Class A ordinary shares pursuant to this authority would be conducted in accordance with all applicable U.S. and UK laws. Under the UK Companies Act, shares repurchased may be held in treasury or may be cancelled. If the terms of the Repurchase Contracts are approved by our shareholders and shares are repurchased under such agreements, the Board will decide at the time of purchase whether to cancel them immediately or to hold them in treasury. If the terms of the Repurchase Contracts do not receive shareholder approval, the Company will be limited in its ability to repurchase Ordinary Shares by authority granted in connection with the Business Combination, which expires in May 2027 and which limited the repurchases to 20,601,161 shares in aggregate for which authority to purchase 8,667,571 shares remains as of the Record Date.
The authorization of the terms of the Repurchase Contracts and the counterparties thereto and of our directors to enter into, complete and do all things necessary to execute the share repurchases under each of the Repurchase Contracts, if granted, will be valid for five (5) years after the date the resolution is passed by our shareholders.
Each of the Repurchase Contracts will be made available in accordance with the UK Companies Act for inspection by our shareholders (i) at our registered office for not less than 15 days ending with the date of the Meeting and (ii) at the Meeting itself.

Recommendation
Our Board unanimously recommends that you vote FOR the following resolution:
Resolution
"THAT, for the purposes of section 694 of the Companies Act 2006,the terms of each of the contracts produced at the Meeting proposed to be entered into between the Company and any one or more of the Approved Counterparties (as defined in the Company’s proxy statement of which this notice of meeting forms part) relating to off-market purchases (as defined in section 693(2) of the Companies Act 2006) by the Company of its Class A ordinary shares (“Ordinary Shares”) be and are hereby approved and authorized, that the Company be authorized to enter into one or more such contracts with any one or more of the Approved Counterparties and that the directors of the Company be and are hereby authorized to enter into, complete and do all things necessary to execute the share purchases under each such contract for and on behalf of the Company, provided that the maximum number of Ordinary Shares hereby authorized to be purchased is 23,800,068, representing approximately 14.99% of the issued ordinary share capital of the Company as at March 10, 2025 (being the latest practicable date prior to the publication of this notice of meeting). The authorities conferred by this resolution shall, unless previously revoked, varied or renewed, expire five years after the date of the passing of this resolution, provided that the Company may make a contract to purchase its Ordinary Shares under the authority hereby conferred prior to the expiry of such authority, and may purchase its Ordinary Shares in pursuance of any such contract."

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Other Matters
Shareholder Proposals and Nominations for Our 2026 Annual General Meeting
Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules
The Board is not aware of any other matter to be submitted at the Meeting. If any other matter properly comes before the Meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment. Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2026 Annual General Meeting of Shareholders (the “2026 Annual General Meeting”) pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than November 27, 2025, unless the date of our 2026 Annual General Meeting is more than 30 days before or after May 8, 2026, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to Corporate Secretary, Noble Corporation plc, 2101 CityWest Boulevard, Suite 600, Houston, Texas 77042.
Requirements for Shareholder Submission of Nominations and Proposals under our Articles of Association
A shareholder recommendation for nomination of a person for election to our Board or a proposal for consideration at our 2026 Annual General Meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our Articles of Association. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be received by us no later than January 8, 2026. In addition, shareholder proposals or nominations must include specified information concerning the shareholder and the proposal or nominee as provided in our Articles of Association.
In addition, to comply with Rule 14a-19 under the Exchange Act, the SEC’s universal proxy rule, if a shareholder intends to solicit proxies in support of director nominees submitted under the advance notice provisions of our Articles of Association for our 2026 Annual General Meeting, then such shareholder must provide proper written notice that sets forth all the information required by Rule 14a-19 under the Exchange Act to the Corporate Secretary at the address above by March 9, 2026 (or, if our 2026 Annual General Meeting is called for a date that is more than 30 days before or more than 30 days after the first anniversary of this year’s annual general meeting, then notice must be provided not later than the close of business on the later of the 60th day prior to the date of our 2026 Annual General Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company). The notice requirements under Rule 14a-19 are in addition to the applicable advance notice requirements under our Articles of Association as described above.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, in whole or in part, the Compensation Committee Report and the Audit Committee Report included in this proxy statement shall not be incorporated by reference to any such filings.
We refer to our website throughout this proxy statement; however, no information on our website or any other website, or sustainability reporting documents is incorporated by reference into or otherwise made a part of this Proxy Statement.

74	2025 Proxy Statement | Noble Corporation plc

Other Matters
Available Information
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits. Requests for copies of such report should be directed to Corporate Secretary, Noble Corporation plc, 2101 CityWest Boulevard, Suite 600, Houston, Texas 77042. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request addressed to our Corporate Secretary and upon payment of our copying and mailing expenses.
Our Corporate Governance Guidelines, Code of Business Ethics and Conduct, charters for each of our Board committees, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including the financial statements and the financial statement schedules, are also available without charge to shareholders via the “Investors” section of our website at www.noblecorp.com.
Audit Matters
Under section 527 of the UK Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish on a website a statement setting out any matter of concern relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the Meeting; or (ii) any circumstances connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports of the Company were laid in accordance with section 437 of the UK Companies Act. The Company may not require the shareholders requesting website publication to pay its expenses in complying with the request or publication. Where the Company is required to place a statement on a website under section 527 of the UK Companies Act it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business that may be dealt with at the Meeting includes any statement that the Company has been required to publish on a website under section 527 of the UK Companies Act.
Information Available on Website
A copy of this Proxy Statement can be found at www.noblecorp.com, along with a copy of the UK Annual Report, which can be downloaded in PDF format.
Communication
Any electronic address provided either in this Proxy Statement or any related documents may only be used for the limited purposes specified herein and not to communicate with the UK Company by electronic means or for any other more general purpose.

Noble Corporation plc | 2025 Proxy Statement	75

 Other Matters
Corporate Representatives
A member of the Company which is a corporation may authorize a person or persons to act as its representative(s) at the Meeting. In accordance with the provisions of the UK Companies Act, each such representative may exercise (on behalf of the corporation) the same powers as the corporation could exercise if it were an individual member of the Company, provided that they do not do so in relation to the same shares.
Nominated Persons
A copy of this Proxy Statement has been sent for information only to persons who have been nominated by a member to enjoy information rights under section 146 of the UK Companies Act (a “Nominated Person”). The rights to appoint a proxy cannot be exercised by a Nominated Person: they can only be exercised by the member. However, a Nominated Person may have a right under an agreement between such Nominated Person and the member by whom they were nominated to be appointed as a proxy for the meeting or to have someone else so appointed. If a Nominated Person does not have such a right or does not wish to exercise it, they may have a right under such an agreement to give instructions to the member as to the exercise of voting rights.
If you are a Nominated Person, you have been nominated to receive general shareholder communications directly from the Company, but it is important to remember that your main contact in terms of your investment remains as it was (i.e., the registered member of the Company, or perhaps the custodian or broker, who administers the investment on your behalf). Therefore, any changes or queries relating to your personal details and holding (including any administration thereof) must continue to be directed to your existing contact at your investment manager or custodian. The Company cannot guarantee dealing with matters that are directed to it in error. The only exception to this is where the Company, in exercising one of its powers under the UK Companies Act, writes to you directly for a response.

76	2025 Proxy Statement | Noble Corporation plc

APPENDIX A
NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
Compensation Committee Chairman’s Annual Statement:
Dear Shareholders:
I am pleased to present our Group’s Remuneration Report for 2024. This Remuneration Report is divided into three sections:
(A)this statement;
(B)information regarding the Directors’ remuneration policy setting out our policy on Directors’ remuneration, which was approved by shareholders at our 2023 Annual General Meeting held on 2 May 2023; and
(C)the annual report on remuneration, which sets out Director remuneration and details the link between Group performance and remuneration for the financial year ended 31 December 2024. The annual report on remuneration, together with this statement, is subject to an advisory vote at our 2025 Annual General Meeting to be held on 8 May 2025.
Executing on Our Strategy
Noble’s ambition is to be “First Choice Offshore” with our stakeholders, including our customers, employees, and shareholders. Our deepwater and harsh environment jackup rigs comprise one of the most modern, capable, and highly utilised fleets in the industry. However, the organisational strength of our global workforce and culture are equally critical to maintaining the rigorous HSE, innovation, and efficiency standards that drive our continued commercial success with customers. Noble’s financial strategy remains simple and succinct: the cyclical nature of this industry supports the preservation of a conservative balance sheet and the maximisation of shareholder value by generating free cash flow, of which Noble strives to return the significant majority to shareholders via dividends and share repurchases. During calendar year 2024, Noble executed on this financial strategy by repurchasing $300.0 million dollars of shares and returning an additional $277.8 million of capital via dividends ($1.80 per share).
We have one of the youngest and highest specification fleets of global scale in the industry, with diversification across asset classes, geographic regions, and customers. The Company has a track record of industry-leading utilisation, coupled with a commitment to best-in-class safety performance and customer satisfaction. We strive to be the leader in industry innovation and a first-mover in sustainability.
We believe sustainability contributes to our competitive positioning in the market. We understand our role as a drilling contractor within the oil and gas lifecycle, helping our customers drill for hydrocarbons as responsibly and cost-efficiently as possible, during and beyond the transition to a lower-carbon world. We are guided by our sustainability framework and strategy that focus on three pillars: Sustainable Energy Future (environmental), Caring for People (social), and Responsible Business (governance) and are committed to a realistic sustainability agenda and to executing on that plan.
2024 Remuneration Decisions
Considering our business strategy, the competitive market for talent, and a desire to keep pace with evolving standards for remuneration governance and best practices, the Compensation Committee of the Board of Directors (the “Compensation Committee”) took the following actions regarding executive director remuneration for fiscal year 2024:
•CEO target cash remuneration: For 2024, the Compensation Committee chose to increase the CEO’s salary by 5.6% and to increase the target bonus opportunity to 130% of base salary (125% in 2023) with effect from 1 March 2024.
•CEO LTIP grants: In 2024, the Compensation Committee approved annual long-term incentive programme (“LTIP”) grants to our CEO consisting of performance-vested restricted unit awards (70%) and time-vested restricted unit awards (30%). For 2024, the Compensation Committee granted to our CEO LTIP awards with a targeted value in the middle range of our peer group.

Noble Corporation plc | 2025 Proxy Statement	A-1

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
Outlook for 2025
We believe our Executive Directors’ and Non-Executive Directors remuneration components and levels are appropriate for our industry to ensure the long-term success of the Group and provide a direct link to enhancing shareholder value. We will continue to monitor remuneration trends and developments in our industry and relevant sectors, the effectiveness of our programme with respect to our executives, and feedback from our shareholder outreach efforts, and will continue to consider, from time to time, whether to modify our programme as appropriate.
The members of the Compensation Committee are Alan J. Hirshberg, Patrice R. Douglas, Charles M. Sledge, and Alastair J. Maxwell.
Signed on behalf of the Board by:
Robert Eifler
18 March 2025

A-2	2025 Proxy Statement | Noble Corporation plc

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
Noble Corporation plc is a public limited company incorporated in England and Wales with its shares listed on the New York Stock Exchange (“NYSE”).
Directors’ Remuneration Policy
Our Directors’ Remuneration Policy (the “Remuneration Policy”) applies to our Executive Director, President and Chief Executive Officer (as well as any individual that may become an Executive Director while this policy is in effect), and our Non-Executive Directors.
Our Remuneration Policy for our Executive Director is primarily designed to:
•attract and retain individuals with the skills and experience necessary to successfully execute Noble’s strategic business plan;
•motivate individuals to achieve key strategic, operational, safety, and financial goals that will drive shareholder value while not subjecting the Group to excessive or unnecessary risk; and
•align our Executive Director’s interests with those of our shareholders.
Consistent with this philosophy, we seek to provide total compensation packages that are competitive with those of the companies against which we compete on an operational basis and for key talent. In establishing our Remuneration Policy, the Compensation Committee, in connection with its independent compensation consultants, has also reviewed and considered various benchmarks and market reference points. A substantial portion of total compensation for our Executive Director is subject to Group, individual, and/or share price performance and is at risk of forfeiture.
The Remuneration Policy is set out in the 2022 UK Annual Report and Accounts and can be accessed at https://find-and-update.company-information.service.gov.uk/company/12958050.
As required under the Companies Act 2006, the Remuneration Policy has been approved by the Board of Directors of the Company and was approved by the shareholders at the 2023 Annual General Meeting held on 2 May 2023 and will continue in effect until the third anniversary thereof, unless amended and approved by shareholders prior to such date.
Annual Report on Remuneration
Shareholder Votes on the Remuneration Policy and the Directors Remuneration Report
The 2023 Directors’ Remuneration Report was approved by shareholders at the 2024 Annual General Meeting held on 21 May 2024. The 2023 Directors’ Remuneration Report received a 91.03% approval, with 2.69% of shareholders abstaining. The Remuneration Policy was approved by shareholders at the 2023 Annual General Meeting held on 2 May 2023. The Remuneration Policy received a 98.96% approval, with 0.42% of shareholders abstaining.
The following is provided on an audited basis.
2024 Remuneration of Executive Director
The following table presents the remuneration of our Executive Director for the full year ended 31 December 2024:

	Salary and Fees	All taxable benefits	Money or other assets received/ receivable for the relevant financial year (1)	Money or other assets received/ receivable for more than one financial year (2)	Pension related benefits	Total	Total fixed remuneration	Total variable remuneration
	2024	2024	2024	2024	2024	2024	2024	2024
	$	$	$	$	$	$	$	$
Robert W. Eifler	941,667	1,751,277	1,346,150	8,933,102	—	12,972,196	2,692,944	10,279,252
(1)STIP payment attributable to 2024 performance. No amount of the award is attributable to share price appreciation and no amount was deferred.

Noble Corporation plc | 2025 Proxy Statement	A-3

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
(2)The amounts disclosed in this column represent grant date fair market value of awards granted in 2024. TVRSUs have been valued using the grant date value, which is the average of the high and low share price on the grant date, 26 January 2024, and PVRSUs have been valued using a weighted-average price consisting of a Monte Carlo grant valuation as well as the average of the high and low share price on the grant date. The TVRSUs, PVRSUs, and dividend equivalent rights accrued on unvested RSUs held during 2024 were as follows:

	Year Ended 31 December 2024
	PVRSU	TVRSU	Accrued Dividends (3)	Total
	$	$	$	$
Robert W. Eifler	5,711,223	2,286,187	935,692	8,933,102
(3)The amount shown includes accrued dividends on PVRSUs at target level.
2023 Remuneration of Executive Director
The following table presents the remuneration of our Executive Director for the full year ended 31 December 2023:

	Salary and Fees	All taxable benefits (1)	Money or other assets received/ receivable for the relevant financial year (2)	Money or other assets received/ receivable for more than one financial year (3)	Pension related benefits	Total (1)	Total fixed remuneration	Total variable remuneration
	2023	2023	2023	2023	2023	2023	2023	2023
	$	$	$	$	$	$	$	$
		(Restated)				(Restated)	(Restated)
Robert W. Eifler	883,333	385,120	1,653,750	8,886,463	—	11,808,666	1,268,453	10,540,213
(1)The amounts shown for 2023 have been revised to reflect a correction to the value of the taxable benefits reported in the previous year’s disclosure and total remuneration for the year. The 2023 amount for all taxable benefits has been updated to include the value of UK taxes paid on behalf of Mr. Eifler for time spent in the UK for business purposes ($332,796) as well as a gross up for US taxes related to this amount ($8,009). The totals have been updated to reflect the inclusion of the additional amounts.
(2)STIP payment attributable to 2023 performance. No amount of the award is attributable to share price appreciation and no amount was deferred.
(3)The amounts disclosed in this column represent grant date fair market value of awards granted in 2023. TVRSUs have been valued using the grant date value, which is the average of the high and low share price on the grant date, 3 February 2023, and PVRSUs have been valued using a weighted-average price consisting of a Monte Carlo grant valuation as well as the average of the high and low share price on the grant date. The TVRSUs, PVRSUs, and dividend equivalent rights accrued on unvested RSUs held during 2023 were as follows:

	Year Ended 31 December 2023
	PVRSU	TVRSU	Accrued Dividends (4)	Total
	$	$	$	$
Robert W. Eifler	5,543,222	2,461,750	881,491	8,886,463
(4)The amount shown includes accrued dividends on PVRSUs at target level.

A-4	2025 Proxy Statement | Noble Corporation plc

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
2024 Remuneration of Non-Executive Directors
The amounts shown in the table below are for the full year ended 31 December 2024:

	Salary and Fees	All taxable benefits	Money or other assets received/ receivable for the relevant financial year	Money or other assets received/ receivable for more than one financial year (2)	Pension related benefits	Total	Total fixed remuneration	Total variable remuneration
	$	$	$	$	$	$	$	$
Patrice R. Douglas (1)	36,196	—	—	78,635	—	114,831	36,196	78,635
Claus V. Hemmingsen (1)	178,000	—	—	211,367	—	389,367	178,000	211,367
Alan J. Hirshberg (1)	170,000	—	—	211,367	—	381,367	170,000	211,367
Kristin H. Holth (1)	168,000	—	—	211,367	—	379,367	168,000	211,367
H. Keith Jennings (1)	170,000	—	—	212,484	—	382,484	170,000	212,484
Alastair J. Maxwell (1)	162,000	—	—	211,367	—	373,367	162,000	211,367
Ann D. Pickard (1)	168,940	—	—	211,367	—	380,307	168,940	211,367
Charles M. Sledge (1)	265,000	—	—	280,033	—	545,033	265,000	280,033
Total	1,318,136	—	—	1,627,987	—	2,946,123	1,318,136	1,627,987
(1)The amounts shown in the above table are for the full year ended 31 December 2024 and includes payments to the directors as a result of their directorship of Noble Corporation plc. Ms. Douglas’ amounts are prorated as she began service as a Non-Executive Director on 4 September 2024.
(2)The amounts disclosed in this column represent the grant date fair market value of awards granted in 2024, which is based on the average of the high and low share price ($44.88) on the grant date, 26 January 2024, for all Non-Executive Directors other than Ms. Douglas. For Ms. Douglas, the amount disclosed in this column represents the grant date fair market value, which is based on the average of the high and low share price ($35.97) on the grant date, 4 September 2024. Additionally, this column includes dividend equivalent rights accrued on unvested RSUs or paid in cash during 2024.
Our Non-Executive Directors will only receive remuneration for those services outlined in our Directors’ Remuneration Policy, which was approved by our shareholders. There are no contracts or agreements that provide guaranteed amounts payable for service as a Non-Executive Director of Noble Corporation plc, and there are no similar arrangements that provide for any guaranteed remuneration (other than for any accrued amounts, if applicable, for services rendered as a Non-Executive Director) upon a Non-Executive Director’s termination of service from our Board of Directors.
Performance Against Targets for STIP for our Executive Director
Our strategic objectives commit us to a balance of short-term goals and long-term ambitions. In order to assess delivery against these strategic objectives, we track progress against a number of financial and non-financial targets (Noble Scorecard). Importantly, those targets are used to assess the pay-out under the STIP annually. This ensures the alignment of our Executive Management with the interests of our shareholders.
In 2024, we continued to sponsor our STIP (approved by the Compensation Committee in January 2024), providing target incentive opportunities as a percentage of base salary that could pay out above or below target) based on the Noble Scorecard.
The 2024 scorecard incorporated financial and non-financial targets as set out below. All amounts paid under the STIP in 2024 were based on our company-wide performance against those targets. For purposes of the 2024 STIP, financial metrics attributable to Diamond, which was acquired on 4 September 2024, were excluded.
The calculation of the performance components of the STIP and the aggregate STIP award paid to the Executive Director for 2024 are shown below:

Noble Corporation plc | 2025 Proxy Statement	A-5

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT

Noble STIP Scorecard
Objectives	Measure	Weighting	2024 Target	Actual Results	Factor	Multiple
Financial Measure	Adjusted Free Cash Flow (1)	30%	$289-324 mm	$293mm	1.00	0.30
	Contract Drilling Margin(2) less G&A	30%	37.8-38%	36.04%	0.82	0.25
Customer Satisfaction	Based on Customer QPR (3)	15%	6.3	6.375	1.19	0.18
ESG	Consequence Severity Index	15%	675	590	1.43	0.21
First Choice for Employees	First Choice for Employees (4)	10%	Committee Discretion		1.50	0.15
		Award Factor				1.09
(1)Adjusted Free Cash Flow is equal to net cash provided by operating activities ($695.2 million) minus net cash used in investing activities ($933.8 million) adjusted for (i) certain impacts from the Diamond acquisition and (ii) certain other non-recurring items as deemed by the Compensation Committee. Cash flow figures presented above conform with accounting principles generally accepted in the United States (“US GAAP”).
(2)Contract Drilling Margin less G&A measures our rig level profitability.
(3)Customer Satisfaction is measured by the average score from customer feedback in the Quarterly Performance Review (QPR) from all rigs in operation.
(4)Our goal is to be the employer of choice for employees. The Compensation Committee held discretion over the First Choice for Employees metric. The Compensation Committee awarded a factor of 1.5 for achievement against established targets and goals for employee engagement survey scores, attrition rates, talent and leadership development and people related initiatives.

Year	Salary and Fees	STIP Target	Multiplier	Total STIP Payout
	$			$
2024	950,000	130%	1.09	1,346,150
Long-term Incentive Plan Granted in 2024 for our Executive Director
In 2024, our CEO received an LTIP grant made of performance-vested restricted unit awards (70%) (PVRSUs) and time vested restricted unit awards (30%) (TVRSUs). The number of units underlying the total award was determined using a 7-trading day trailing VWAP as of the grant date, 26 January 2024.

Scheme Interest Type	Type of Interest Awarded	End of Performance Period	Target Award	Potential Amount Vesting
				Minimum Performance (% of Scheme Interests)	Maximum Performance (% of Scheme Interests)
			$
LTIP	TVRSU (1)	26/1/2027	2,286,187	N/A	N/A
LTIP	PVRSU (2)	31/12/2027	5,711,223	—%	200%
(1)Grant of 50,940 TVRSUs. The grant has been valued using the grant date value, which is the average of the high and low share price on the NYSE ($44.88) on the grant date, 26 January 2024.
(2)Grant of 118,860 PVRSUs. Values are based on target achievement level of non-market based performance metrics using the average of the high and low share price on the NYSE on the grant date of 26 January 2024 ($44.88) and, with respect to the market conditions, a Monte Carlo grant date valuation of $51.22.

A-6	2025 Proxy Statement | Noble Corporation plc

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
Time-Vested Restricted Stock Unit Awards for our Executive Director
The following table presents information regarding the TVRSUs outstanding at the beginning and end of the year ended 31 December 2024 for our Executive Director:

Award Date	End of Vesting Period (1)	Unvested RSUs Outstanding at 1/1/2024	RSUs Granted	RSUs Vested	RSUs Forfeited	Unvested RSUs Outstanding at 31/12/2024	Market Price Per Share on Grant Date (2)	Market Value Per Share on 2024 Vesting Date (3)	Value on 2024 Vesting Date
							$	$	$
3/2/2022	3/2/2025	57,658	—	28,829	—	28,829	25.57	43.25	1,246,854
3/2/2023	3/2/2026	62,624	—	20,874	—	41,750	39.31	43.25	902,801
26/1/2024	26/1/2027	—	50,940	—	—	50,940	44.88	N/A	N/A
	Total	120,282	50,940	49,703	—	121,519			2,149,655
(1)TVRSUs vest ratably over a three-year period.
(2)Average of the high and low share price on the NYSE on the grant date.
(3)Average of the high and low share price on the NYSE on the vesting date.
Performance-Vested Restricted Stock Unit Awards for our Executive Director
The following table presents information regarding the PVRSUs outstanding at the beginning and end of the year ended 31 December 2024 for our Executive Director:

Measurement Period	Settlement Date (1)	Unvested PVRSUs Outstanding at 1/1/2024	PVRSUs Granted	PVRSUs Vested (3)	PVRSUs Forfeited	Unvested PVRSUs Outstanding at 31/12/2024 (2)		Fair Value Per Share on Grant Date (4)	Market Value Per Share on Settlement Date (5)	Value on Settlement Date
						Target	Max	$	$	$
2022-2024	3/2/2025	129,730	—	185,513	—	—	—	35.77	32.40	6,010,621
2023-2025	3/2/2026	93,937	—	—	—	93,937	187,874	59.01	N/A	N/A
2024-2026	26/1/2027	—	118,860	—	—	118,860	237,720	51.22	N/A	N/A
	Total	223,667	118,860	185,513	—	212,797	425,594			6,010,621
(1)PVRSUs vest, if at all, at the end of the three-year measurement period to which they relate. However, they are not settled until the scorecard is finalised and approved by the Compensation Committee.
(2)PVRSUs are awarded at the target level and also shown here at maximum performance level.
(3)The number of PVRSUs vested shown is based on actual performance. See further details below regarding the certified result for the 2022 PVRSU grant.
(4)The fair value per share is based on a Monte Carlo grant valuation as well as the average of the high and low share price on the NYSE on the grant date.
(5)Market value per share is based on an average of the high and low share price on the NYSE on the settlement date.
Performance Against Targets for LTIP Vesting for our Executive Director
For 2024, PVRSUs constituted 70% of the annual award value. They will settle based on the achievement of specified corporate performance criteria over a three-year performance cycle. Generally, the number of PVRSUs that will settle, if any, is determined after the end of the applicable performance period and any PVRSUs that do not vest are forfeited. Upon settlement, PVRSUs convert into unrestricted shares. In setting the target number of PVRSUs, the Compensation Committee takes into consideration:
•market data;
•the award's impact on total remuneration;
•the performance of the executive during the last completed year; and
•the potential for further contributions by the executive in the future.

Noble Corporation plc | 2025 Proxy Statement	A-7

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
The Compensation Committee approved the target award levels in the tables below because it believes that if the Company performs at or above the mid-range relative to the companies in our Peer Group, remuneration levels should be commensurate with this performance. If the Company performs below this level, our remuneration levels should be lower than the mid-range. The maximum number of PVRSUs that can be awarded is 200% of the target award level.
The certified performance against the respective targets will determine the percentage of PVRSUs that will vest. In each case, the Company must exceed a threshold performance level in order for any of the PVRSUs to vest.
2024 PVRSU PERFORMANCE PAYOUT SCALE FOR OUR EXECUTIVE DIRECTOR
The performance payout scale in the table below is applicable to grants made in 2024 for the 2024-2026 performance cycle.

Goal	50% Threshold	100% Target	200% Maximum	Weighting
Total Shareholder Return (“TSR”) (1)	See matrix(1)	See matrix(1)	See matrix(1)	50.0%
Return On Invested Capital (“ROIC”) (2)	10%	14.6%	19.0%	40.0%
ESG - Reduce CO2 Emissions - Floaters (3)	115.94 (-6%)	113.48 (-8%)	111.01 (-10%)	2.5%
ESG - Reduce CO2 Emissions - Jackups (3)	36.91 (-8%)	36.50 (-9%)	36.10 (-10%)	2.5%
ESG - Achieve ISO 20001 Compliance (3)	15 rigs	20 rigs	All rigs	5.0%
(1)Absolute TSR (“ATSR”) and relative TSR (“RTSR”) over the three-year performance period are assessed under the matrix shown below. For RTSR, performance will be assessed against the TSR Peer Group(5). For purposes of the TSR calculations, the starting price is the volume weighted average share price for the 7-trading days prior to 1 January 2024 ($47.85) and the ending price will be calculated using the volume weighted average price over the 7-trading days period preceding the end of the performance period.

ATSR CAGR	RTSR Percentile
	≤ 25th	25th < > 75th	≥75th
15%	100%	150%	200%
10%	75%	100%	150%
5%	50%	75%	100%
≤ 0%	0%	50%	75%
(1)ROIC is defined as Earnings Before Interest and Taxes minus Cash Taxes divided by the sum of Average Shareholder Equity at the beginning and the end of the performance period and Average Net Debt measured at the beginning and end of the performance period.
(2)ESG Performance consists of two metrics, reduction of CO2 emissions and ISO 50001 compliance. CO2 reduction is measured as tons of CO2 equivalents divided by number of contracted days. For rigs to be ISO 50001 compliant, a full Energy Management System must be set up on each rig.
(3)ESG is measured qualitatively by the Compensation Committee and selected at its discretion.
(4)The TSR Peer Group includes the following companies: Diamond Offshore Drilling Inc., Transocean Ltd., Seadrill Limited, Valaris plc, and the PHLX Oil Service Sector Index. Diamond Offshore Drilling will be excluded from the calculation due to our acquisition of the company on 4 September 2024.
2022 PVRSU PAYOUT
The 2022 PVRSUs that were granted on 3 February 2022 vested on 31 December 2024 and settled in early 2025.
The 2022 PVRSUs performance metrics were based on the achievement of TSR performance targets, ESG performance targets and certain metrics related to the Business Combination with Maersk Drilling. In September 2022, following the closing of the Business Combination, the Compensation Committee determined that the Company had fundamentally changed such that certain of the performance metrics used for the PVRSU awards granted in 2022 were no longer appropriate. The Compensation Committee believed it was in the best interests of the transformed Company and its shareholders to align the legacy Noble and legacy Maersk Drilling management teams so that the group was focused on integration and strategic, financial and operations goals designed to encourage the growth of the combined company. Certain performance metrics under the 2022 PVRSUs therefore either no longer represented an alignment to these financial, operational and strategic goals or had been substantially achieved.

A-8	2025 Proxy Statement | Noble Corporation plc

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
On 30 September 2022, the Compensation Committee certified certain performance metrics relating to a portion of the outstanding PVRSUs (the “Lock-In Determinations”) in accordance with the terms of the 2022 LTIP and the 2022 PVRSU grant agreements. Shares earned under the Lock-In Determinations remained subject to time vesting through 31 December 2024. The remainder of the 2022 PVRSUs remained subject to the original TSR and ESG performance-based metrics over the remainder of three-year performance cycle. The Compensation Committee believed these actions were in the best interests of the Company and its shareholders because the portions of the PVRSUs subject to Lock-In Determinations would have no longer served their intended purposes of retention and incentivizing and rewarding performance following the closing of the Business Combination.
As a result of these actions and the Company’s final Absolute TSR performance, which was assessed in early 2025, a total of 143% of the PVRSUs granted in 2022 were earned and settled on 30 January 2025, based on the following performance achievement:

Performance Metric	Target	Actual Performance	Weight	Factor	Multiple
Total Shareholder Return (“TSR”) (1)	See footnote(1)	RTSR - 44th percentile ATSR - 8.9%	33.33%	0.95	0.317
Merger Integration - Synergy	$125M	$173M	16.67%	1.96	0.327
Merger Integration - Evolution of the Capital Structure (2)	Subjective Assessment	Outstanding	16.67%	2.00	0.333
Merger Integration - Customer Satisfaction (3)	Subjective Assessment	Outstanding	16.67%	2.00	0.333
ESG Metrics	Subjective Assessment	Locked in 2022	8.33%	0.75	0.062
ESG Workforce Diversity	Subjective Assessment	Locked in 2022	8.33%	0.75	0.062
				Total	1.43
(1)Average TSR (“ATSR”) and relative TSR (“RTSR”) over the three-year performance period were assessed under the matrix shown below. For RTSR, performance was assessed against the TSR Peer Group. For purposes of the TSR calculations, the starting price was the 20-day average stock price prior to the beginning of the performance period ($25.90) and the ending price was the average stock price for the last 20 trading-days at the end of the performance period ($30.98).

ATSR	RTSR Percentile
	≤25th	25th<>75th	≥75th
15%	100%	150%	200%
10%	75%	100%	150%
5%	50%	75%	100%
≤ 0%	0%	50%	75%
(1)In evaluating performance on this metric, the Compensation Committee assessed that over the three year performance period, the Company established a leading low cost capital structure with high structural flexibility to return capital in the offshore drilling sector.
(2)In evaluating this metric, the Compensation Committee considered customer satisfaction scores and collected feedback on performance and overall satisfaction from key customers noting continuity and high satisfaction scores (ranging from 6.3 to 6.7 out of 7) throughout the integration period.

2022 PVRSUs
Executive Director	# PVRSUs granted	# of Total Earned PVRSUs
Robert W. Eifler	129,730	185,513

Noble Corporation plc | 2025 Proxy Statement	A-9

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
LONG-TERM INCENTIVE PLAN GRANTS IN 2024

								Potential Amount Vesting
	Type of Grant		Target Award $		Performance Conditions	Threshold Vesting Level	Performance Period End	Minimum Performance (% of Scheme Interests)	Maximum Performance (% of Scheme Interests)

Executive Director
Robert W. Eifler	PVRSUs	(1)	5,711,223	(2)	See details above	50%	31/12/2026	—%	200%
	TVRSUs	(1)	2,286,187	(3)	None	—	—	N/A	N/A
Non-Executive Directors (6)
Patrice R. Douglas	TVRSUs	(4)	76,508	(5)	None	—	—	N/A	N/A
Claus V. Hemmingsen	TVRSUs	(4)	203,217	(5)	None	—	—	N/A	N/A
Alan J. Hirshberg	TVRSUs	(4)	203,217	(5)	None	—	—	N/A	N/A
Kristin H. Holth	TVRSUs	(4)	203,217	(5)	None	—	—	N/A	N/A
H. Keith Jennings	TVRSUs	(4)	203,217	(5)	None	—	—	N/A	N/A
Alastair J. Maxwell	TVRSUs	(4)	203,217	(5)	None	—	—	N/A	N/A
Ann D. Pickard	TVRSUs	(4)	203,217	(5)	None	—	—	N/A	N/A
Charles M. Sledge	TVRSUs	(4)	269,235	(5)	None	—	—	N/A	N/A
(1)For the Executive Director, the total 2024 LTIP grant at target is based on $7,500,000 and the number of underlying units was determined using a 7-trading day trailing VWAP as of the grant date, 26 January 2024. Of the total grant, PVRSUs constituted 70% and TVRSUs 30%. See further details above beginning from the section “Long-term Incentive Plan Granted in 2024 for our Executive Director”.
(2)The grant is shown based on target at 118,860 PVRSUs and has been valued using a Monte Carlo grant valuation as well as the average of the high and low share price on the NYSE ($44.88) on the grant date, 26 January 2024.
(3)Grant of 50,940 RSUs has been valued using the average of the high and low share price on the NYSE ($44.88) on the grant date, 26 January 2024.
(4)For the Non-Executive Directors, the 2024 grant is based on $200,000 with the exception of Mr. Sledge, whose grant is based on $265,000 due to his role of Chairman of the Board, and Ms. Douglas as she was appointed to the Board on 4 September 2024 and received a prorated award in 2024. The number of underlying units granted for all Non-Executive Directors was determined using a 7-trading day trailing VWAP as of the grant date.
(5)Grants of 4,528 RSUs to all Non-Executive Directors other than Ms. Douglas (2,127 RSUs) and Mr. Sledge (5,999 RSUs) have been valued using the average of the high and low share price on the NYSE ($44.88) on the grant date, 26 January 2024. Ms. Douglas grant was valued using the average of the high and low share price on the NYSE ($35.97) on the grant date, 4 September 2024.
(6)For the Non-Executive Directors, the RSUs vest one year after the grant date and when the RSUs vest, they settle in 60% shares and 40% cash.
PENSIONS
Neither our Executive Director, nor any of the Non-Executive Directors, are entitled to retirement programmes and benefits under defined benefit plans, cash balance benefits, or to benefits under a hybrid arrangement which includes such benefits.
PAYMENTS TO PAST OR FORMER DIRECTORS
There were no payments to past or former directors for the year ended 31 December 2024.
PAYMENTS FOR LOSS OF OFFICE
There were no payments for loss of office for the year ended 31 December 2024.

A-10	2025 Proxy Statement | Noble Corporation plc

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
EXECUTIVE DIRECTOR SEVERANCE ARRANGEMENT
Executive Directors’ service contracts (excluding Mr. Eifler) provide details of the broad types of remuneration to which they are entitled and about the kinds of plans in which they may be invited to participate.
Mr. Eifler's service contract (the “Service Contract”) expired in February 2024. If he was terminated prior to February 2024 without cause or resigned for good reason (as set out in the Service Contract), he would have been entitled to a severance payment of up to (i) 24 months of annual base salary and annual target bonus, (ii) the cost of 18 months of certain benefits, (iii) the annual bonus for the previous year, to the extent not yet paid, (iv) a pro rata bonus for the year of separation, and (v) six months of outplacement services. If termination without cause or resignation for good reason occurred in connection with a change in control (as set out in the Service Contract), then he would have been entitled to an additional 12 months of annual base salary and full annual target bonus. In the event he was terminated as a result of death or disability, he would have been entitled to the annual bonus for the previous year, to the extent not yet paid, and vested amounts or benefits under any plan, programme, or agreement. His agreement also includes a 12-month non-competition provision.
Following expiry of the Service Contract, any severance benefits to be received by Mr. Eifler will be determined in accordance with the Executive Severance Plan and the Change of Control Severance Plan.
The Executive Severance Plan provides that, subject to the terms and conditions of the plan, and contingent upon the execution of a separation agreement and release of claims, if Mr. Eifler experiences a “qualifying termination” (as defined under the Executive Severance Plan), he is entitled to receive the following:
(A)an irrevocable lump sum cash payment, payable within 30 days following the date on which the separation agreement comes effective an irrevocable, in an amount equal to (i) the sum of the executive’s base salary and target annual bonus and (ii) a multiple determined by the role of Mr. Eifler as President and CEO;
(B)a pro-rata annual cash bonus for the year in which the termination occurs, payable in lump sum on or about the date such bonuses are paid to other employees of the Company;
(C)subject to the executive’s eligibility for and timely election of continued coverage under COBRA, continued medical, dental, and vision benefit coverage for Mr. Eifler and his or her covered dependents for up to 12 months;
(D)outplacement services valued at up to $50,000;
(E)full vesting of all outstanding time-vested equity awards; and
(F)continued eligibility to vest in the participant’s outstanding equity awards that are subject to performance-based vesting conditions, determined based on (i) actual performance, with respect to any completed performance periods or achieved performance measures, and (ii) with respect to any incomplete performance periods and performance measures, actual performance of the Company over the full performance period and pro-rated.
If Mr. Eifler experiences a “qualifying termination” within the 24-month anniversary of a “change in control” (as defined under the Executive Change in Control Severance Plan), subject to the terms and conditions of the Executive Change in Control Severance Plan, and contingent upon the execution of a separation agreement and release of claims, the terminated executive is entitled to receive the same severance benefits as they would receive under the Executive Severance Plan, except that (i) the severance multiple is greater, (ii) COBRA coverage will extend for up to 18 months, and (iii) all outstanding performance-based equity awards will accelerate and vest at target. A copy of the Executive Severance Plan and the Change of Control Severance Plan are available in our filings with the US Securities and Exchange Commission which can be accessed through our website, www.noblecorp.com.
STATEMENT OF THE DIRECTOR'S SHAREHOLDING AND SHARE INTERESTS
We have a share ownership policy that applies to our Directors and Executive Officers and provides for minimum share ownership requirements. The share ownership policy requirement for our Executive Director is six times his/her base salary and for our Non-Executive Directors is five times their annual retainer. Unless a Director is making reasonable progress to satisfy the policy holding requirements, a Director may not sell or dispose of shares for cash. Once a Director meets the applicable stock ownership requirements, the share ownership policy requirements are satisfied even if there is a subsequent drop in the stock price that would result in a shareholding value that is below the threshold as long as no shares are sold. Unvested TVRSUs count towards the share ownership, but unvested PVRSUs do not. As set out below, as at 31 December 2024, Mr. Maxwell and Ms. Holth did not yet hold sufficient shares in the Company to meet the minimum share ownership requirements, as they joined as Directors on 3 October 2022. Likewise, Mr. Jennings and Ms. Douglas also did not yet hold sufficient shares in the Company to meet the minimum share ownership requirements, as Mr. Jennings joined as a Director on 22 November 2023 and Ms. Douglas joined on 4 September 2024. However, in compliance with the policy, they are making reasonable progress to satisfy the stock ownership requirement. The below table includes only shares beneficially owned, which excludes unvested TVRSUs.

Noble Corporation plc | 2025 Proxy Statement	A-11

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
The following table provides details on the Directors’ beneficial shareholdings as at 31 December 2024 (including any interests of a connected person):

Director	Beneficially Owned Shares held at 1 January 2024	Vested shares in 2024(1)	Changes in number of shares(2)	Beneficially Owned Shares held at 31 December 2024(3)	Unvested TVRSUs held at 31 December 2024(4)	Value in USD 31 December 2024(5) $	Share Ownership Requirement in 2024(3) $
Robert W. Eifler	169,093	1,487,161	(585,200)	1,071,054	121,519	37,446,792	4,800,000
Patrice R. Douglas	—	—	—	—	2,127	66,788	500,000
Claus V. Hemmingsen	10,090	2,982	—	13,072	4,528	552,640	500,000
Alan J. Hirshberg	18,432	2,982	—	21,414	4,528	814,579	500,000
Kristin H. Holth	2,790	2,982	—	5,772	4,528	323,420	500,000
H. Keith Jennings	—	515	—	515	4,528	158,350	500,000
Alastair J. Maxwell	3,495	2,982	—	6,477	4,528	345,557	500,000
Ann D. Pickard	18,432	2,982	—	21,414	4,528	814,579	500,000
Charles M. Sledge	21,819	3,951	—	25,770	5,999	997,547	750,000
(1)These amounts do not include TVRSUs that settled in cash.
(2)Shares withheld by the Company to satisfy tax withholding requirements on vesting of RSUs.
(3)Fully vested shares and unvested TVRSUs count towards the ownership requirement; however, only fully vested shares are considered beneficially owned.
(4)Only unvested TVRSUs are included in this column as unvested PVRSUs do not count towards the share ownership.
(5)The value is based on the closing share price on the NYSE ($31.40) on 31 December 2024.
THE FOLLOWING INFORMATION IS UNAUDITED.
STOCK PERFORMANCE GRAPH
Total return assumes the reinvestment of dividends, if any, in the security on the ex-dividend date. This graph depicts the past performance for the period from 9 June 2021, the day our Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble Cayman”), Shares began trading on the NYSE, through 31 December 2024 and in no way should be used to predict future share performance. The Board has selected the SPX, the Dow Jones U.S. Oil & Equipment Services Index, and the OSX as comparisons for total shareholder return for purposes of UK requirements as they represent good market comparisons to Noble.

$210
$190
$170
$150
$130
$110
$90
$70
$50
May-21 Jun-21 Jul-21 Aug-21 Sep-21 Oct-21 Nov-21 Dec-21 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 Dec-22 Jan-23 Feb-23 Mar-23 Apr-23 May-23 Jun-23 Jul-23 Aug-23 Sep-23 Oct-23 Nov-23 Dec-23 Jan-24 Feb-24 Mar-24 Apr-24 May-24 Jun-24 Jul-24 Aug-24 Sep-24 Oct-24 Nov-24 Dec-24
NE
SPX
Dow Jones U.S. Oil & Equipment Services Index
OSX

A-12	2025 Proxy Statement | Noble Corporation plc

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
CHIEF EXECUTIVE OFFICER'S RENUMERATION IN THE PAST TEN YEARS

	2021	2022	2023	2024
CEO single figure(1) ($'000)	25,270,516	8,374,467	11,808,666	12,972,196
Bonus (% of maximum awarded)	67%	39%	73.5%	55%
Performance-based LTI (% of maximum vesting)	—%	—%	—%	—%
(1)CEO remuneration is composed of base salary, STIP attributable to the performance year, value of LTI awards, and all other remuneration as outlined in our Directors’ Remuneration Policy. The amount reported for 2023 has been updated from prior year’s disclosure to reflect the inclusion of additional taxable benefit amount not reported. Refer to the 2024 Remuneration of Executive Director above for additional details.
PERCENTAGE CHANGE IN DIRECTOR AND EMPLOYEE RENUMERATION
The table below shows the percentage year-on-year change in salary, STIP, and all taxable benefits between the years ended 31 December 2024, 2023, and 2022 for the CEO compared to the average of such remuneration for the US shorebased employees. This comparative employee group was chosen as the make-up and calculation of their remuneration for the categories in the table below most closely resembles that of our CEO.

	Salary and Fees(1) (% change)			All Taxable Benefits (% change)				Money or other assets received/receivable for the relevant financial year(3) (% change)
	2024 - 2023	2023 - 2022		2024 - 2023		2023 - 2022		2024 - 2023		2023 - 2022
CEO	5.6%	12.5%		354.7%	(2)	965.3%		(18.6)%		140.9%
Patrice R. Douglas (4)	N/A	N/A	(5)	N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)
Claus V. Hemmingsen	32.8%	3.1%		N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)
Alan J. Hirshberg	26.9%	(2.5)%		N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)
Kristin H. Holth	28.0%	1.0%		N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)
H. Keith Jennings	>100%	N/A		N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)
Alastair J. Maxwell	20.9%	(4.3)%		N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)
Ann D. Pickard	22.0%	0.7%		N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)
Charles M. Sledge	46.2%	(23.7)%		N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)
Average of US shorebased employees (7)	4.3%	5.6%		10.3%		22.4%		(21.8)%		80.5%
(1)For CEO and US shorebased employees, this is calculated using the end year 2024 salary annualised compared to the end year 2023 salary annualised. For Non-Executive directors, this is calculated based on total amount of retainers (annual/committees/supplemental/travel). For Non-Executive directors, changes in remuneration are dependent on committee participation.
(2)The percentage shown for year on year change in taxable benefits for the CEO for 2023-2022 has been revised to reflect a correction to the 2023 value of the taxable benefits reported in the previous year’s disclosure. Refer to the 2024 Remuneration of Executive Director above for additional details.
(3)STIP payment attributable to 2024/2023/2022 performance.
(4)Joined the Noble Corporation plc Board on 4 September 2024.
(5)There has been no increase in the period due to the Director joining during the period.
(6)This element of remuneration was not applicable to Non-Executive Directors.
(7)Noble Corporation plc has no employees. These metrics are based on the change in average pay for US shorebased employees within the Group for the years ended 31 December 2024, 2023, and 2022. For STIP and all taxable benefits, only eligible employees are included in the average.

Noble Corporation plc | 2025 Proxy Statement	A-13

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
CEO PAY RATIO
As at 31 December 2024, Noble Corporation plc did not meet the minimum threshold of 250 employees in the UK required for CEO pay ratio to be disclosed. In order to establish our UK employee population, we considered onshore employees on our UK payroll as well as offshore employees, working in the UK, but employed through legalTSR calculations entities outside the UK.
RELATIVE IMPORTANCE OF SPEND ON PAY
The table below shows the total spend on pay compared to other key financial metrics and indicators:

	Year Ended 31 December
	2024	2023	% Change
Employee costs ($’000s)	891,968	788,637	13%
Dividends paid ($’000s)	277,831	98,804	181%
Share repurchases ($000)	299,989	94,826	216%
Average number of employees	4,287	3,802	13%
Revenue ($’000s)	3,046,787	2,577,656	18%
Income before income tax ($’000s)	553,556	349,489	58%
Additional information on the average number of employees, total revenues, and income before income taxes has been provided for context. The majority of our workforce (approximately 80%) are located offshore.
2025 EXECUTIVE RENUMERATION DESIGN
For 2025, our Executive Director, President, and Chief Executive Officer’s base salary is $1,000,000 and his STIP target is 130% of base salary. In establishing 2025 base salary and STIP target levels, the Compensation Committee considered a variety of factors including the Compensation Committee’s remuneration philosophy, market, and proxy remuneration data, and individual performance in the prior year. As in 2024, the funding mechanism for the 2025 STIP is linked directly to strategic, financial, and operational performance. For 2025, the performance goals and corresponding weighting are normalized cash generation (70%), customer satisfaction (15%), and safety index (15%). Noble will provide a full disclosure of targets and actual results in its 2026 report due to the commercially sensitive nature of the targets. For the 2025 LTI grant to our CEO, we believe that the focus on pay-for-performance provided by the existing design of our LTI programme remains the best mechanism to support the achievement of Noble’s strategic objectives. The PVRSUs vest over a three-year performance period and the TVRSUs vest on a three-year ratable vest schedule. The 2025 grants of PVRSUs performance goals and corresponding weighting are achievement of absolute and relative total shareholder returns (50%), return on invested capital (“ROIC”) (40%), and ESG metrics (10%). In 2025, our Executive Director, President, and Chief Executive Officer’s base salary increased by 5.3% from 2024, his LTIP grant increased by 13.3% from 2024, and his ratio of PVRSUs to TVRSUs within the LTIP grant remained consistent with 2024.
CONSIDERATION BY THE DIRECTORS OF MATTERS RELATING TO DIRECTORS’ RENUMERATION
The Compensation Committee of our Board is responsible for determining the remuneration of our Directors and Executive Officers and for establishing, implementing, and monitoring adherence to our Remuneration Policy. The Compensation Committee operates independently of management and receives remuneration advice and data from outside independent advisors.
The Compensation Committee charter authorises the committee to retain, as it deems necessary, independent advisors to provide advice and evaluation of the remuneration of Directors or Executive Officers, or other matters relating to remuneration, benefits, incentive, and equity-based remuneration plans and corporate performance. The Compensation Committee is further authorised to approve the fees and retention terms of any independent advisor that it retains.
In 2020, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consulting firm, to serve as the Compensation Committee’s remuneration consultant, a role in which they continue to serve. After review and consultation with Meridian, the Compensation Committee has determined that the firm is independent as required under the NYSE rules and there is no conflict of interest resulting from retaining the firm currently or during 2024. Additionally, Meridian provides advice and consulting services solely pertaining to executive and director remuneration to the Compensation Committee and does not provide any additional services on behalf of management.

A-14	2025 Proxy Statement | Noble Corporation plc

NOBLE CORPORATION PLC AND SUBSIDIARIES
DIRECTORS’ REMUNERATION REPORT
The remuneration consultant reports to and acts at the direction of the Compensation Committee and is independent of management, provides comparative market data regarding Executive Officer and Director remuneration to assist in establishing reference points for the principal components of remuneration, and provides information regarding remuneration trends in the general marketplace and regulatory and compliance developments. The remuneration consultant regularly participates in the meetings of the Compensation Committee and meets privately with the Compensation Committee at each Compensation Committee meeting. The total fees paid to Meridian Compensation Partners, LLC for their services was $178,815 for the year ended 31 December 2024.
The members of the Compensation Committee are Alan J. Hirshberg, Patrice R. Douglas, Charles M. Sledge, and Alastair J. Maxwell.
The Directors’ Remuneration Report was approved by the Compensation Committee of the Board of Directors on 14 March 2025 and signed on behalf of the Board by,
Robert Eifler, Director
18 March 2025

Noble Corporation plc | 2025 Proxy Statement	A-15

First Choice Offshore.™

NOBLE CORPORATION plc
2101 City West Boulevard,
Suite 600, Houston, Texas 77042

NOBLE CORPORATION PLC
2101 CITY WEST BOULEVARD, SUITE 600
HOUSTON, TX 77042

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOBLE CORPORATION PLC

The Board of Directors recommends you vote FOR the following resolutions 1 through 15:

		For	Against	Abstain
1.	Patrice Douglas	☐	☐	☐
2.	Robert W. Eifler	☐	☐	☐
3.	Claus V. Hemmingsen	☐	☐	☐
4.	Alan J. Hirshberg	☐	☐	☐
5.	Kristin H. Holth	☐	☐	☐
6.	H. Keith Jennings	☐	☐	☐
7.	Charles M. Sledge	☐	☐	☐
8.	Ratification of Appointment of PricewaterhouseCoopers LLP (US) as Independent Registered Public Accounting Firm for Fiscal Year 2025.	☐	☐	☐
9.	Re-appointment of PricewaterhouseCoopers LLP (UK) as UK Statutory Auditor.	☐	☐	☐
10.	Authorization of Audit Committee to Determine UK Statutory Auditors' Compensation.	☐	☐	☐
11.	Approval by Advisory Vote of the Company's Executive Compensation.	☐	☐	☐
12.	Approval by Advisory Vote of the Directors' Remuneration Report.	☐	☐	☐
13.	Authorization of the Board to Allot Shares.	☐	☐	☐
14.	Authorization of the Board to Allot Shares without Rights of Pre-Emption.	☐	☐	☐
15.	Approve the Terms of the Agreements and Counterparties Pursuant to Which we may Purchase our Class A Ordinary Shares.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Noble Corporation plc Annual General Meeting
Meeting Information
May 8, 2025 at 9:00 AM CT at
NobleAdvances Training & Collaboration
12550 Reed Rd. Suite 200
Sugar Land, TX 77478
USA

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V62604-P27157

NOBLE CORPORATION PLC
ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD AT 9:00 AM CT ON MAY 8, 2025
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard B. Barker, Jennie Howard and Paul Carbonelli (with full power to act alone), the attorney-in-fact and proxy of the undersigned, with full power of substitution to each, to vote all ordinary shares of Noble Corporation PLC registered in the name provided, which the undersigned is entitled to vote at the Annual General Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Card.

This Proxy Card, when properly executed, will be voted in the manner directed herein. If you do not provide specific voting instructions, your voting rights will be exercised by the proxy in the manner recommended by the Board of Directors. On any other matters that are properly presented to the Annual General Meeting (including any motion to adjourn the Annual General Meeting), the proxy will vote these shares in accordance with the respective recommendation of the Board of Directors.

Continued and to be signed on reverse side